Exhibit 4.22

Private & confidential

Dated: …17th….. December, 2025

ALPHA BANK S.A.

- and -

SEVENTHONE CORP.

LOAN AGREEMENT

for a secured floating interest rate

loan facility of US$14,750,000

SCHEDULE 1: Form of Drawdown Notice

SCHEDULE 2: Form of Insurance Letter

THIS AGREEMENT is dated the …….. day of December, 2025 made BETWEEN:

1.	ALPHA BANK S.A., a banking société anonyme incorporated in and pursuant to the laws of the Hellenic Republic with its head office at 40 Stadiou Street, Athens GR 102 52, Greece, acting, except as otherwise herein provided, through its office at 93 Akti Miaouli, Piraeus, Greece (hereinafter called the “Lender”, which expression shall include its successors and assigns); and

2.	SEVENTHONE CORP., a corporation duly incorporated in the Republic of the Marshall Islands, having its registered address at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH 96960 (hereinafter called the “Borrower”, which expression shall include its successors)

AND IT IS HEREBY AGREED as follows:

1.	PURPOSE, DEFINITIONS AND INTERPRETATION

1.1	Amount and Purpose

This Agreement sets out the terms and conditions upon and subject to which the Lender agrees to make available to the Borrower a loan facility of up to the lesser of (a) Dollars Fourteen million seven hundred fifty thousand ($14,750,000) and (b) 50% of the Market Value of the Vessel, such loan facility to be made available by way of one (1) Advance, for the purpose of (a) refinancing the Existing Loan Indebtedness secured on (inter alia) the Vessel and (b) providing liquidity to the Borrower for general corporate purposes .

1.2	Definitions

Subject to Clauses 1.3 (Interpretation) and Clause 1.4 (Construction of certain terms), in this Agreement (unless otherwise defined in the relevant Finance Document and unless the context otherwise requires) and the other Finance Documents each term or expression defined in the recital of the parties and in this Clause shall have the meaning given to it in the recital of the parties and in this Clause:

“Accounts” means, together, the Operating Account and any Cash Collateral Account, and “Account” means any of them as the context may require;

“Account Pledge Agreement” means an agreement to be entered into between the Borrower and the Lender for the creation of a pledge over the Operating Account in favour of the Lender, in form and substance as the Lender may approve or require, as the same may from time to time be amended and/or supplemented;

“Applicable Accounting Principles” means GAAP or IFRS and practices consistently applied;

“Applicable Margin” means:

(a)	in respect of the Loan less any Cash-collateralised part of the Loan, one point nine zero per cent. (1.90%) per annum (the “Margin A”); and

(b)	in respect of any Cash-collateralised part of the Loan, zero point seven five per cent. (0.75%) per annum (the “Margin B”);

“Advance” means each borrowing of a portion of the Commitment by the Borrower or (as the context may require) the principal amount of such borrowing;

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“Affiliate” means, in relation to any person, a subsidiary of that person or a parent company of that person or any other subsidiary of that parent company;

“Approved Auditor” means any of Ernst & Young, KPMG, PriceWaterhouse Coopers, Deloitte, Grant Thornton or any other independent and reputable auditor having requisite experience proposed by the Borrower and acceptable to the Lender and, “Approved Auditors” means any or all of them, as the context may require;

“Approved Commercial Manager” means for the time being Pyxis Maritime Corp., a company lawfully incorporated in, and validly existing under the laws of the Republic of the Marshall Islands, and having a licenced office established in Greece pursuant to the Greek laws 378/68, 27/75, 2234/94, 3752/09 and 4150/13 (as amended and in force at the date hereof) at 59 K. Karamanli Street, Maroussi 15125, Greece or any other person appointed by the Borrower with the consent of the Lender, as the commercial manager of the Vessel, and includes its successors in title;

“Approved Managers” means together the Approved Commercial Manager and the Approved Technical Manager and “Approved Manager” means any of them, as the context may require;

“Approved Manager’s Undertaking” means a letter of undertaking including (inter alia) an assignment of the relevant Approved Manager’s rights, title and interest in the Insurances of the Vessel executed or to be executed by that Approved Manager in favour of the Lender agreeing certain matters in relation to that Approved Manager serving as commercial or, as the case may be, technical manager of the Vessel and subordinating its rights against the Vessel and the Borrower to the rights of the Lender under the Finance Documents, in form and substance as the Lender may approve or require, as the same may from time to time be amended and/or supplemented (together, the “Approved Managers’ Undertakings”)

“Approved Shipbrokers” means, Fearnleys A/S, Clarksons Platou Hellas Ltd., Intermodal Shipbrokers Co. and Allied Shipbroking Inc. and any other first class independent firm of internationally known shipbrokers proposed by the Borrower and acceptable to the Lender, and “Approved Shipbroker” means any of them;

“Approved Technical Manager” means for the time being International Tanker Management Ltd., a company lawfully incorporated in, and validly existing under the laws of Bermuda, and having its registered office at Victoria Place, 31 Victoria Street, Hamilton, HM10, Bermuda, represented by its branch office at 809 Executive Heights (Damac Bldg.) P.O. Box 24415, Tecom, Dubai, U.A.E or any other person appointed by the Borrower with the consent of the Lender, as the technical manager of the Vessel, and includes its successors in title;

“Article 55 BRRD” means Article 55 of Directive 2014/59/EU establishing a framework for the recovery and resolution of credit institutions and investment firms;

“Assignable Charterparty” means any time or bareboat charterparty, consecutive voyage charter or contract of affreightment or related document in respect of the employment of the Vessel having a fixed duration of more than 12 months (excluding any optional extensions) and any guarantee of the obligations of the charterer under such charter in respect of the Vessel, whether now existing or hereinafter entered or to be entered into by the Borrower or any person, firm or company on its behalf and a charterer, at a daily rate and on terms and conditions acceptable to the Lender (and shall include any addenda thereto);

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“Assignee” has the meaning ascribed thereto in Clause 14.3 (Assignment by the Lender);

“Availability Period” means the period starting on the date hereof and ending on:

(a)	the 19th day of December, 2025 or until such later date as the Lender may agree in writing; or

(b)	on such earlier date (if any): (i) on which the whole Commitment has been advanced by the Lender to the Borrower, or (ii) on which the Commitment is reduced to zero pursuant to Clauses 3.6 (Market disruption), 9.2 (Consequences of Default – Acceleration), 12.1 (Unlawfulness) or any other Clause of this Agreement;

“Bail-In Action” means the exercise of any Write-down and Conversion Powers;

“Bail-In Legislation” means:

(a)	in relation to an EEA Member Country which has implemented, or which at any time implements, Article 55 of Directive 2014/59/EU establishing a framework for the recovery and resolution of credit institutions and investment firms, the relevant implementing law or regulation as described in the EU Bail-In Legislation Schedule from time to time; and

(b)	in relation to any other state, any analogous law or regulation from time to time which requires contractual recognition of any Write-down and Conversion Powers contained in that law or regulation;

“Balloon Instalment” means the part of the Loan amounting to Dollars Five million seven hundred fifty thousand ($5,750,000);

“Basel II Accord” means the “International Convergence of Capital Measurement and Capital Standards, a Revised Framework” published by the Basel Committee on Banking Supervision in June 2004 in the form existing on the date of this Agreement;

“Basel II Approach” means either the Standardised Approach or the relevant Internal Ratings Based Approach (each as defined in the Basel II Accord) adopted by the Lender (or its holding company) for the purposes of implementing or complying with the Basel II Accord;

“Basel II Regulation” means (a) any law or regulation implementing the Basel II Accord (including the relevant provisions of CRD IV and CRR) to the extent only such law or regulation re-enacts and/or implements the requirement of the Basel II Accord but excluding any provision of such law or regulation implementing the Basel III Accord or (b) any Basel II Approach adopted by the Lender;

“Basel III Accord” means:

(a)	the agreements on capital requirements, leverage ratio and liquidity standards contained in “Basel III: A global regulatory framework for more resilient banks and banking systems”, “Basel III: International framework for liquidity risk measurement, standards and monitoring” and “Guidance for national authorities operating the countercyclical capital buffer” published by the Basel Committee on Banking Supervision in December 2010, each as amended, supplemented or restated;

(b)	the rules for global systemically important banks contained in “Global systemically important banks: assessment methodology and the additional loss absorbency requirement – Rules text” published by the Basel Committee on Banking Supervision in November 2011, as amended, supplemented or restated; and

(c)	any further guidance or standards published by the Basel Committee on Banking Supervision relating to Basel III;

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“Basel III Regulation” means any law or regulation implementing the Basel III Accord save and to the extent that it re-enacts a Basel II Regulation;

“Beneficial Shareholders” means in respect of each of the Borrower and the Corporate Guarantor, the person or persons disclosed to the Lender and which is/are confirmed in writing to the Lender as being the ultimate legal and beneficial owner or owners (either directly and/or through companies beneficially owned by such person or persons or members of his/her direct family and/or trusts or foundations of which such person or persons or members of his/her direct family are legal and beneficial owners) of 25% of the shares and the voting rights attaching to those shares and the legal ownership of those shares in each of the Borrower and the Corporate Guarantor;

“Borrower” means the Borrower as specified in the beginning of this Agreement;

“Break Costs” has the meaning given in Clause 10.3 (Break Costs);

“Business Day” means:

(a)	a day (other than a Saturday or Sunday) on which banks are open for general business in Athens and Piraeus, in New York and in each other country or place in or at which an act is required to be done under this Agreement; and

(b)	(in relation to the fixing of any interest rate which is required to be determined under this Agreement or any Finance Document), a US Government Securities Business Day;

“Cash-Collateral Account” means an account or the accounts opened or to be opened and maintained in the name of either Cash Collateral Account Holder with the branch of the Lender at 93 Akti Miaouli, Piraeus, Greece, or with any other branch or office of the Lender (either in Greece or abroad), as may be required by and from time to time be determined by the Lender at its sole discretion and notified to the relevant Cash Collateral Account Holder and shall include any sub-accounts or call accounts opened under the same designation or any revised designation or number from time to time notified by the Lender to the relevant Cash Collateral Account Holder, to which the Cash-Collateral Amount shall be deposited and pledged in favour of the Lender;

“Cash Collateral Account Holder” means either the Borrower or the Corporate Guarantor;

“Cash-Collateral Account Pledge Agreement” means the first priority pledge executed or (as the context may require) to be executed by the relevant Cash Collateral Account Holder for the creation of a pledge in favour of the Lender over the Cash-Collateral Account, in such form as the Lender may approve or require, as the same may from time to time be amended and/or supplemented;

“Cash Collateral Amount” means the aggregate amount which is deposited in the Cash Collateral Account and which may be be equal to or exceeding $1,000,000 (on top of the Pledged Deposit) or, if higher, in $1,000,000 increments up to the amount of the Loan outstanding at the relevant time, which shall remain pledged in favour of the Lender but may be withdrawn pursuant to and subject only to the provisions of Clause 3.10 (Cash Collateral);

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“Cash-collateralised part of the Loan” means the part of the Loan, which corresponds to the Cash-Collateral Amount deposited in the Cash-Collateral Account and fixed for a period at least equal to the current Interest Period for the Loan and on which interest shall accrue at (a) the rate per annum determined by the Lender to be the aggregate of (i) the Margin B and (ii) the Reference Rate for that Interest Period, or (b) in the case of paragraph (b)(ii) of Clause 3.10 (Cash Collateral) at a rate per annum equal to Margin B only, provided always that the relevant Cash Collateral Account Holder shall be permitted to make use of the Cash-Collateral Amount voluntarily as provided in paragraph (c) of Clause 3.10 (Cash Collateral);

“Charterparty Assignment” means an assignment of the rights of the Borrower under any Assignable Charterparty and any guarantee of such Assignable Charterparty executed or to be executed by the Borrower in favour of the Lender and the acknowledgement of notice of the assignment in respect of such Assignable Charterparty to be given (on best effort basis by the Borrower) in form and substance as the Lender may approve or require, as the same may from time to time be amended and/or supplemented, and “Charterparty Assignments” means all of them;

“Classification” means in respect of the Vessel, the classification referred to in the Mortgage with the Classification Society or such other Classification Society as the Lender shall, at the request of the Borrower, have agreed in writing shall be treated as the Classification Society for the purposes of the Finance Documents;

“Classification Society” means such classification society which is a member of IACS and which the Lender shall, at the request of the Borrower, have agreed in writing to be treated as the Classification Society for the purposes of the Finance Documents;

“Commitment” means the amount which the Lender has agreed to lend to the Borrower under Clause 2.1 (Commitment to Lend) as reduced pursuant to any relevant term of this Agreement;

“Commitment Letter” means the Commitment Letter dated 10 November, 2025 addressed by the Lender to the Borrower and duly accepted by it and the Corporate Guarantor and shall include any amendments or addenda thereto;

“Compulsory Acquisition” means requisition for title or other compulsory acquisition, requisition, appropriation, expropriation, deprivation, forfeiture or confiscation for any reason of the Vessel, whether for full or part consideration, a consideration less than its proper value, a nominal consideration or without any consideration, which is effected by any Government Entity or other competent authority, whether de jure or de facto, but shall exclude requisition for use or hire not involving requisition of title;

“Corporate Guarantee” means the irrevocable and unconditional guarantee executed or (as the context may require) to be executed by the Corporate Guarantor as a security for the Outstanding Indebtedness and any and all other obligations of the Borrower under this Agreement and the Security Documents, in form and substance satisfactory to the Lender as the same may from time to time be amended and/or supplemented;

“Corporate Guarantor” means Pyxis Tankers Inc., a corporation lawfully incorporated in, and validly existing under the laws of the Republic of the Marshall Islands and/or any other person nominated by the Borrower and acceptable to the Lender which may give a Corporate Guarantee, and includes its successors in title;

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“CRD IV” means:

(a)	Directive 2013/36/EU of the European Parliament and of the Council of 26 June 2013 on access to the activity of credit institutions and the prudential supervision of credit institutions and investment firms, amending Directive 2002/87/EC and repealing Directives 2006/48/EC and 2006/49/EC, as amended, supplemented or restated; and

(b)	any other law or regulation which implements Basel III;

“CRR” means Regulation (EU) No 575/2013 of the European Parliament and of the Council of 26 June 2013 on prudential requirements for credit institutions and investment firms and amending regulation (EU) No. 648/2012, as amended, supplemented or restated;

“Default” means any Event of Default or any event which with the giving of notice or lapse of time or the satisfaction of any other condition (or any combination thereof) would constitute an Event of Default;

“Default Rate” means that rate of interest per annum which is determined in accordance with the provisions of Clause 3.4 (Default Interest);

“DOC” means a document of compliance issued to an Operator in accordance with rule 13 of the ISM Code;

“Dollars” (and the sign “$”) means the lawful currency for the time being of the United States of America;

“Drawdown Date” means the date, being a Business Day, requested by the Borrower for the Loan to be made available, or (as the context requires) the date on which the Loan is actually made available;

“Drawdown Notice” means a notice substantially in the terms of Schedule 1 (Form of Drawdown Notice) (or in any other form which the Lender approves);

“Earnings” means all moneys whatsoever which are now, or later become, payable (actually or contingently) to the Borrower and which arise out of the use or operation of the Vessel, including (but not limited to), all freight, hire and passage moneys, compensation payable to the Borrower in the event of requisition of the Vessel for hire, remuneration for salvage and towage services, demurrage and detention moneys, contributions of any nature whatsoever in respect of general average, damages for breach (or payments for variation or termination) of any charterparty or other contract for the employment of the Vessel and any other earnings whatsoever due or to become due to the Borrower in respect of the Vessel and all sums recoverable under the Insurances in respect of loss of Earnings and includes, if and whenever the Vessel is employed on terms whereby any and all such moneys as aforesaid are pooled or shared with any other person, that proportion of the net receipts of the relevant pooling or sharing agreement which is attributable to the Vessel;

“EEA Member Country” means any member state of the European Union, Iceland, Liechtenstein and Norway;

“Environmental Affiliate” means any agent or employee of the Borrower or any other Relevant Party or any person having a contractual relationship with the Borrower or any other Relevant Party in connection with any Relevant Ship or her operation or the carriage of cargo thereon;

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“Environmental Approval” means any consent, authorisation, licence or approval of any governmental or public body or authorities or courts applicable to any Relevant Ship or her operation or the carriage of cargo thereon and/or passengers therein and/or provisions of goods and/or services on or from any Relevant Ship required under any Environmental Law;

“Environmental Claim” means:

(a)	any claim by any governmental, judicial or regulatory authority which arises out of an Environmental Incident or which relates to any Environmental Law; or

(b)	any claim by any other person which relates to an Environmental Incident,

and “claim” means a claim for damages, compensation, fines, penalties or any other payment of any kind which exceeds $600,000 (or the equivalent in any other currency) per incident;

“Environmental Incident” means (i) any release of Material of Environmental Concern from the Vessel, (ii) any incident in which Material of Environmental Concern is released from a vessel other than the Vessel and which involves collision between the Vessel and such other vessel or some other incident of navigation or operation, in either case, where the Vessel, the Borrower or the Approved Manager is actually at fault or otherwise liable (in whole or in part) or (iii) any other incident in which Material of Environmental Concern is released from a vessel other than the Vessel and where the Vessel is actually or potentially liable to be arrested as a result and/or where the Borrower or the Approved Manager is actually at fault or otherwise liable to any legal or administrative action;

“Environmental Laws” means all national, international and state laws, rules, regulations, treaties and conventions applicable to any Relevant Ship pertaining to the pollution or protection of human health or the environment including, without limitation, the carriage of Materials of Environmental Concern and actual or threatened emissions, spills, releases or discharges of Materials of Environmental Concern and actual or threatened emissions, spills, releases or discharges of Materials of Environmental Concern from any Relevant Ship (including, without limitation, the United States Oil Pollution Act of 1990 and any comparable laws of the individual States of the United States of America);

“EU Bail-In Legislation Schedule” means the document described as such and published by the Loan Market Association (or any successor person) from time to time;

“Event of Default” means any event or circumstance set out in Clause 9 (Events) or described as such in any of the Finance Documents;

“Existing Loan Agreement” means the loan agreement dated 8 July, 2020 and made between (1) the Lender, as lender, and (2) the Borrower, as borrower, in respect of a term loan facility of originally up to US$15,250,000 as amended from time to time, the outstanding principal amount whereof is $8,950,000;

“Existing Security Interests” means any Security Interests created to secure the Existing Loan Indebtedness including (inter alia) the mortgage registered on the Vessel;

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“Existing Loan Indebtedness” means, at the Refinancing Date, the principal amount of the loan owed by the Borrower under the Existing Loan Agreement and which should be paid to the Lender on that date;

“Expenses” means the aggregate at any relevant time (to the extent that the same have not been received or recovered by the Lender) of:

(a)	all losses, liabilities, costs, charges, expenses, damages and outgoings of whatever nature, (including, without limitation, Taxes, repair costs, registration fees and insurance premiums, crew wages, repatriation expenses and seamen’s pension fund dues) suffered, incurred, charged to or paid or committed to be paid by the Lender in connection with the exercise of the powers referred to in or granted by any of the Finance Documents or otherwise payable by the Borrower in accordance with the terms of any of the Finance Documents;

(b)	the expenses referred to in Clause 10.2 (Expenses); and

(c)	interest on all such losses, liabilities, costs, charges, expenses, damages and outgoings from, in the case of Expenses referred to in sub-paragraph (b) above, the date on which such Expenses were demanded by the Lender from the Borrower and in all other cases, the date on which the same were suffered, incurred or paid by the Lender until the date of receipt or recovery thereof (whether before or after judgement) at the Default Rate (as conclusively certified by the Lender but always absent manifest error);

“FATCA” means:

(a)	sections 1471 to 1474 of the US Internal Revenue Code of 1986 (the “Code”) or any associated regulations or other associated official guidance;

(b)	any treaty, law, regulation or other official guidance enacted in any other jurisdiction, or relating to an intergovernmental agreement between the US and any other jurisdiction, which (in either case) facilitates the implementation of paragraph (a) above; or

(c)	any agreement pursuant to the implementation of paragraphs (a) or (b) above with the US Internal Revenue Service, the US government or any governmental or taxation authority in any other jurisdiction;

“FATCA Deduction” means a deduction or withholding from a payment under a Finance Document required by FATCA;

“FATCA Exempt Party” means a party that is entitled to receive payments free from any FATCA Deduction;

“Final Maturity Date” means the fifth (5th) anniversary of the Drawdown Date;

“Finance Documents” means this Agreement, the Security Documents, the Insurance Letter and any other document designated as such by the Lender and the Borrower;

“Financial Indebtedness” means, in relation to a person (the “debtor”), a liability of the debtor:

(a)	for principal, interest or any other sum payable in respect of any moneys borrowed or raised by the debtor;

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(b)	under any loan stock, bond, note or other security issued by the debtor;

(c)	under any acceptance credit, guarantee or letter of credit facility made available to the debtor;

(d)	under a financial lease, a deferred purchase consideration arrangement or any other agreement having the commercial effect of a borrowing or raising of money by the debtor;

(e)	under any interest or currency swap or any other kind of derivative transaction entered into by the debtor or, if the agreement under which any such transaction is entered into requires netting of mutual liabilities, the liability of the debtor for the net amount; or

(f)	under a guarantee, indemnity or similar obligation entered into by the debtor in respect of a liability of another person which would fall within (a) to (e) if the references to the debtor referred to the other person;

“Financial Year” means, in relation to the Borrower, each period of 1 year commencing on 1st January thereof in respect of which financial statements referred to in Clause 8.1(e) (Financial statements) are or ought to be prepared;

“Flag State” means the Republic of Malta or such other state or territory proposed in writing by the Borrower to the Lender and approved by the Lender (such approval not to be unreasonably withheld, especially when requested for trading purposes), as being the Flag State of the Vessel for the purposes of the Finance Documents;

“GAAP” means generally accepted accounting principles in the United States of America;

“General Assignment” means the first priority deed of assignment of the Earnings, Insurances and Requisition Compensation collateral to the Mortgage executed or (as the context may require) to be executed by the Borrower in favour of the Lender, in form and substance as the Lender may approve or require, as the same may from time to time be amended and/or supplemented;

“Group” means, together, the Corporate Guarantor and its direct or indirect Subsidiaries (including the Borrower) from time to time during the Security Period and “Group Member” means any member of the Group;

“Government Entity” means and includes (whether having a distinct legal personality or not) any national or local government authority, board, commission, department, division, organ, instrumentality, court or agency and any association, organisation or institution of which any of the foregoing is a member or to whose jurisdiction any of the foregoing is subject or in whose activities any of the foregoing is a participant;

“Governmental Withholdings” means withholdings and any restrictions or conditions resulting in any charge whatsoever imposed, either now or hereafter, by any sovereign state or by any political sub-division or taxing authority of any sovereign state;

“Historic Term SOFR” means, in relation to the Loan or any part of the Loan, the most recent applicable Term SOFR for a period equal in length to the Interest Period of the Loan or that part of the Loan and which is as of a day which is no more than three (3) US Government Securities Business Days before the Quotation Day;

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“IFRS” means international accounting standards within the meaning of the IAS Regulations 1606/2002 to the extent applicable to the relevant financial statements;

“Insurance Letter” means a letter from the Borrower in the form of Schedule 2 (Form of Insurance Letter);

“Insurances” means all policies and contracts of insurance (including, without limitation, all entries of the Vessel in a protection and indemnity, hull and machinery, war risks or other mutual insurance association) which are from time to time in place or taken out or entered into by or for the benefit of the Borrower (whether in the sole name of the Borrower or in the joint names of the Borrower and the Lender, however without the Lender being liable for payment of premiums, contributions or calls) in respect of the Vessel and its earnings or otherwise howsoever in connection with the Vessel and all benefits of such policies and/or contracts (including all claims of whatsoever nature and return of premiums);

“Interest Payment Date” means in respect of the Loan or any part thereof in respect of which a separate Interest Period is fixed the last day of the relevant Interest Period and in case of any Interest Period longer than three (3) months the date(s) falling at successive three (3) monthly intervals during such longer Interest Period and the last day of such Interest Period, provided, however, that if any of the aforesaid dates falls on a day which is not a Business Day the Borrower shall pay the accrued interest on the first Business Day thereafter unless the result of such extension would be to carry such Interest Payment Date over into another calendar month in which event such Interest Payment Date shall be the immediately preceding Business Day;

“Interest Period” means in relation to the Loan or any part thereof, each period for the calculation of interest in respect of the Loan or such part ascertained in accordance with Clauses 3.2 (Selection of Interest Period) and 3.3 (Determination of Interest Periods) and, in relation to an Unpaid Sum, each period determined in accordance with Clause 3.4 (Default interest);

“Interpolated Historic Term SOFR” means, in relation to the Loan or any part of the Loan, the rate (rounded to the same number of decimal places as Term SOFR) which results from interpolating on a linear basis between:

(a)	either:

(i)	the most recent applicable Term SOFR (as of a day which is not more than three US Government Securities Business Days before the Quotation Day) for the longest period (for which Term SOFR is available) which is less than the Interest Period of the Loan or that part of the Loan; or

(ii)	if no such Term SOFR is available for a period which is less than the Interest Period of the Loan or that part of the Loan, SOFR for a day which is no more than five US Government Securities Business Days (and no less than two US Government Securities Business Days) before the Quotation Day; and

(b)	the most recent applicable Term SOFR (as of a day which is not more than three US Government Securities Business Days before the Quotation Day) for the shortest period (for which Term SOFR is available) which exceeds the Interest Period of the Loan or that part of the Loan;

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“Interpolated Term SOFR” means, in relation to the Loan or any part of the Loan, the rate (rounded to the same number of decimal places as Term SOFR) which results from interpolating on a linear basis between:

(a)	either

(i)	the applicable Term SOFR (as of the Quotation Day) for the longest period (for which Term SOFR is available) which is less than the Interest Period of the Loan or that part of the Loan; or

(ii)	if no such Term SOFR is available for a period which is less than the Interest Period of the Loan or that part of the Loan, SOFR for the day which is two (2) US Government Securities Business Days before the Quotation Day; and

(b)	the applicable Term SOFR (as of the Quotation Day) for the shortest period (for which Term SOFR is available) which exceeds the Interest Period of the Loan or that part of the Loan;

“ISM Code” means in relation to its application to the Borrower, the Vessel, the Approved Managers and her operation:

(a)	“The International Management Code for the Safe Operation of Ships and for Pollution Prevention”, currently known or referred to as the “ISM Code”, adopted by the Assembly of the International Maritime Organisation by Resolution A. 741(18) on 4th November, 1993 and incorporated on 19th May, 1994 into chapter IX of the International Convention for the Safety of Life at Sea 1974 (SOLAS 1974); and

(b)	all further resolutions, circulars, codes, guidelines, regulations and recommendations which are now or in the future issued by or on behalf of the International Maritime Organisation or any other entity with responsibility for implementing the ISM Code, including without limitation, the “Guidelines on implementation or administering of the International Safety Management (ISM) Code by Administrations” produced by the International Maritime Organisation pursuant to Resolution A. 788(19) adopted on 25th November, 1995, as the same may be amended, supplemented or replaced from time to time;

“ISM Code Documentation” includes:

(a)	the DOC and SMC issued by the Classification Society in all respects acceptable to the Lender in its absolute discretion pursuant to the ISM Code in relation to the Vessel within the period specified by the ISM Code;

(b)	all other documents and data which are relevant to the ISM SMS and its implementation and verification which the Lender may require by request; and

(c)	any other documents which are prepared or which are otherwise relevant to establish and maintain the Vessel’s or the Borrower’s compliance with the ISM Code which the Lender may require by request;

“ISM SMS” means the safety management system which is required to be developed, implemented and maintained under the ISM Code;

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“ISPS Code” means the International Ship and Port Security Code of the International Maritime Organization and includes any amendments or extensions thereto and any regulation issued pursuant thereto;

“ISSC” means an International Ship Security Certificate issued in respect of the Vessel pursuant to the ISPS Code;

“Lender” means the Lender as specified in the beginning of this Agreement and includes its successors in title and transferees;

“Lending Office” means the office of the Lender appearing at the beginning of this Agreement or any other office of the Lender designated by the Lender as the Lending Office by notice to the Borrower;

“Loan” means the aggregate principal amount borrowed by the Borrower in respect of the Commitment or (as the context may require) the principal amount thereof owing to the Lender under this Agreement at any relevant time;

“Major Casualty” means any casualty to the Vessel in respect whereof the claim or the aggregate of the claims against all insurers, before adjustment for any relevant franchise or deductible, exceeds the Major Casualty Amount;

“Major Casualty Amount” means Six hundred thousand Dollars ($600,000) or the equivalent in any other currency;

“Management Agreement” in relation to the Vessel means the agreement made between the Borrower and the respective Approved Manager providing (inter alia) for that Approved Manager to manage the Vessel, and in the plural means both of them;

“Market Disruption Rate” means the Reference Rate;

“Market Value” means the market value of the Vessel as determined in accordance with Clause 8.5(b) (Valuation of Vessel);

“Material Adverse Change” means any event or series of events which, in the opinion of the Lender, is likely to have a Material Adverse Effect;

“Material Adverse Effect” means a material, in the reasonable opinion of the Lender, adverse effect on:

(a)	the business, property, assets, liabilities, operations or financial condition of the Borrower and/or any other Security Party taken as a whole;

(b)	the ability of the Borrower and/or any other Security Party to (i) comply with or perform any of its obligations or (ii) discharge any of its liabilities, under any Finance Document as they fall due; or

(c)	the validity, legality or enforceability of any Finance Document or the rights and remedies of the Lender under any Finance Document;

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Provided that the Total Loss of the Vessel shall not be considered as an event having a Material Adverse Effect on (a), (b) or (c) hereinabove so long as the Borrower complies with Clause 4.3 (Compulsory Prepayment in case of Total Loss or sale or refinancing of the Vessel).

“Material of Environmental Concern” means and includes pollutants, contaminants, toxic substances, oil as defined in the United States Oil Pollution Act of 1990 and all hazardous substances as defined in the United States Comprehensive Environmental Response, Compensation and Liability Act 1988;

“MII” has the meaning given in Clause 10.8 (MII costs);

“month” means a period beginning in one calendar month and ending in the next calendar month on the day numerically corresponding to the day of the calendar month on which it started, provided that (i) if the period started on the last Business Day in a calendar month or if there is no such numerically corresponding day, it shall end on the last Business Day in such next calendar month and (ii) if such numerically corresponding day is not a Business Day, the period shall end on the next following Business Day in the same calendar month but if there is no such Business Day it shall end on the preceding Business Day and “months” and “monthly” shall be construed accordingly;

“Mortgage” means the first priority Maltese ship mortgage and the deed of covenant supplemental thereto on the Vessel to be executed by the Borrower in favour of the Lender in form and substance as the Lender may approve or require, as the same may from time to time be amended and/or supplemented;

“Operating Account” means the account opened or to be opened and maintained in the name of the Borrower with the Lending Office or with any other branch or office of the Lender or with such other bank as may be required by and at the discretion of the Lender pursuant to Clause 13.7 (Relocation of Operating Account) and shall include any sub-accounts or call accounts (whether in Dollars or any other currency) opened under the same designation or any revised designation or number from time to time notified by the Lender to the Borrower, to which (inter alia) all Earnings of the Vessel and/or any other moneys are to be paid in accordance with the provisions of this Agreement and/or the General Assignment and/or any of the other Finance Documents;

“Operating Expenses” means the voyage and operating expenses of the Vessel, including, but not limited to, the expenses for operating, crewing, victualing, insuring, maintaining, repairing and generally trading the Vessel (and if applicable, voyage expenses), the expenses for spares, administration and management of the Vessel (inclusive of the management fees), the expenses for complying with requirements of the Classification Society and/or with any regulatory requirements as well as the reserves that the Borrower, acting reasonably, considers necessary for the commercial operation of the Vessel and the costs of intermediate and special surveys and dry docking of the Vessel;

“Operator” means any person who is from time to time during the Security Period concerned in the operation of the Vessel and falls within the definition of “Company” set out in rule 1.1.2. of the ISM Code;

“Outstanding Indebtedness” means the aggregate of (a) the Loan and interest accrued and accruing thereon, (b) the Expenses, (c) all other sums of any nature (together with all interest on any of those sums) which from time to time may be payable by the Borrower to the Lender pursuant to the Finance Documents, whether actually or contingently, (d) any damages payable as a result of any breach by the Borrower of any of the Finance Documents and (e) any damages or other sums payable as a result of any of the obligations of the Borrower under or pursuant to any of the Finance Documents being disclaimed by a liquidator or any other person, or, where the context permits, the amount thereof for the time being outstanding;

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“Party” means a party to this Agreement, and “Parties” means any or all of them, as the context may require;

“Permitted Financial Indebtedness” means:

(a)	any Financial Indebtedness incurred under the Finance Documents;

(b)	until the Refinancing Date, the Existing Loan Indebtedness;

(c)	any shareholders’ loans, including any loans made by the Corporate Guarantor, which are unsecured and fully subordinated to all Financial Indebtedness incurred under the Finance Documents in writing pursuant to a subordination agreement acceptable to the Lender ;

(d)	any Financial Indebtedness owing to an Approved Manager, subject to the Borrower ensuring on or prior to incurring such Financial Indebtedness, that the rights of the Approved Manager thereunder are fully subordinated to the rights of the Lender hereunder in writing pursuant to a subordination agreement acceptable to the Lender; and

(e)	any Financial Indebtedness incurred in the ordinary course of owning, operating, maintaining, repairing and trading the Vessel or for the purposes of complying with requirements of the Classification Society and/or with any regulatory requirements.

“Permitted Security Interests” means:

(a)	Security Interests created by the Finance Documents;

(b)	until the Refinancing Date, the Existing Security Interests;

(c)	liens for unpaid master’s and crew’s wages in accordance with usual maritime practice;

(d)	liens for salvage;

(e)	liens arising by operation of law for not more than two month’s prepaid hire under any charter in relation to the Vessel not prohibited by this Agreement;

(f)	liens for master’s disbursements incurred in the ordinary course of trading and any other lien arising by operation of law or otherwise in the ordinary course of the operation, repair or maintenance of the Vessel, provided such liens do not secure amounts more than 90 days overdue (unless the overdue amount is being contested by the Borrower in good faith by appropriate steps) and, in the case of liens for repair or maintenance, in the Vessel is put in the possession of any person for the purpose of work being done upon her in an amount exceeding or likely to exceed the Major Casualty Amount provided that (i) either that person has first given to the Lender and in terms satisfactory to it a written undertaking not to exercise any lien on the Vessel or her earnings for the cost of such work or (ii) the previous consent of the Lender shall have been obtained (which consent shall not be unreasonably withheld);

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(g)	any Security Interest created in favour of a plaintiff or defendant in any proceedings or arbitration as security for costs and expenses while the Borrower is actively prosecuting or defending such proceedings or arbitration in good faith; and

(h)	Security Interests arising by operation of law in respect of taxes which are not overdue for payment or in respect of taxes being contested in good faith by appropriate steps and in respect of which appropriate reserves have been made;

“Pledged Deposit” has the meaning ascribed thereto in Clause 8.1(j) (Pledged Deposit);

“Quotation Day” means, in relation to any period for which an interest rate is to be determined, the date falling two (2) US Government Securities Business Days before the first day of that period unless market practice differs in the relevant syndicated loan market in which case the Quotation Date will be determined by the Lender in accordance with such market practice (and if quotations would normally be given on more than one (1) day, the Quotation Date will be the last of those days);

“Reference Rate” means, in relation to the Loan or any part of the Loan:

(a) the applicable Term SOFR as of the Quotation Day and for a period equal in length to the Interest Period of the Loan or that part of the Loan; or

(b) as otherwise determined pursuant to Clause 3.8 (Unavailability of Term SOFR),

and if, in either case, that rate is less than zero, the Reference Rate shall be deemed to be zero;

“Refinancing Date” means the date on which the Existing Loan Indebtedness is fully repaid to the Lender;

“Registry” means the offices of such registrar, commissioner or representative of the Flag State who is duly authorised to register the Vessel, the Borrower’s title to the Vessel and the Mortgage over the Vessel under the laws and flag of the Flag State;

“Regulatory Agency” means the Government Entity or other organization in the relevant Flag State which has been designated by the government of the relevant Flag State to implement and/or administer and/or enforce the provisions of the ISM Code;

“Related Company” means any company or other entity which is an Affiliate of the Borrower and “Related Companies” means any or all of them, as the context may require;

“Relevant Jurisdiction” means any jurisdiction in which or where any Security Party is incorporated, resident, domiciled, has a permanent establishment, carries on, or has a place of business or is otherwise effectively connected;

“Relevant Nominating Body” means any applicable central bank, regulator or other supervisory authority or a group of them, or any working group or committee sponsored or chaired by, or constituted at the request of, any of them or the Financial Stability Board;

“Relevant Party” means the Borrower and each of the Borrower’s Related Companies, and “Relevant Parties” means any or all of them, as the context may require;

“Relevant Ship” means the Vessel and any other vessel from time to time (whether before or after the date of this Agreement) owned, managed or crewed by, or chartered to, any Relevant Party, and “Relevant Ships” means any or all of them, as the context may require;

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“Repayment Date” means each of the dates specified in Clause 4.1 (Repayment) on which the Repayment Instalments shall be payable by the Borrower to the Lender (together, the “Repayment Dates”);

“Repayment Instalment” means each instalment of the Loan which becomes due for repayment by the Borrower to the Lender on a Repayment Date pursuant to Clause 4.1 (Repayment) (together, the “Repayment Instalments”);

“Requisition Compensation” means all sums of money or other compensation from time to time payable during the Security Period by reason of Compulsory Acquisition of the Vessel otherwise than by requisition for hire;

“Resolution Authority” means any body which has authority to exercise any Write-down and Conversion Powers;

“Sanctions” means any economic, financial or trade sanctions laws, regulations, embargoes or other restrictive measures adopted, administered, enacted or enforced by any Sanctions Authority, or otherwise imposed by any law or regulation compliance with which is reasonable in the ordinary course of business of the Borrower, any other Security Party and the Lender or to which the Borrower, any other Security Party and the Lender are subject (which shall include without limitation, any extra-territorial sanctions imposed by law or regulation of the United States of America);

“Sanctions Authority” means:

(a)	the government of the United States of America;

(b)	the United Nations;

(c)	the European Union (or the governments of any of its member states);

(d)	the United Kingdom; or

(e)	the respective governmental institutions and agencies of any of the foregoing including the Office of Foreign Assets Control of the U.S. Department of the Treasury (“OFAC”), the United States Department of State, the United States Department of Commerce and Her Majesty’s Treasury;

“Sanctions Restricted Jurisdiction” means any country or territory which is the subject of country-wide or territory-wide Sanctions, including as at the date of this Agreement, Iran, Sudan, Syria, Crimea, Donetsk People’s Republic and Luhansk People’s Republic regions of Ukraine, North Korea, Venezuela and Cuba.

“Sanctions Restricted Person” means a person or vessel:

(a)	that is, or is directly or indirectly, owned or controlled (as such terms are defined by the relevant Sanctions Authority) by, or acting on behalf of, one or more persons or entities on any list (each as amended, supplemented or substituted from time to time) of restricted entities, persons or organisations (or equivalent) published by a Sanctions Authority;

(b)	that is located or resident in or incorporated under the laws of, or owned or controlled by, a person located or resident in or incorporated under the laws of a Sanctions Restricted Jurisdiction; or

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(c)	that is otherwise the subject of Sanctions;

“Security Documents” means:

(a)	the Account Pledge Agreement;

(b)	the Approved Manager’s Undertakings;

(c)	the General Assignment;

(d)	the Mortgage;

(e)	the Charterparty Assignment in respect of any Assignable Charterparty;

(f)	the Corporate Guarantee;

(g)	the Cash-Collateral Account Pledge Agreement, if applicable; and

(h)	any other document (whether creating a Security Interest or not) which is executed at any time by the Borrower or the other Security Parties or any other person as security for, or to establish any form of subordination or priorities arrangement in relation to, the whole or any part of the Outstanding Indebtedness and/or any and all other obligations of the Borrower pursuant to this Agreement and other moneys from time to time owing or payable under or in connection with this Agreement to the Lender or any of the documents referred to in this definition as each such document may from time to time be amended and/or supplemented, and “Security Document” means any of them as the context may require;

“Security Interest” means:

(a)	a mortgage, charge (whether fixed or floating), pledge, hypothecation, assignment or any maritime or other lien or any other security interest of any kind;

(b)	the security rights of a plaintiff under an action in rem; and

(c)	any trust arrangement or security interest or other encumbrance of any kind securing any obligation of any person or any type of preferential arrangement (including without limitation title transfer and/or retention, arrest, seizure, garnishee order (whether nisi or absolute) or any other order or judgement arrangements having a similar effect);

“Security Party” means each of the Borrower, the Corporate Guarantor, the Approved Commercial Manager and any other person (except the Lender, any charterer and any Approved Technical Manager) who, as a surety or mortgagor, as a party to any subordination or priorities arrangement, or in any similar capacity, executes a document falling within the last paragraph of the definition of “Finance Documents”, and “Security Parties” means any or all of them, as the context may require;

“Security Period” means the period commencing on the Drawdown Date and ending on the date on which the Lender notifies the Borrower and the other Security Parties that:

(a)	all amounts which have become due for payment by the Borrower or any other Security Party under the Finance Documents have been paid;

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(b)	no amount is owing or has accrued (without yet having become due for payment) under any Finance Document; and

(c)	neither the Borrower nor any other Security Party has any future or contingent liability under Clauses 10 (Indemnities- Expenses-Fees) or 5 (Payments, Taxes, Loan Account and Computation) or any other provision of this Agreement or another Finance Document;

“Security Requirement” means the amount in Dollars (as certified by the Lender whose certificate shall, in the absence of manifest error, be conclusively binding on the Borrower) which is at any relevant time equal to the Security Requirement Ratio;

“Security Requirement Ratio” means one hundred and twenty five (125%) of the Loan outstanding at the relevant time;

“Security Value” means the amount in Dollars (as certified by the Lender whose certificate shall, in the absence of manifest error, be conclusive and binding on the Borrower) which, at any relevant time is the aggregate of (i) the Market Value of the Vessel as most recently determined in accordance with Clause 8.5(b) (Valuation of Vessel), (ii) the market value of any additional security provided under Clause 8.5(a) (Security shortfall-Additional security) and accepted by the Lender (if any) and (iii) the amount of the Pledged Deposit referred to in Clause 8.1(j) (Pledged Deposit) standing to the credit of the Operating Account at the relevant time;

“SMC” means a safety management certificate issued in respect of the Vessel in accordance with rule 13 of the ISM Code;

“SOFR” means the secured overnight financing rate (SOFR) administered by the Federal Reserve Bank of New York (or any other person which takes over the administration of that rate) published (before any correction, recalculation or republication by the administrator) by the Federal Reserve Bank of New York (or any other person which takes over the publication of that rate);

“Subsidiary” of a person means any company or entity directly or indirectly controlled by such person;

“Taxes” includes all present and future taxes, levies, imposts, duties, fees or charges of whatever nature together with interest thereon and penalties in respect thereof (except taxes concerning the Lender and/or imposed on the overall net income of the Lender) and “Taxation” shall be construed accordingly;

“Term SOFR” means the term SOFR reference rate administered by CME Group Benchmark Administration Limited (or any other person which takes over the administration of that rate) for the relevant period published (before any correction, recalculation or republication by the administrator) by CME Group Benchmark Administration Limited (or any other person which takes over the publication of that rate);

“Total Loss” means:

(a)	actual, constructive, compromised or arranged total loss of the Vessel; or

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(b)	the Compulsory Acquisition of the Vessel; or

(c)	any condemnation of the Vessel by any tribunal or by any person or persons claiming to be a tribunal, or capture, seizure, confiscation, arrest or detention of the Vessel (other than where the same amounts to the Compulsory Acquisition of the Vessel) by any Government Entity, or by persons acting on behalf of any Government Entity or otherwise, unless it is within one hundred and twenty (120) days from the date of such occurrence released and restored to the full control of the Borrower; and

(d)	any arrest, capture, seizure, confiscation or detention of the Vessel (including any hijacking or theft or piracy or related incident) unless it is within one hundred and eighty (180) days from the date of such occurrence redelivered to the full control of the Borrower;

“Total Loss Date” means, in relation to the Vessel:

(a)	in the case of an actual loss of the Vessel, the date on which it occurred or, if that is unknown, the date when the Vessel was last heard of;

(b)	in the case of a constructive, compromised, agreed or arranged total loss of the Vessel, the earliest of:

(i)	the date on which a notice of abandonment is given to the insurers; and

(ii)	the date of any compromise, arrangement or agreement made by or on behalf of the Borrower with the Vessel’s insurers in which the insurers agree to treat the Vessel as a total loss;

(c)	in the case of the Compulsory Acquisition of the Vessel, on the date upon which the relevant requisition of title or other compulsory acquisition occurs excluding a requisition for hire;

(d)	in the case of, condemnation, capture, seizure, confiscation, arrest, or detention of the Vessel (other than where the same amounts to Compulsory Acquisition of the Vessel) by any Government Entity, or by persons acting on behalf of any Government Entity, which deprives the Borrower of the use of the Vessel for more than one hundred twenty (120) days, upon the expiry of the period of one hundred twenty (120) days after the date upon which the relevant, condemnation, capture, seizure or confiscation, arrest or detention occurred; and

(e)	in the case of hijacking, capture, seizure or confiscation of the Vessel arising as a result of a piracy or related incident upon the expiry of the period of one hundred eighty (180) days after the occurrence thereof;

“Transferee” has the meaning ascribed thereto in Clause 14.3 (Assignment by the Lender);

“UK Bail-In Legislation” means Part 1 of the United Kingdom Banking Act 2009 and any other law or regulation applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutes or their Affiliates (otherwise than through liquidation, administration or other insolvency proceedings);

“Unpaid Sum” means any sum due and payable but unpaid by a Security Party under the Finance Documents;

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“US” means the United States of America;

“US Government Securities Business Day” means any day other than:

(a)	a Saturday or a Sunday; and

(b)	a day on which the Securities Industry and Financial Markets Association (or any successor organisation) recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in US Government securities;

“US Tax Obligor” means:

(a)	the Borrower, if it is resident for tax purposes in the United States of America; or

(b)	a Security Party some or all of whose payments under the Finance Documents are from sources within the United States for US Federal income tax purposes;

“Vessel” means the motor tanker “PYXIS THETA” of approximately 30159 gt and 13926 nt, built in the year 2013 in Korea, having Official Number / IMO No. 9657064, currently registered under the laws and flag of the Republic of Malta at the Ships’ Registry of the port of Valletta, together with all her boats, engines, machinery tackle outfit spare gear fuel consumable and other stores belongings and appurtenances whether on board or ashore and whether now owned or hereafter acquired and all the additions, improvements and replacements in or on the above described vessel;

“Write-down and Conversion Powers” means:

(a)	in relation to any Bail-In Legislation described in the EU Bail-In Legislation Schedule from time to time, the powers described as such in relation to that Bail-In Legislation in the EU Bail-In Legislation Schedule; and

(b)	in relation to any other applicable Bail-In Legislation:

(i)	any powers under that Bail-In Legislation to cancel, transfer or dilute shares issued by a person that is a bank or investment firm or other financial institution or Affiliate of a bank, investment firm or other financial institution, to cancel, reduce, modify or change the form of a liability of such a person or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers; and

(ii)	any similar or analogous powers under that Bail-In Legislation; and

(c)	in relation to any UK Bail-In Legislation:

(i)	any powers under that UK Bail-In Legislation to cancel, transfer or dilute shares issued by a person that is a bank or investment firm or other financial institution or Affiliate of a bank, investment firm or other financial institution, to cancel, reduce, modify or change the form of a liability of such a person or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that UK Bail-In Legislation that are related to or ancillary to any of those powers; and

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(ii)	any similar or analogous powers under that UK Bail-In Legislation.

1.3	Interpretation

In this Agreement:

(a)	Clause headings and the table of contents are inserted for convenience of reference only and in interpreting a Finance Document or any provision of a Finance Document, all Clause, sub-Clause and other headings in that and any other Finance Document shall be entirely disregarded;

(b)	subject to any specific provision of this Agreement or of any assignment and/or participation or syndication agreement of any nature whatsoever, reference to each of the parties hereto and to the other Finance Documents shall be deemed to be reference to and/or to include, as appropriate, their respective successors and permitted assigns;

(c)	where the context so admits, words in the singular include the plural and vice versa;

(d)	the words “including” and “in particular” shall not be construed as limiting the generality of any foregoing words;

(e)	references to (or to any specified provisions of) a Finance Document or any other agreement or instrument is a reference to that Finance Document or other agreement or instrument as it may from time to time be amended, restated, novated or replaced, however fundamentally, whether before the date of this Agreement or otherwise;

(f)	references to Clauses and Schedules are to be construed as references to the Clauses of, and the Schedules to, the relevant Finance Document and references to a Finance Document include all the terms of that Finance Document and any Schedules, Annexes or Appendices thereto, which form an integral part of same;

(g)	references to the opinion of the Lender or a determination or acceptance by the Lender or to documents, acts, or persons acceptable or satisfactory to the Lender or the like shall be construed as reference to opinion, determination, acceptance or satisfaction of the Lender at the sole discretion of the Lender and such opinion, determination, acceptance or satisfaction of the Lender shall be conclusive and binding on the Borrower;

(h)	references to a “regulation” include any present or future regulation, rule, directive, requirement, request or guideline (whether or not having the force of law) of any of any governmental or intergovernmental body, agency, authority, central bank or government department or any self-regulatory or other national or supra-national authority or organisation and includes (without limitation) any Basel II Regulation or Basel III Regulation;

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(i)	references to any person include such person’s assignees and successors in title;

(j)	references to or to a provision of, any law include any amendment, extension, re-enactment or replacement, whether made before the date of this Agreement or otherwise; and

(k)	references to the Lender’s “cost of funds” in relation to the Loan or any part of the Loan is a reference to the average cost (determined either on an actual or a notional basis) which the Lender would incur if it were to fund, from whatever source(s) it may reasonably select, an amount equal to the amount of the Loan or that part of the Loan for a period equal in length to the Interest Period of the Loan or that part of the Loan.

1.4	Construction of certain terms

In this Agreement:

“asset” includes every kind of property, asset, interest or right, including any present, future or contingent right to any revenues or other payment;

“company” includes any partnership, joint venture and unincorporated association;

“consent” includes an authorisation, consent, approval, resolution, licence, exemption, filing, registration, notarisation and legalisation;

“continuing”, in relation to any Default or any Event of Default, means that the Default or the Event of Default has not been remedied or waived;

“contingent liability” means a liability which is not certain to arise and/or the amount of which remains unascertained;

“control” of an entity means:

(a)	the power (whether by way of ownership of shares, proxy, contract, agency or otherwise) to:

(i)	cast, or control the casting of, more than 50 per cent of the maximum number of votes that might be cast at a general meeting of that entity; or

(ii)	appoint or remove all, or the majority, of the directors or other equivalent officers of that entity; or

(iii)	give directions with respect to the operating and financial policies of that entity with which the directors or other equivalent officers of that entity are obliged to comply; and/or

(b)	the holding beneficially of more than 50 per cent of the issued share capital of that entity (excluding any part of that issued share capital that carries no right to participate beyond a specified amount in a distribution of either profits or capital) (and, for this purpose, any Security Interest over share capital shall be disregarded in determining the beneficial ownership of such share capital);

and controlled shall be construed accordingly;

“document” includes a deed; also a letter or fax;

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“guarantee” means any guarantee, letter of credit, bond, indemnity or similar assurance against loss, or any obligation, direct or indirect, actual or contingent, to purchase or assume any indebtedness of any person or to make an investment in or loan to any person or to purchase assets of any person where, in each case, such obligation is assumed in order to maintain or assist the ability of such person to meet its indebtedness and “guaranteed” shall be construed accordingly;

“law” includes any form of delegated legislation, any order or decree, any treaty or international convention and any regulation or resolution of the Council of the European Union, the European Commission, the United Nations or its Security Council;

“liability” includes every kind of debt or liability (present or future, certain or contingent), whether incurred as principal or surety or otherwise;

“person” includes any individual, firm, company, corporation, unincorporated body of persons or any state, political sub-division or any agency thereof and local or municipal authority and any international organisation;

“policy”, in relation to any insurance, includes a slip, cover note, certificate of entry or other document evidencing the contract of insurance or its terms;

“regulation” includes any regulation, rule, official directive, request or guideline whether or not having the force of law of any governmental, intergovernmental or supranational body, agency, department or regulatory, self-regulatory or other authority or organisation;

“right” means any right, privilege, power or remedy, any proprietary interest in any asset and any other interest or remedy of any kind, whether actual or contingent, present or future, arising under contract or law, or in equity;

“successor” includes any person who is entitled (by assignment, novation, merger or otherwise) to any other person’s rights under this Agreement or any other Finance Document (or any interest in those rights) or who, as administrator, liquidator or otherwise, is entitled to exercise those rights; and in particular references to a successor include a person to whom those rights (or any interest in those rights) are transferred or pass as a result of a merger, division, reconstruction or other reorganisation of it or any other person;

“tax” includes any present or future tax, duty, impost, levy or charge of any kind which is imposed by any state, any political sub-division of a state or any local or municipal authority (including any such imposed in connection with exchange controls), and any connected penalty, interest or fine; and

“liquidation”, “winding up”, “dissolution”, or “administration” of person or (ii) a “receiver” or “administrative receiver” or “administrator” in the context of insolvency proceedings or security enforcement actions in respect of a person shall be construed so as to include any equivalent or analogous proceedings or any equivalent and analogous person or appointee (respectively) under the law of the jurisdiction in which such person is established or incorporated or any jurisdiction in which such person carries on business including (in respect of proceedings) the seeking or occurrences of liquidation, winding-up, reorganisation, dissolution, administration, arrangement, adjustment, protection or relief of debtors.

1.5	Same meaning

Unless a contrary indication appears, a term used in any other Finance Document or in any notice given under or in connection with any Finance Document has the same meaning in that Finance Document or notice as in this Agreement.

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1.6	Inconsistency

Unless a contrary indication appears, in the event of any inconsistency between the terms of this Agreement and the terms of any other Finance Document when dealing with the same or similar subject matter (other than as relates to the creation and/or perfection of security) are subject to the terms of this Agreement and, in the event of any conflict between any provision of this Agreement and any provision of any Finance Document (other than in relation to the creation and/or perfection of security) the provisions of this Agreement shall prevail.

1.7	Finance Documents

Where any other Finance Document provides that Clause 1.3 (Interpretation) and Clause 1.4 (Construction of certain terms), shall apply to that Finance Document, any other provision of this Agreement which, by its terms, purports to apply to all or any of the Finance Documents and/or any Security Party shall apply to that Finance Document as if set out in it but with all necessary changes.

2.	THE LOAN

2.1	Commitment to Lend

The Lender, relying upon (inter alia) each of the representations and warranties set forth in Clause 6 (Representations and warranties) and in each of the Security Documents, agrees to lend to the Borrower in one (1) Advance and upon and subject to the terms of this Agreement, the amount specified in Clause 1.1 (Amount and Purpose) and the Borrower shall apply all amounts borrowed under the Commitment in accordance with Clause 1.1 (Amount and Purpose).

2.2	Drawdown Notice and Commitment to Borrow

Subject to the terms and conditions of this Agreement, the Commitment shall be advanced to the Borrower following receipt by the Lender from the Borrower of a Drawdown Notice not later than 11:30 a.m. (Athens time) on the second Business Day before the date on which the drawdown is intended to be made or such shorter period as the Lender may agree.

2.3	Drawdown Notice irrevocable

A Drawdown Notice must be signed by a director or a duly authorised attorney-in-fact of the Borrower and shall be effective on actual receipt thereof by the Lender and, once served, it, subject as provided in Clause 3.6 (Market disruption), cannot be revoked without the prior consent of the Lender.

2.4	Number of Advances Agreed

The Commitment shall be advanced to the Borrower in one (1) Advance and any amount undrawn under the Commitment shall be cancelled and may not be borrowed by the Borrower at a later date.

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2.5	Disbursement

Upon receipt of the Drawdown Notice complying with the terms of this Agreement the Lender shall, subject to the provisions of Clause 7 (Conditions precedent), on the date specified in the Drawdown Notice, make the Commitment available to the Borrower, and payment to the Borrower shall be made to the account which the Borrower specifies in the Drawdown Notice and the proceeds of the Loan shall be applied for the purpose set out in Clause 1.1 (Amount and purpose).

2.6	Application of Proceeds

Without prejudice to the Borrower’s obligations under Clause 8.1(c) (Use of Loan proceeds), the Lender is not bound to monitor or verify the application of any amount borrowed pursuant to this Agreement and shall have no responsibility for the application of the proceeds of the Loan (or any part thereof) by the Borrower.

2.7	Termination Date of the Commitment

Any part of the Commitment undrawn and uncancelled at the end of the Availability Period shall thereupon be automatically cancelled.

2.8	Evidence

It is hereby expressly agreed and admitted by the Borrower that abstracts or photocopies of the books of the Lender as well as statements of accounts or a certificate signed by an authorised officer of the Lender shall be conclusive, binding and full evidence, save for manifest error, on the Borrower as to the existence and/or the amount of the at any time Outstanding Indebtedness, of any amount due under this Agreement, of the applicable interest rate or Default Rate or any other rate provided for or referred to in this Agreement, the Interest Period, the value of additional securities under Clause 8.5(a) (Security shortfall-Additional security), the payment or non-payment of any amount. Nevertheless, enforcement procedures or any other court or out-of-court procedure can be commenced by the Lender on the basis of the above mentioned means of evidence including written statements or certificates of the Lender.

2.9	Cancellation

The Borrower may, cancel any undrawn part of the Commitment under this Agreement upon giving the Lender not less than five (5) Business Days’ notice in writing to that effect, provided, that no Drawdown Notice has been given to the Lender under Clause 2.2 (Drawdown Notice and Commitment to Borrow) for the full amount of the Commitment or in respect of the portion thereof in respect of which cancellation is required by the Borrower. Any such notice of cancellation, once given, shall be irrevocable. Any amount cancelled may not be drawn. Notwithstanding any such cancellation pursuant to this Clause 2.9 the Borrower shall continue to be liable for any and all amounts due to the Lender under this Agreement including without limitation any amounts due to the Lender under Clause 10 (Indemnities - Expenses – Fees).

2.10	No security or lien from other person

The Borrower has not taken or received, and the Borrower undertakes that until all moneys, obligations and liabilities due, owing or incurred by the Borrower under this Agreement and the Security Documents have been paid in full, it will not take or receive, any security or lien from any other Security Party.

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3.	INTEREST

3.1	Calculation of interest

The Borrower shall pay interest on the Loan (or as the case may be, each portion thereof to which a different Interest Period relates) in respect of each Interest Period (or part thereof) on each Interest Payment Date. The interest rate for the calculation of interest shall be the rate per annum determined by the Lender to be the aggregate of:

(a)	the Margin A and

(b)	the Reference Rate for that Interest Period

provided however that the interest rate for the calculation of interest on the Cash-collateralised part of the Loan (if any) shall be, subject to paragraph (b)(ii) of Clause 3.10 (Cash Collateral), the rate per annum determined by the Lender to be the aggregate of: (i) the Margin B (ii) and, subject to Clause 3.10 (Cash Collateral), the Reference Rate for that Interest Period.

3.2	Selection of Interest Period

The Borrower may by notice received by the Lender not later than 11:30 a.m. (Athens time) on the second Business Day before the beginning of each Interest Period specify (subject to Clause 3.3 (Determination of Interest Periods)) whether such Interest Period shall have a duration of one (1) or three (3) months (or such other period as may be requested by the Borrower and as the Lender, in its sole discretion, may agree to).

3.3	Determination of Interest Periods

Every Interest Period shall, subject to market availability to be conclusively determined by the Lender, be of the duration specified by the Borrower pursuant to Clause 3.2 (Selection of Interest Period) but so that:

(a)	Initial Interest Period: the initial Interest Period applicable to the Loan will commence on the Drawdown Date and each subsequent Interest Period will commence forthwith upon the expiry of the preceding Interest Period;

(b)	Interest Period overrunning Repayment Date(s): if any Interest Period would otherwise overrun one or more Repayment Dates, then, in the case of the last Repayment Date, such Interest Period shall end on such Repayment Date, and in the case of any other Repayment Date or Dates the Loan shall be divided into parts so that there is one part equal to the amount(s) of the Repayment Instalment(s) due on each Repayment Date falling during that Interest Period and having an Interest Period ending on the relevant Repayment Date and another part equal to the amount of the balance of the Loan having an Interest Period determined in accordance with Clause 3.2 (Selection of Interest Period) and the other provisions of this Clause 3.3 and the expression “Interest Period in respect of the Loan” when used in this Agreement refers to the Interest Period in respect of the balance of the Loan;

(c)	Last Interest Period: the last Interest Period in respect of the Loan will terminate on the Final Maturity Date;

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(d)	Failure to notify: if the Borrower fails to specify the duration of an Interest Period in accordance with the provisions of Clause 3.2 (Selection of Interest Period) and this Clause 3.3, such Interest Period shall have a duration of three (3) months unless another period shall be agreed between the Lender and the Borrower provided, always, that such period (whether of three months or different duration) shall comply with this Clause 3.3;

(e)	Interest Period not readily available: if the Lender determines that the duration of an Interest Period specified by the Borrower in accordance with Clause 3.2 (Selection of Interest Period) is not readily available, then that Interest Period shall have a duration of 3 months and if such 3 months duration is not readily available, then that Interest Period shall have such duration as the Lender, may determine;

(f)	No Interest Period to extend beyond Final Maturity Date: No Interest Period for the Loan shall end after the Final Maturity Date and any such Interest Period which would otherwise extend beyond the Final Maturity Date shall instead end on the Final Maturity Date, provided, always, that:

(i)	any Interest Period which commences on the last day of a calendar month, and any Interest Period which commences on the day on which there is no numerically corresponding day in the calendar month during which such Interest Period is due to end, shall end on the last Business Day of the calendar month during which such Interest Period is due to end; and

(ii)	if the last day of an Interest Period is not a Business Day the Interest Period shall be extended until the next following Business Day unless such next following Business Day falls in the next calendar month in which case such Interest Period shall be shortened to expire on the preceding Business Day.

3.4	Default Interest

(a)	Default interest: If a Security Party fails to pay any amount payable by it under a Finance Document on its due date, interest shall accrue on the Unpaid Sum from the due date up to the date of actual payment (both before and after judgment) at a rate which, subject to paragraph (b) below, is 2% per annum, higher than the rate which would have been payable if the Unpaid Sum had, during the period of non-payment, constituted part of the Loan in the currency of the Unpaid Sum for successive Interest Periods, each of a duration selected by the Lender. Any interest accruing under this Clause 3.4 (Default interest) shall be immediately payable by the Security Party on demand by the Lender.

(b)	If an Unpaid Sum consists of all or part of the Loan which became due on a day which was not the last day of an Interest Period relating to the Loan or that part of the Loan:

(i)	the first Interest Period for that Unpaid Sum shall have a duration equal to the unexpired portion of the current Interest Period relating to the Loan or that part of the Loan; and

(ii)	the rate of interest applying to that Unpaid Sum during that first Interest Period shall be 2% per annum higher than the rate which would have applied if that Unpaid Sum had not become due.

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(c)	Payment of accrued default interest: Subject to the other provisions of this Agreement, any interest due under this Clause shall be paid on the last day of the period by reference to which it was determined.

(d)	Compounding of default interest: Any such interest which is not paid at the end of the period by reference to which it was determined shall be compounded every six (6) months and shall be payable on demand.

3.5	Notification of Interest and interest rate

The Lender shall notify the Borrower promptly of the duration of each Interest Period and of each rate of interest determined by it under this Clause 3 without prejudice to the right of the Lender to make determinations at its sole discretion, but this shall not be taken to imply that the Borrower is liable to pay such interest only with effect from the date of the Lender’s notification. However, omission of the Lender to make such notification (without the application of the Borrower) will not constitute and will not be interpreted as if to constitute a breach of obligation of the Lender except in case of wilful misconduct.

3.6	Market disruption

If before close of business in Athens on the Quotation Day for the relevant Interest Period, the Lender determines (in its sole discretion) that its cost of funds relating to the Loan would be in excess of the Market Disruption Rate, then Clause 3.7 (Cost of funds) shall apply to the Loan for the relevant Interest Period.

3.7	Cost of funds

(a)	If this Clause 3.7 (Cost of funds) applies, the rate of interest on the Loan or the relevant part of the Loan for the relevant Interest Period shall be the percentage rate per annum which is the sum of:

(i)	the Applicable Margin; and

(ii)	the rate notified to the Borrower by the Lender as soon as practically possible and in any event before interest is due to be paid in respect of such Interest Period), to be that which expresses as a percentage rate per annum the Lender’s cost of funds relating to the Loan or the relevant part thereof.

(b)	If this Clause 3.7 (Cost of funds) applies and the Lender or the Borrower so requires, the Lender and the Borrower shall enter into negotiations (for a period of not more than 20 days) with a view to agreeing a substitute basis for determining the rate of interest or (as the case may be) an alternative basis for funding.

(c)	Subject to Clause 3.9 (Changes to reference rates), any substitute or alternative basis agreed pursuant to paragraph (b) above shall, with the prior consent of both the Lender and the Borrower, be binding on all Parties.

(d)	If any rate notified to the Lender under sub-paragraph (ii) of paragraph (a) above is less than zero, the relevant rate shall be deemed to be zero.

(e)	If no substitute or alternative basis agreed pursuant to paragraph (b) above, the Borrower may give the Lender not less than 5 days’ notice of its intention to prepay the Loan at the end of the interest period set by the Lender.

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(f)	A notice under paragraph (e) above shall be irrevocable; and on the last Business Day of the interest period set by the Lender, the Borrower shall prepay (without premium or penalty) the Loan, together with accrued interest thereon at the applicable interest rate and the balance of the Outstanding Indebtedness.

(g)	The provisions of Clause 4 (Repayment-Prepayment) shall apply in relation to the prepayment made hereunder.

3.8	Unavailability of Term SOFR

(a)	Interpolated Term SOFR: If no Term SOFR is available for the Interest Period of the Loan or any part of the Loan, the applicable Reference Rate shall be the Interpolated Term SOFR for a period equal in length to the Interest Period of the Loan or that part of the Loan.

(b)	Historic Term SOFR: If no Term SOFR is available for the Interest Period of the Loan or any part of the Loan and it is not possible to calculate the Interpolated Term SOFR, the applicable Reference Rate shall be the Historic Term SOFR for the Loan or that part of the Loan.

(c)	Interpolated Historic Term SOFR: If paragraph (b) above applies but no Historic Term SOFR is available for the Interest Period of the Loan or any part of the Loan, the applicable Reference Rate shall be the Interpolated Historic Term SOFR for a period equal in length to the Interest Period of the Loan or that part of the Loan.

(d)	Cost of funds: If paragraph (c) above applies but it is not possible to calculate the Interpolated Historic Term SOFR, there shall be no Reference Rate for the Loan or that part of the Loan (as applicable) and Clause 3.7 (Cost of Funds) shall apply to the Loan or that part of the Loan for that Interest Period.

3.9	Changes to Reference Rates

(a)	If a Published Rate Replacement Event has occurred in relation to any Published Rate, any amendment or waiver which relates to:

(i)	providing for the use of a Replacement Reference Rate; and

(ii)

(A)	aligning any provision of any Finance Document to the use of that Replacement Reference Rate;

(B)	enabling that Replacement Reference Rate to be used for the calculation of interest under this Agreement (including, without limitation, any consequential changes required to enable that Replacement Reference Rate to be used for the purposes of this Agreement);

(C)	implementing market conventions applicable to that Replacement Reference Rate;

(D)	providing for appropriate fallback (and market disruption) provisions for that Replacement Reference Rate; or

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(E)	adjusting the pricing to reduce or eliminate, to the extent reasonably practicable, any transfer of economic value from one Party to another as a result of the application of that Replacement Reference Rate (and if any adjustment or method for calculating any adjustment has been formally designated, nominated or recommended by the Relevant Nominating Body, the adjustment shall be determined on the basis of that designation, nomination or recommendation), may be made with the consent of the Lender.

(b)	In this Clause 3.9 (Changes to reference rates):

“Published Rate” means:

(a)	SOFR; or

(b)	Term SOFR for any Quoted Tenor.

“Published Rate Contingency Period” means, in relation to:

(a)	Term SOFR (all Quoted Tenors), 10 US Government Securities Business Days; and

(b)	SOFR, 10 US Government Securities Business Days.

“Published Rate Replacement Event” means, in relation to a Published Rate:

(a)	the methodology, formula or other means of determining that Published Rate has, in the opinion of the Lender materially changed;

(b)

(i)	either:

(A)	the administrator of that Published Rate or its supervisor publicly announces that such administrator is insolvent; or

(B)	information is published in any order, decree, notice, petition or filing, however described, of or filed with a court, tribunal, exchange, regulatory authority or similar administrative, regulatory or judicial body which reasonably confirms that the administrator of that Published Rate is insolvent, provided that, in each case, at that time, there is no successor administrator to continue to provide that Published Rate;

(i)	the administrator of that Published Rate publicly announces that it has ceased or will cease to provide that Published Rate permanently or indefinitely and, at that time, there is no successor administrator to continue to provide that Published Rate;

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(ii)	the supervisor of the administrator of that Published Rate publicly announces that such Published Rate has been or will be permanently or indefinitely discontinued; or

(iii)	the administrator of that Published Rate or its supervisor announces that that Published Rate may no longer be used; or

(c)	the administrator of that Published Rate (or the administrator of an interest rate which is a constituent element of that Published Rate) determines that that Published Rate should be calculated in accordance with its reduced submissions or other contingency or fallback policies or arrangements and either:

(i)	the circumstance(s) or event(s) leading to such determination are not (in the opinion of the Lender and the Borrower) temporary; or

(ii)	that Published Rate is calculated in accordance with any such policy or arrangement for a period no less than the applicable Published Rate Contingency Period; or

(d)	in the opinion of the Lender and the Borrower, that Published Rate is otherwise no longer appropriate for the purposes of calculating interest under this Agreement.

“Quoted Tenor” means, in relation to Term SOFR, any period for which that rate is customarily displayed on the relevant page or screen of an information service.

“Relevant Nominating Body” means any applicable central bank, regulator or other supervisory authority or a group of them, or any working group or committee sponsored or chaired by, or constituted at the request of, any of them or the Financial Stability Board.

“Replacement Reference Rate” means a reference rate which is:

(a)	formally designated, nominated or recommended as the replacement for a Published Rate by:

(i)	the administrator of that Published Rate; or

(ii)	any Relevant Nominating Body,

and if replacements have, at the relevant time, been formally designated, nominated or recommended under both paragraphs, the “Replacement Reference Rate” will be the replacement under paragraph (ii) above;

(b)	in the opinion of the Lender and the Borrower, generally accepted in the international or any relevant domestic syndicated loan markets as the appropriate successor or alternative to a Published Rate; or

(c)	in the opinion of the Lender and the Borrower, an appropriate successor or alternative to a Published Rate.

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3.10	Cash Collateral

The Lender and the Borrower agree that:

(a)	At any time during the Security Period, the Borrower shall have the option to deposit or procure that a Cash Collateral Account Holder deposits in the Cash Collateral Account at the beginning of an Interest Period the Cash Collateral Amount, which may be withdrawn only pursuant to paragraph (c) below.

(b)	The Cash Collateral Amount may be placed, on and from the date of this Agreement and until the Lender notifies the Borrower otherwise, in the Cash Collateral Account as a time deposit, which:

(i)	shall bear interest as agreed with the Lender;

(ii)	upon the Lender’s confirmation that such option is available, shall bear no interest, in which case the Cash-Collateralised Part of the Loan shall bear interest at a rate equal to Margin B only;

provided however that the aforesaid option shall not be available if an Event of Default has occurred which is continuing.

(c)	The Cash Collateral Amount (or any part thereof) may not be withdrawn from the Cash Collateral Account other than at the relevant Cash Collateral Account Holder’s request on the last day of an Interest Period provided always that:

(i)	no Event of Default has occurred which is continuing at the relevant time; and

(ii)	the relevant Cash Collateral Account Holder shall have given the Lender notice received by the Lender not later than two (2) Business Days before the beginning of the following Interest Period, of its intention to withdraw in whole or in part the relevant Cash Collateral Amount.

4.	REPAYMENT - PREPAYMENT

4.1	Repayment

The Borrower shall and it is expressly undertaken by the Borrower to repay the Loan by (a) twenty (20) consecutive quarterly Repayment Instalments (the “Repayment Instalments”) to be repaid on each of the Repayment Dates so that the first Repayment Instalment is repaid on the date falling three (3) months after the Drawdown Date and each of the subsequent ones consecutively falling due for payment on each of the dates falling three (3) months after the immediately preceding Repayment Date with the last (the 20th) of such Repayment Instalments falling due for payment on the Final Maturity Date and (b) the Balloon Instalment falling due for payment on the Final Maturity Date; subject to the provisions of this Agreement the amount of each of such Repayment Instalments shall be Dollars Four hundred fifty thousand ($450,000);

provided, that (a) if the last Repayment Date would otherwise fall after the Final Maturity Date, the last Repayment Date shall be the Final Maturity Date, (b) in the event that the Commitment is not drawn down in full by the last day of the Availability Period, the amount of each of the Repayment Instalments shall be proportionally reduced, (c) there shall be no Repayment Dates after the Final Maturity Date, (d) on the Final Maturity Date the Borrower shall also pay to the Lender any and all other moneys then due and payable under this Agreement and the other Finance Documents and (e) if any of the Repayment Instalments shall become due on a day which is not a Business Day, the due date therefor shall be extended to the next succeeding Business Day unless such Business Day falls in the next calendar month in which event such due date shall be the immediately preceding Business Day.

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4.2	Voluntary Prepayment

The Borrower shall have the right, upon giving the Lender not less than five (5) days’ notice in writing, to prepay, without penalty or prepayment fee, part or all of the Loan, in each case together with all unpaid interest accrued thereon and all other sums of money whatsoever due and owing from the Borrower to the Lender hereunder or pursuant to the other Finance Documents and all interest accrued thereon, provided, that:

(a)	the giving of such notice by the Borrower will irrevocably commit the Borrower to prepay such amount as stated in such notice;

(b)	if the Borrower shall request consent to make such prepayment on a day other than the last day of an Interest Period the Borrower will pay, in addition to the amount to be prepaid, any such sum as may be payable to the Lender pursuant to Clause 10.1 (Indemnity);

(c)	each such prepayment shall be in an amount of $100,000 or a whole multiple thereof or the balance of the Loan and will be applied by the Lender in or towards pro-rata prepayment of the Balloon Instalment and the remaining Repayment Instalments;

(d)	every notice of prepayment shall be effective only on actual receipt (including by fax or electronic mail) by the Lender, shall be irrevocable and shall oblige the Borrower to make such prepayment on the date specified;

(e)	the Borrower has provided evidence satisfactory to the Lender that any consent required by the Borrower or any Security Party in connection with the prepayment has been obtained and remains in force, and that any regulation relevant to this Agreement which affects the Borrower or any Security Party has been complied with;

(f)	no amount prepaid may be re-borrowed; and

(g)	the Borrower may not prepay the Loan or any part thereof, save as expressly provided in this Agreement or as otherwise agreed by the Lender;

Provided always that if the Borrower shall, subject always to Clause 4.2(a), make a prepayment on a Business Day other than the last day of an Interest Period in respect of the whole of the Loan, it shall, in addition to the amount prepaid and accrued interest, pay to the Lender any amount which the Lender may certify is necessary to compensate the Lender for any Break Costs incurred by the Lender as a result of the making of the prepayment in question.

4.3	Compulsory Prepayment in case of Total Loss or sale or refinancing of the Vessel

(a)	Total Loss: On the Vessel becoming a Total Loss:

(i)	prior to the advancing of the Commitment (or any part thereof), the obligation of the Lender to advance the Commitment (or any part thereof) shall immediately cease and the Commitment shall be reduced to zero; or

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(ii)	in case the Commitment (or any part thereof) has been already advanced, the Borrower shall prepay the Outstanding Indebtedness in full on the earlier of (1) the date falling one hundred and eighty (180) days after the Total Loss Date and (2) the date of receipt by the Lender pursuant to the Security Documents of the insurance proceeds relating to such Total Loss or any Requisition Compensation; and

(b)	Sale of the Vessel - Refinancing: In the event of a sale or other disposal of the Vessel, or in case of refinancing by another bank or if the Borrower requests the Lender’s consent for the discharge of the Mortgage on the Vessel, the Borrower shall prepay the Outstanding Indebtedness in full on the date the sale is completed by delivery of the Vessel to her buyer or on the date of the refinancing or the date of the discharge of the Mortgage on the Vessel, as the case may be.

4.4	Amounts payable on prepayment

Any prepayment of all or part of the Loan under this Agreement shall be made together with:

(a)	accrued interest on the prepaid amount to the date of such prepayment (calculated, in the case of a prepayment pursuant to Clause 3.6 (Market disruption) at a rate equal to the aggregate of the Applicable Margin and the cost of funds to the Lender pursuant to Clause 3.7 (Cost of funds));

(b)	any additional amount, if applicable, payable under Clauses 5.3 (Gross Up) and/or 12.2 (Increased cost) and 12.3 (Claim for increased cost);

(c)	all other sums payable by the Borrower to the Lender under this Agreement or any of the other Finance Documents including, without limitation, any amounts payable under Clause 10 (Indemnities - Expenses – Fees); and

(d)	in relation to any prepayment made on a date other than an Interest Payment Date in respect of the whole of the Loan, it shall, in addition to the amount prepaid and accrued interest, pay to the Lender any amount which the Lender may certify is necessary to compensate the Lender for any Break Costs incurred by the Lender as a result of the making of the prepayment in question.

5.	PAYMENTS, TAXES, LOAN ACCOUNT AND COMPUTATION

5.1	Payments – No set-off or counterclaims

(a)	The Borrower acknowledges that in performing its obligations under this Agreement, the Lender will be incurring liabilities to third parties in relation to the funding of amounts to the Borrower, such liabilities matching the liabilities of the Borrower to the Lender and that it is reasonable for the Lender to be entitled to receive payments from the Borrower gross on the due date in order that the Lender is put in a position to perform its matching obligations to the relevant third parties. Accordingly, all payments to be made by the Borrower under this Agreement and/or any of the other Finance Documents shall be made in full, without any set-off or counterclaim whatsoever and, subject as provided in Clause 5.3 (Gross-up), free and clear of any deductions or withholdings or Governmental Withholdings whatsoever, as follows:

(i)	in Dollars, not later than 11:30 a.m. (Athens time) on the Business Day (in Piraeus, Athens and New York City) on which the relevant payment is due under the terms of this Agreement; and

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(ii)	to the account of the Lender at Citibank N.A., 399, Park Avenue, New York 10022, N.Y., U.S.A. (SWIFT Code CITIUS33) for account of the Lender, account number 36251442 (Swift Code: CRBAGRAA), or such other bank in New York as the Lender may notify from time to time to the Borrower, reference: “Seventhone Corp.-Loan Agreement dated: …… December, 2025”, provided, however, that the Lender shall have the right to change the place of account for payment, upon ten (10) Business Days’ prior written notice to the Borrower from the date on which the relevant payment has to be made.

(b)	If at any time it shall become unlawful or impracticable for the Borrower to make payment under this Agreement to the relevant account or bank referred to in Clause 5.1(a), the Borrower may request, and the Lender may agree to, alternative arrangements for the payment of the amounts due by the Borrower to the Lender under this Agreement or the other Finance Documents.

5.2	Payments on Business Days

All payments due shall be made on a Business Day. If the due date for payment falls on a day which is not a Business Day, that payment due shall be made on the next following Business Day unless such Business Day falls in the next calendar month in which case payment shall be made on the immediately preceding Business Day.

5.3	Gross Up

If at any time any law, regulation, regulatory requirement or requirement of any governmental authority, monetary agency, central bank or the like compels the Borrower to make payment subject to Governmental Withholdings (other than a FATCA Deduction), the Borrower shall pay to the Lender such additional amounts as may be necessary to ensure that there will be received by the Lender a net amount equal to the full amount which would have been received had payment not been made subject to such Governmental Withholdings. The Borrower shall indemnify the Lender against any losses or costs incurred by the Lender by reason of any failure of the Borrower to make any such deduction or withholding or by reason of any increased payment not being made on the due date for such payment. The Borrower shall, not later than thirty (30) days after each deduction, withholding or payment of any Governmental Withholdings (other than a FATCA Deduction), forward to the Lender official receipts and any other documentary receipts and any other documentary evidence reasonably required by the Lender in respect of the payment made or to be made of any deduction or withholding or Governmental Withholding (other than a FATCA Deduction). The obligations of the Borrower under this provision shall, subject to applicable law, remain in force notwithstanding the repayment of the Loan and the payment of all interest due thereon pursuant to the provisions of this Agreement.

5.4	Mitigation

If circumstances arise which would result in an increased amount being payable by the Borrower under this Clause then, without in any way limiting the rights of the Lender under this Clause, the Lender shall use reasonable endeavours to transfer the obligations, liabilities and rights under this Agreement and the Security Documents to another office or financial institution not affected by the circumstances, but the Lender shall be under no obligation to take any such action if in its opinion, to do so would or might:

(a)	have an adverse effect on its business, operations or financial condition on the Lender; or

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(b)	involve it in any activity which is unlawful or prohibited or any activity that is contrary to, or inconsistent, with any regulation of the Lender; or

(c)	involve the Lender in any expense (unless indemnified to its reasonable satisfaction) or tax disadvantage.

5.5	Claw-back of Tax benefit

If, following any such deduction or withholding as is referred to in Clause 5.3 (Gross-up) from any payment by the Borrower, the Lender shall receive or be granted a credit against or remission for any Taxes payable by it, the Lender shall, subject to the Borrower having made any increased payment in accordance with Clause 5.3 (Gross-up) and to the extent that the Lender can do so without prejudicing its retention of the amount of such credit or remission and without prejudice to the right of the Lender to obtain any other relief or allowance which may be available to it, reimburse the Borrower with such amount as the Lender shall in its absolute discretion certify to be the proportion of such credit or remission as will leave the Lender (after such reimbursement) in no worse position than it would have been in had there been no such deduction or withholding from the payment by the Borrower. Such reimbursement shall be made forthwith upon the Lender certifying that the amount of the credit or remission has been received by it, provided, always, that:

(a)	the Lender shall not be obliged to allocate this transaction any part of a tax repayment or credit which is referable to a number of transactions;

(b)	nothing in this Clause shall oblige the Lender to rearrange its tax affairs in any particular manner, to claim any type of relief, credit, allowance or deduction instead of, or in priority to, another or to make any such claim within any particular time or to disclose any information regarding its tax affairs and computations;

(c)	nothing in this Clause shall oblige the Lender to make a payment which exceeds any repayment or credit in respect of tax on account of which the Borrower has made an increased payment under this Clause;

(d)	any allocation or determination made by the Lender under or in connection with this Clause shall be binding on the Borrower; and

(e)	without prejudice to the generality of the foregoing, the Borrower shall not, by virtue of this Clause 5.5, be entitled to enquire about the Lender’s tax affairs.

5.6	Loan Account

All sums advanced by the Lender to the Borrower under this Agreement and all interest accrued thereon and all other amounts due under this Agreement from time to time and all repayments and/or payments thereof shall be debited and credited respectively to a separate loan account maintained by the Lender in accordance with its usual practices in the name of the Borrower. The Lender may, however, in accordance with its usual practices or for its accounting needs, maintain more than one account, consolidate or separate them but all such accounts shall be considered parts of one single loan account maintained under this Agreement. In case that a ship mortgage in the form of Account Current is granted as security under this Agreement, the account(s) referred to in this Clause shall be the Account Current referred to in such mortgage.

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5.7	Computation

All interest and other payments payable by reference to a rate per annum under this Agreement shall accrue from day to day and be calculated on the basis of actual days elapsed and a 360 day year.

6.	REPRESENTATIONS AND WARRANTIES

6.1	Continuing representations and warranties

The Borrower hereby represents and warrants to the Lender as follows:

(a)	Due Incorporation/Valid Existence: each of the Borrower and the other corporate Security Parties is duly incorporated and validly existing and in good standing under the laws of their respective countries of incorporation, and have power to own their respective property and assets, to carry on their respective business as the same are now being lawfully conducted and to purchase, own, finance and operate vessels, or, as the case may be, manage vessels, as well as to undertake the obligations which they have undertaken or shall undertake pursuant to the Finance Documents;

(b)	Due Corporate Authority: each of the Borrower and the other corporate Security Parties has power to execute, deliver and perform its obligations under the Finance Documents to which it is a party and, in the case of the Borrower to borrow the Commitment, and to make all the payments contemplated by, and to comply with, those Finance Documents to which that Security Party is a party and each of the corporate Security Parties has power to execute and deliver and perform its obligations under the Finance Documents to which it is or is to be a party; all necessary corporate, shareholder and other action has been taken to authorise the execution, delivery and performance of the same and no limitation on the powers of the Borrower to borrow will be exceeded as a result of borrowing the Loan;

(c)	Litigation: no litigation or arbitration, tax claim or administrative proceeding (including action relating to any alleged or actual breach of the ISM Code and the ISPS Code) relating to sums exceeding in respect of the Borrower, the amount of Six hundred thousand Dollars ($600,000) and in respect of the Corporate Guarantor, the amount of One million two hundred thousand Dollars ($1,200,000) involving a potential liability of the Borrower or the Corporate Guarantor is current or pending or (to its or its officers’ knowledge) threatened against the Borrower or the Corporate Guarantor, which, if adversely determined, would have a Material Adverse Effect on any of them;

(d)	No conflict with other obligations: the execution and delivery of, the performance of its obligations under, and compliance with the provisions of, the Finance Documents by the relevant Security Parties will not (i) contravene any existing applicable law, statute, rule or regulation or any judgment, decree or permit to which the Borrower or any other Security Party is subject, (ii) conflict with, or result in any breach of any of the terms of, or constitute a default under, any agreement or other instrument to which the Borrower or any other Security Party is a party or is subject to or by which it or any of its property is bound, (iii) contravene or conflict with any provision of the memorandum and articles of association/articles of incorporation/by-laws/statutes or other constitutional documents of the Borrower or any other Security Party or (iv) result in the creation or imposition of or oblige the Borrower or any other Security Party to create any Security Interest (other than a Permitted Security Interest) on any of the undertakings, assets, rights or revenues of the Borrower or any other Security Party;

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(e)	Financial Condition: to the knowledge of the officers/directors or shareholders of the Borrower the financial condition of the Borrower and of the other Security Parties has not suffered any material deterioration since that condition was last disclosed to the Lender;

(f)	No Immunity: neither the Borrower nor any other Security Party nor any of their respective assets are entitled to immunity on the grounds of sovereignty or otherwise from any legal action or proceeding (which shall include, without limitation, suit, attachment prior to judgement, execution or other enforcement);

(g)	Shipping Company: each of the Borrower and the Approved Manager is a shipping company involved in the owning or, as the case may be, managing of ships engaged in international voyages and earning profits in free foreign currency;

(h)	Licences/Authorisation: every consent, authorisation, license or approval of, or registration with or declaration to, governmental or public bodies or authorities or courts required by any Security Party to authorise, or required by any Security Party in connection with, the execution, delivery, validity, enforceability or admissibility in evidence of each of the Finance Documents or the performance by each Security Party of its obligations under the Finance Documents to which such Security Party is or is to be a party has been obtained or made and is in full force and effect and there has been no default in the observance of any of the conditions or restrictions (if any) imposed in, or in connection with, any of the same so far as the Borrower is aware;

(i)	Perfected Securities: the Finance Documents do now or, as the case may be, will, upon execution and delivery (and, where applicable, registration as provided for in the Finance Documents):

(i)	constitute the relevant Security Party’s legal, valid and binding obligations enforceable against that Security Party in accordance with their respective terms (having the requisite corporate benefit which is legally and economically sufficient); and

(ii)	create legal, valid and binding Security Interests (having the priority specified in the relevant Finance Document) enforceable in accordance with their respective terms over all the assets and revenues intended to be covered to which they, by their terms, relate, subject to any relevant insolvency laws affecting creditors’ rights generally;

(j)	No third party Security Interests: without limiting the generality of Clause 6.1(i) (Perfected Securities), at the time of the execution and delivery of each Finance Document to which the Borrower is a party

(i)	the Borrower will have the right to create all the Security Interests which that Finance Document purports to create; and

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(ii)	no third party will have any Security Interests (except for Permitted Security Interests) or any other interest, right or claim over, in or in relation to any asset to which any such Security Interest, by its terms, relates

(k)	No Notarisation/Filing/Recording: save for the registration of the Mortgage in the Registry, it is not necessary to ensure the legality, validity, enforceability or admissibility in evidence of this Agreement or any of the other Finance Documents that it or they or any other instrument be notarised, filed, recorded, registered or enrolled in any court, public office or elsewhere or that any stamp, registration or similar tax or charge be paid on or in relation to this Agreement or the other Finance Documents;

(l)	No conflict: There are no other agreements or arrangements which may adversely affect or conflict with the Finance Documents or the security thereby created;

(m)	Validity and Binding effect: the Finance Documents constitute (or upon their execution - and in the case of any Mortgage upon its registration at the Registry - will constitute) valid and legally binding obligations of the relevant Security Parties enforceable against the Borrower and the other Security Parties in accordance with their respective terms and that there are no other agreements or arrangements which may adversely affect or conflict with the Finance Documents or the security thereby created;

(n)	Valid Choice of Law: the choice of law agreed to govern this Agreement and/or any other Finance Document and the submission to the jurisdiction of the courts agreed in each of the Finance Documents are or will be, on execution of the respective Finance Documents, valid and binding on the Borrower and any other Security Party which is or is to be a party thereto;

(o)	Beneficial shareholding:

all the issued shares and voting rights in the Borrower are held directly or indirectly by the Corporate Guarantor (being as of the date of this Agreement the sole shareholder of the Borrower) and at least 25% of the issued common share capital of the Corporate Guarantor is directly or indirectly held by the Beneficial Shareholders disclosed to the Lender in writing; and

(p)	Sanctions:

(i)	none of the Security Parties nor any other member of the Group:

a)	is a Sanctions Restricted Person;

b)	owns or controls directly or indirectly a Sanctions Restricted Person; or

c)	has a Sanctions Restricted Person serving as a director, officer or, to the best of its knowledge, employee; and

(ii)	no proceeds of the Loan shall be made available, directly or to the knowledge of the Borrower (after reasonable enquiry) indirectly, to or for the benefit of a Sanctions Restricted Person contrary to Sanctions or for transactions in a Sanctions Restricted Jurisdiction nor shall they be otherwise directly or indirectly, applied in a manner or for a purpose prohibited by Sanctions.

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6.2	Initial representations and warranties

The Borrower hereby further represents and warrants to the Lender that:

(a)	Direct obligations - Pari Passu: the obligations of the Borrower under this Agreement are direct, general and unconditional obligations of the Borrower and rank at least pari passu with all other present and future unsecured and unsubordinated Financial Indebtedness of the Borrower with the exception of any obligations which are mandatorily preferred by law;

(b)	Information: all information, accounts, statements of financial position, exhibits and reports furnished by or on behalf of any Security Party to the Lender in connection with the negotiation and preparation of this Agreement and each of the other Finance Documents are true and accurate in all material respects and not misleading, do not omit material facts and all reasonable enquiries have been made to verify the facts and statements contained therein; to the best knowledge of the Directors/Officers of the Borrower, there are no other facts the omission of which would make any fact or statement therein misleading and, in the case of accounts and statements of financial position, they have been prepared in accordance with generally accepted accounting principles which have been consistently applied;

(c)	No Event of Default: no Event of Default has occurred and is continuing and neither the Borrower nor the Corporate Guarantor has been declared in default under any agreement relating to Financial Indebtedness to which it is a party or by which it may be bound;

(d)	No Taxes: no Taxes are imposed by deduction, withholding or otherwise on any payment to be made by the Borrower under this Agreement and/or any other of the Finance Documents or are imposed on or by virtue of the execution or delivery of this Agreement and/or any other of the Finance Documents or any document or instrument to be executed or delivered hereunder or thereunder. In case that any Tax exists now or will be imposed in the future, it will be borne by the Borrower;

(e)	Ownership/Flag/Seaworthiness/Class/Insurance of the Vessel: the Vessel on the Drawdown Date and on the Refinancing Date will be:

(i)	in the absolute and free from Security Interests (other than Permitted Security Interests) ownership of the Borrower who is and on the Refinancing Date will be the sole legal and beneficial owner of the Vessel;

(ii)	registered in the name of the Borrower through the Registry under the laws and flag of the Flag State;

(iii)	operationally seaworthy and in every way fit for service;

(iv)	classed with the Classification Society which is a member of IACS and which has been approved by the Lender in writing and such class will be free of any overdue requirements and recommendations of the Classification Society affecting class;

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(v)	insured in accordance with the provisions of this Agreement and the Mortgage;

(vi)	managed by the Approved Manager; and

(vii)	in full compliance with the ISM and the ISPS Code;

(f)	No Charter: unless otherwise permitted in writing by the Lender, the Vessel is not and will not on the Drawdown Date be subject to any charter or contract nor to any agreement to enter into any charter or contract which, if entered into after the Drawdown Date would have required the consent of the Lender under any of the Finance Documents and there will not on or before the Drawdown Date be any agreement or arrangement whereby the Earnings of the Vessel may be shared with any other person;

(g)	No Security Interests: neither the Vessel, nor its Earnings, Requisition Compensation or Insurances nor any other properties or rights which are, or are to be, the subject of any of the Security Documents nor any part thereof will, on the Drawdown Date, be subject to any Security Interests other than Permitted Security Interests or otherwise permitted by the Finance Documents;

(h)	Compliance with Environmental Laws and Approvals: except as may already have been disclosed by the Borrower in writing to, and acknowledged in writing by, the Lender:

(i)	the Borrower and its Related Companies have complied with the provisions of all Environmental Laws;

(ii)	the Borrower and its Related Companies have obtained all Environmental Approvals and are in compliance with all such Environmental Approvals; and

(iii)	neither the Borrower nor any of its Related Companies have received notice of any Environmental Claim that the Borrower or any of its Related Companies is not in compliance with any Environmental Law or any Environmental Approval;

(i)	No Environmental Claims: except as may already have been disclosed by the Borrower in writing to, and acknowledged in writing by, the Lender:

(i)	there is no Environmental Claim in excess of Six hundred thousand Dollars ($600,000) pending or, to the best of the Borrower’s knowledge and belief, threatened against the Borrower or the Vessel or the Borrower’s Related Companies or any other Relevant Ship; and

(ii)	there has been no emission, spill, release or discharge of a Material of Environmental Concern from the Vessel or any other Relevant Ship or any vessel owned by, managed or crewed by or chartered to the Borrower which could give rise to an Environmental Claim;

(j)	Copies true and complete: the copies of the Management Agreements delivered or to be delivered to the Lender pursuant to Clause 7.2 (Conditions precedent to the making of the Commitment) are, or will when delivered be, true and complete copies of such documents; such documents will when delivered constitute valid and binding obligations of the parties thereto enforceable in accordance with their respective terms and there will have been no amendments or variations thereof or defaults thereunder;

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(k)	Application made for DOC and SMC - Compliance with the ISM Code: in relation to the Vessel, the Operator has applied to the appropriate Regulatory Agency for a DOC for itself and, on the Drawdown Date, it will have applied for an SMC in respect of the Vessel to be issued pursuant to the ISM Code within any time limit required or recommended by such Regulatory Agency and that neither the Borrower nor any Operator is aware of any reason why such application may be refused.

(l)	Compliance with ISPS Code : the Borrower on the Drawdown Date shall have a valid and current ISSC in respect of the Vessel and will comply on the Drawdown Date and the Operator complies, with the requirements of the ISPS Code and the ISSC which shall be issued in respect of the Vessel on the Drawdown Date and shall remain valid thereafter throughout the Security Period;

(m)	No US Tax Obligor: None of the Security Parties nor any member of the Group is a US Tax Obligor; and

(n)	Taxes paid: the Borrower has paid all taxes applicable to, or imposed on or in relation to itself, its business or the Vessel.

6.3	Acting for its own account - Money laundering

The Borrower represents and warrants and confirms that it is the beneficiary of the Loan made or to be made available to it and it will promptly inform the Lender by written notice if it is not, or ceases to be, the beneficiary and notify the Lender in writing of the name and the address of the new beneficiary/beneficiaries; the Borrower is aware that under applicable money laundering provisions, it has an obligation to state for whose account the Loan is obtained; the Borrower confirms that, by entering into this Agreement and the other Finance Documents, it is acting on its own behalf and for its own account and it is obtaining the Loan for its own account. In relation to the borrowing by the Borrower of the Loan, the performance and discharge of its obligations and liabilities under this Agreement or any of the other Finance Documents and the transactions and other arrangements effected or contemplated by this Agreement or any of the Documents to which the Borrower is a party, it is acting for its own account and that the foregoing will not involve or lead to a contravention of any law, official requirement or other regulatory measure or procedure which has been implemented to combat “money laundering” (as defined in Article 1 of the Directive (91/308/EEC) of the Council of the European Community).

6.4	Representations Correct

At the time of entering into this Agreement all above representations and warranties or any other information given by the Borrower and/or the Corporate Guarantor to the Lender are true and accurate.

6.5	Repetition of Representations and Warranties

The representations and warranties in this Clause 6 (except in relation to (i) the representations and warranties under sub-clauses (c) (Litigation), (e) (Financial Condition) and (k) (Notarisation/Filing/Recording) of Clause 6.1, and (ii) the representations and warranties in Clause 6.2 (Initial representations and warranties)) shall be deemed to be repeated by the Borrower:

(a)	on the date of service of the Drawdown Notice;

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(b)	on the Drawdown Date; and

(c)	on each Interest Payment Date throughout the Security Period,

as if made with reference to the facts and circumstances existing on each such day.

7.	CONDITIONS PRECEDENT

7.1	Conditions precedent to the execution of this Agreement

The obligation of the Lender to make the Commitment or any part thereof available shall be subject to the condition that the Lender shall have received, not later than the day on which the Drawdown Notice in respect of the Commitment or such part thereof is given, the following documents and evidence in form substance satisfactory to the Lender:

(a)	Finance Documents : a duly executed original of this Agreement, the Corporate Guarantee, the Account Pledge Agreement, the Cash-Collateral Account Pledge Agreement (if any) and each document required to be delivered pursuant thereto;

(b)	Constitutional Documents: a duly certified true copy of the Articles of Incorporation and By-Laws or the Memorandum and Articles of Association, or of any other constitutional documents, as the case may be, of each corporate Security Party;

(c)	Certificates of incumbency: a recent certificate of incumbency of each corporate Security Party issued by the appropriate authority or, as appropriate, signed by the secretary or a director thereof, stating the officers and the directors of each of them;

(d)	Shareholding: a statement to the Lender confirming the identity of the Beneficial Shareholders of each of the Security Parties in line with “know your customer” procedures of the Lender for opening account purposes, who should be acceptable in all respects to the Lender; where any of the Security Parties has a corporate shareholder, the conditions set out in Sub-clauses (a) (Constitutional Documents), (b) (Certificates of incumbency), (d) if required (Resolutions) and (e) if required (Powers of Attorney) of this Clause 7.1 shall apply (mutatis mutandis) to such corporate shareholder;

(e)	Resolutions: minutes of separate meetings of the directors of each corporate Security Party and in respect of the Borrower, of the shareholders thereof, at which there was approved (inter alia) the entry into, execution, delivery and performance of this Agreement, the other Finance Documents and any other documents executed or to be executed pursuant hereto or thereto to which the relevant corporate Security Party is or is to be a party;

(f)	Powers of Attorney: the original of any power(s) of attorney and any further evidence of the due authority of any person signing this Agreement and the other Finance Documents;

(g)	Consents: evidence that all necessary licences, consents, permits and authorisations (including exchange control ones) have been obtained by any Security Party for the execution, delivery, validity, enforceability, admissibility in evidence and the due performance of the respective obligations under or pursuant to this Agreement and the other Finance Documents;

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(h)	Fees: evidence that the fees referred to in Clause 10.11 (Fees) have been paid in full;

(i)	Other documents: any other documents or recent certificates or other evidence which would be reasonably required by the Lender in relation to any corporate Security Party evidencing that the relevant Security Party has been properly established, continues to exist validly and is in good standing;

(j)	Management Agreements-Assignable Charterparty: a copy of each of the following documents certified as true and complete by the legal counsel of the Borrower:

(i)	the Management Agreements evidencing that the Vessel is managed by the Approved Managers on terms acceptable to the Lender; and

(ii)	any Assignable Charterparty; and

(k)	Operating Account: evidence that the Operating Account has been duly opened and all mandate forms and other legal documents required for the opening of an account under any applicable law, as well as signature cards and properly adopted authorizations have been duly delivered to and have been accepted by the compliance department of the Lender.

7.2	Conditions precedent to the making of the Commitment

The obligation of the Lender to advance the Commitment (or any part thereof) is subject to the further condition that the Lender shall have received on or prior to the drawdown of the Commitment or the relevant part thereof or, as the case may be, simultaneously with or immediately following the Refinancing Date:

(a)	Conditions precedent: evidence that the conditions precedent set out in Clause 7.1 (Conditions precedent to the execution of this Agreement) remain fully satisfied;

(b)	Drawdown Notice: the Drawdown Notice duly executed and issued;

(c)	Finance Documents: each of the Mortgage, the General Assignment, the Approved Manager’s Undertaking, any Charterparty Assignment relating to any Assignable Charterparty and the Insurance Letter duly executed and where appropriate duly registered with the Registry or any other competent authority (as required) and each document required to be delivered pursuant thereto;

(d)	Title and no Security Interests: evidence that the Vessel on the Refinancing Date will be duly registered in the ownership of the Borrower with the Registry and under the laws and flag of the Flag State free from any Security Interests save for Permitted Security Interests;

(e)	Insurances: evidence in form and substance satisfactory to the Lender that the Vessel has been or will – on the Refinancing Date – be insured in accordance with the insurance requirements provided for in this Agreement and the other Security Documents, including a MII, together with an opinion from insurance consultants (appointed by the Lender at the Borrower’s expense) as to the adequacy of the insurances effected or to be effected in respect of the Vessel, to be followed by full copies of cover notes, policies, certificates of entry or other contracts of insurance and irrevocable authority is hereby given to the Lender at any time at its discretion to obtain copies of the policies, certificates of entry or other contracts of insurance from the insurers and/or obtain any information in relation to the Insurances relating to the Vessel;

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(f)	Insurers’ confirmations: all necessary confirmations from the insurers of the Vessel that they will issue letters of undertaking and endorse notice of assignment and loss payable clauses on the Insurances, in form and substance satisfactory to the Lender in its sole discretion and – in the event of fleet cover – accompanied by waivers for liens for unpaid premium of other vessels managed by the Approved Manager and which are not subject to any mortgage in favour of the Lender) and (if required by the Lender) an opinion signed by an independent firm of marine insurance brokers appointed and/or approved by the Lender at the expenses of the Borrower confirming the adequacy of the Insurances maintained on the Vessel;

(g)	MII: the MII shall have been effected by the Lender, but at the expense of the Borrower as provided in Clause 10.8 (MII costs);

(h)	Access to class records: due authorisation in form and substance satisfactory to the Lender authorising the Lender to have access and/or obtain any copies of class records or other information at its discretion from the Classification Society of the Vessel, provided however, that the Lender shall not exercise such right unless and until an Event of Default has occurred and is continuing;

(i)	Notices of assignment: duly executed notices of assignment in the form prescribed by the Security Documents;

(j)	Mortgage registration; evidence that the Mortgage on the Refinancing Date will be registered against the Vessel through the Registry under the laws and flag of the Flag State.

(k)	Trading Certificates: upon issuance, copies of the trading certificates of the Vessel evidencing the same to be valid and in force;

(l)	Class confirmation: evidence from the Classification Society that the Vessel is classed with the class notation (referred to in the Mortgage), with the Classification Society or to a similar standard with another classification society of like standing to be specifically approved by the Lender and remains free from any overdue requirements or recommendations affecting her class;

(m)	Trim and stability booklet: a copy of the trim and stability booklet certifying the lightweight of the Vessel certified as true and complete by the legal counsel of the Borrower;

(n)	DOC and SMC: copies of (i) the DOC referred to in paragraph (a) in the definition of the ISM Code Documentation and (ii) of the SMC for the Vessel, certified as true and complete by the legal counsel of the Borrower;

(o)	ISM Code Documentation : copies of such applications for ISM Code Documentation as the Lender may by written notice to the Borrower have requested not later than two (2) days before the Drawdown Date certified as true and complete in all material respects by the Borrower;

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(p)	ISPS Code: i) evidence satisfactory to the Lender that the Vessel is subject to a ship security plan which complies with the ISPS Code; and ii) upon its issuance, a copy, certified as true and complete copy of the ISSC for the Vessel;

(q)	Valuation: charter free valuation of the Vessel, at the Borrower’s expense, prior to the Drawdown Date, prepared on the basis specified in Clause 8.5(b) (Valuation of Vessel) by an Approved Shipbroker appointed by the Lender in form and substance satisfactory to the Lender, for the purposes of determining the amount of the Loan as per Clause 1.1 (Amount and purpose);

(r)	Insurance Letter: the Insurance Letter duly executed;

(s)	Pledged Deposit: evidence that the Borrower has deposited or, as the case may be, will deposit concurrently with the drawdown of the Loan, the Pledged Deposit of Five hundred thousand Dollars ($500,000) as provided in Clause 8.1(j) (Pledged Deposit);

(t)	Acknowledgement of Receipt: a receipt in writing in form and substance satisfactory to the Lender including an acknowledgement and admission of the Borrower and/or any other Security Party to the effect that the Loan was drawn by the Borrower and a declaration by the Borrower that all conditions precedent have been fulfilled, that there is no Event of Default and that all the representations and warranties are true and correct;

(u)	Existing Loan Indebtedness: evidence that on the Refinancing Date the Existing Loan Indebtedness shall have been fully repaid ;Legal opinions: draft opinion from lawyers appointed by the Lender as to all the matters referred to in Clauses 6.1(a) (Due Incorporation/Valid Existence) and 6.1 (b) (Due Corporate Authority) and all such aspects of law as the Lender shall deem relevant to this Agreement and the other Finance Documents and any other documents executed pursuant hereto or thereto;

(v)	Security Parties’ process agent: a letter from each Security Party’s agent for receipt of service of proceedings referred to in each Security Document to which the relevant Security Party is a party, accepting its appointment under each of the relevant Security Documents; and

(w)	Flag State opinion: draft opinion of legal advisers to the Lender on matters of the laws of the Flag State.

7.3	No change of circumstances

The obligation of the Lender to advance the Commitment or any part thereof is subject to the further condition that at the time of the giving of the Drawdown Notice and on the Refinancing Date:

(a)	Representations and warranties: the representations and warranties set out in Clause 6 (Representations and warranties) and in each of the other Finance Documents are true and correct on and as of each such time as if each was made with respect to the facts and circumstances existing at such time;

(b)	No Event of Default: no Event of Default shall have occurred and be continuing or would result from the drawdown of the Loan;

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(c)	No change: the Lender shall be satisfied that (i) the Borrower remains, directly or indirectly, a fully (100%) owned Subsidiary of the Corporate Guarantor, and (ii) at least 25% of the entire issued common shares/stock of the Corporate Guarantor is directly or indirectly held by the Beneficial Shareholders disclosed to the Lender in writing, and (iii) there has been no Material Adverse Change in the financial condition of any Security Party which (change) might, in the sole opinion of the Lender, have a Material Adverse Effect; and

(d)	No Market Disruption Event: none of the circumstances contemplated by Clause 3.6 (Market disruption) has occurred and is continuing.

7.4	Know your customer and money laundering compliance

The obligation of the Lender to advance the Commitment or any part thereof is subject to the further condition that the Lender, prior to or simultaneously with the drawdown, shall have received, to the extent required by any change in applicable law and regulation or any changes in the Lender’s own internal guidelines since the date on which the applicable documents and evidence were delivered to the Lender pursuant to Clause 8.9 (Know your customer and money laundering compliance), such further documents and evidence as the Lender shall require to identify the Borrower and the other Security Parties and any other persons involved or affected by the transaction(s) contemplated by this Agreement.

7.5	Further documents

Without prejudice to the provisions of this Clause 7, and provided reasonable notice is given to the Borrower by the Lender, the Borrower hereby undertakes with the Lender to make or procure to be made such amendments and/or additions to any of the documents delivered to the Lender in accordance with this Clause 7 and to execute and/or deliver to the Lender or procure to be executed and/or delivered to the Lender such further documents as the Lender and its legal advisors may reasonably require to satisfy themselves that all the terms and requirements of this Agreement have been complied with.

7.6	Waiver of conditions precedent

The conditions specified in this Clause 7 are inserted solely for the benefit of the Lender and may be waived by the Lender in whole or in part and with or without conditions. Without prejudice to any of the other provisions of this Agreement, in the event that the Lender, in its sole and absolute discretion, makes the Commitment available to the Borrower prior to the satisfaction of all or any of the conditions referred to in Clause 7.1 Conditions precedent to the execution of this Agreement, Clause 7.2 (Conditions precedent to the making of the Commitment) and Clause 7.3 (No change of circumstances), the Borrower hereby covenants and undertakes to satisfy or procure the satisfaction of such condition or conditions by no later than fourteen (14) days after the Drawdown Date or within such longer period as the Lender may, in its sole and absolute discretion, agree to or specify.

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8.	UNDERTAKING

8.1	General undertakings

The Borrower hereby undertakes with the Lender that, from the date of this Agreement and so long as any moneys are owing under any of the Finance Documents and until the full and complete payment and discharge of the Outstanding Indebtedness, it will:

(a)	Notice on adverse change or Default: promptly inform the Lender upon becoming aware of any occurrence which might adversely affect the ability of any Security Party to perform its obligations under any of the Finance Documents and, without limiting the generality of the foregoing, will inform the Lender of any Event of Default forthwith upon becoming aware thereof and will from time to time, if so requested by the Lender, confirm to the Lender in writing that, save as otherwise stated in such confirmation, no Event of Default has occurred and is continuing;

(b)	Consents and licenses: without prejudice to Clause 6 (Representations and warranties) and Clause 7 (Conditions precedent), obtain or cause to be obtained, maintain in full force and effect and comply in all material respects with the conditions and restrictions (if any) imposed in, or in connection with, every consent, authorisation, license or approval of governmental or public bodies or authorities or courts and do or cause to be done, all other acts and things which may from time to time be necessary or desirable under applicable law for the continued due performance of all the obligations of the Security Parties under each of the Finance Documents;

(c)	Use of Loan proceeds: use the Loan exclusively for the purposes specified in Clause 1.1 (Amount and Purpose);

(d)	Pari passu: ensure that its obligations under this Agreement shall, without prejudice to the provisions of this Clause 8.1, at all times rank at least pari passu with all its other present and future unsecured and unsubordinated Financial Indebtedness with the exception of any obligations which are mandatorily preferred by law and not by contract;

(e)	Financial statements: furnish the Lender with (i) annual unaudited financial statements of the Borrower and annual audited financial statements of the Corporate Guarantor audited by an Approved Auditor, and (ii) un-audited semi-annual financial statements of the Corporate Guarantor, in each case prepared in accordance with Applicable Accounting Principles consistently applied, in respect of each Financial Year or each semester (as the case may be) of that Financial Year as soon as practicable but not later than 180 days (in the case of the annual financial statements) and 90 days (in the case of the un-audited semi-annual financial statements of the Corporate Guarantor) after the end of the financial period to which they relate, commencing in respect of the Corporate Guarantor with the Financial Year ending on 31st December, 2025 and in respect of the Borrower, with the Financial Year ending on 31st December, 2025;

(f)	Provision of further information: promptly, when requested, provide the Lender with such customary financial and other information and accounts relating to the business, undertaking, assets, liabilities, revenues, financial condition or affairs of the Borrower and of the Corporate Guarantor and such other further general information relating to the Borrower and to the Corporate Guarantor as the Lender from time to time may reasonably require, save where any such information is publicly available;

(g)	Financial Information: provide the Lender from time to time as the Lender may reasonably request with information on the financial conditions, actual and projected for the following 12 month period, cash flow position, commitments and operations of the Borrower and of the Corporate Guarantor including cash flow analysis and voyage accounts of the Vessel with a breakdown of income and running expenses showing net trading profit, trade payables and trade receivables, such financial details to be certified by an authorized signatory of the Borrower or (as the case may be) of the Corporate Guarantor as to their correctness;

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(h)	Information on the employment of the Vessel: provide the Lender from time to time as the Lender may request with information on the employment of the Vessel, as well as on the terms and conditions of any charterparty, contract of affreightment, agreement or related document in respect of the employment of the Vessel, such information to be certified by an authorised signatory of the Borrower as to their correctness;

(i)	Banking operations: subject to the provisions of Clause 13.7 (Relocation of Operating Account), ensure that all banking operations in connection with the Vessel are carried out through the Operating Account;

(j)	Pledged Deposit: ensure that from the date of this Agreement and throughout the Security Period the Borrower shall maintain in the Operating Account with the Lender, cash minimum liquidity in the amount of Five hundred thousand Dollars ($500,000) pledged in favour of the Lender (herein, the “Pledged Deposit”);

(k)	Subordination: ensure that all Financial Indebtedness of the Borrower to its shareholders is fully subordinated to the rights of the Lender under the Finance Documents, all in a form acceptable to the Lender, and to subordinate to the rights of the Lender under the Finance Documents any Financial Indebtedness issued to it by its shareholders, all in a form acceptable to the Lender;

(l)	Obligations under Finance Documents: duly and punctually perform each of the obligations expressed to be assumed by it under the Finance Documents to which is or it is to be a party;

(m)	Payment on demand: pay to the Lender within seven (7) days from the Lender’s first demand any sum of money which is due and payable by the Borrower to the Lender under this Agreement but in respect of which it is not specified in any other Clause when it is due and payable;

(n)	Compliance with Laws and Regulations: to comply, or procure compliance with all laws or regulations relating to the Borrower and/or the Vessel, its ownership, operation and management or to the business of the Borrower and cause this Agreement and the other Finance Documents to comply with and satisfy all the requirements and formalities established by the applicable laws to perfect this Agreement and the other Finance Documents as valid and enforceable Finance Documents;

(o)	Compliance with ISM Code: procure that the Approved Manager and any Operator:

(i)	will comply with and ensure that the Vessel and any Operator by no later than the Refinancing Date complies with the requirements of the ISM Code, including (but not limited to) the maintenance and renewal of valid certificates pursuant thereto throughout the Security Period;

(ii)	immediately inform the Lender if there is any threatened or actual withdrawal of the Borrower’s, the Approved Manager’s or an Operator’s DOC or the SMC in respect of the Vessel; and

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(iii)	promptly inform the Lender upon the issue to the Borrower, the Approved Manager or any Operator of a DOC and to the Vessel of an SMC or the receipt by the Borrower, the Approved Manager or any Operator of notification that its application for the same has been realised;

(p)	Compliance with ISPS Code: procure that the Approved Manager or any Operator will:

(i)	maintain at all times a valid and current ISSC respect of the Vessel;

(ii)	immediately notify the Lender in writing of any actual or threatened withdrawal, suspension, cancellation or modification of the ISSC in respect of the Vessel; and

(iii)	procure that the Vessel will comply at all times with the ISPS Code;

(q)	Maintenance of Security Interests:

(i)	at its own cost, do all that it reasonably can to ensure that any Finance Document validly creates the obligations and the Security Interests which it purports to create; and

(ii)	without limiting the generality of paragraph (q) above, at its own cost, promptly register, file, record or enrol any Finance Document with any court or authority in all Relevant Jurisdictions, pay any stamp, registration or similar tax in all Relevant Jurisdictions in respect of any Finance Document, give any notice or take any other step which may be or has become necessary or desirable for any Finance Document to be valid, enforceable or admissible in evidence or to ensure or protect the priority of any Security Interest which it creates;

(r)	Inspections/Surveys: once per year or in case an Event of Default has occurred and is continuing at any time that the Lender might consider to be necessary or useful, have the Vessel inspected and/or surveyed at the expense of the Borrower by surveyors and/or inspectors appointed by the Lender and the Borrower hereby duly authorises the Lender to review the insurance and operating records of the Borrower provided that any inspections/surveys/reviews are conducted at reasonable times and without interfering with the daily operations and the ordinary trading of the Vessel;

(s)	Notification of litigation: provide the Lender with details of any legal or administrative action relating to an amount exceeding Six hundred thousand Dollars ($600,000) involving the Borrower, the Approved Manager, the Vessel, the Earnings or the Insurances and of any legal or administrative action relating to an amount exceeding One million two hundred thousand Dollars ($1,200,000) involving the Corporate Guarantor, as soon as such action is instituted or it becomes apparent to the Borrower that it is likely to be instituted, unless it is clear that the legal or administrative action cannot be considered material in the context of any Finance Document and the Borrower shall procure that all reasonable measures are taken to defend any such legal or administrative action;

(t)	Notification of default: the Borrower will notify the Lender as soon as the Borrower becomes aware of the occurrence of an Event of Default and will keep the Lender fully up-to-date with all developments;

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(u)	Registered address: maintain its registered address at the address referred to in the Recital; and will not establish or do anything as a result of which it would be deemed to have, a place of business in the United Kingdom or the United States of America;

(v)	No US Tax Obligor: shall procure that, unless otherwise agreed by the Lender, it shall not become a US Tax Obligor; and

(w)	Compliance with Covenants: duly and punctually perform all obligations under this Agreement and the other Finance Documents.

8.2	Negative undertakings

The Borrower undertakes with the Lender that, from the date of this Agreement and so long as any moneys are owing under the Finance Documents and until the full and complete payment and discharge of the Outstanding Indebtedness, it will not, without the prior written consent of the Lender:

(a)	Negative pledge:

(i)	cease to hold the legal title to, and own the entire beneficial interest in the Vessel, its Insurances and Earnings, free from all Security Interests and other interests and rights of every kind, except for those created by the Finance Documents and other Permitted Security Interests and the effect of the assignments contained in the General Assignment and any other Finance Documents; and

(ii)	permit any Security Interest (other than a Permitted Security Interest) to subsist, arise or be created or extended over all or any part of its present or future undertakings, assets, rights or revenues to secure or prefer any present or future Financial Indebtedness or other liability or obligation of the Borrower or any other person;

(b)	No further Financial Indebtedness: incur no further Financial Indebtedness other than Permitted Financial Indebtedness;

(c)	No merger: merge or consolidate with any other person;

(d)	No disposals:

(i)	sell, transfer, abandon, lend, lease or otherwise dispose of or cease to exercise direct control over any part (being either alone or when aggregated with all other disposals falling to be taken into account pursuant to this Clause 8.2(d), material in the opinion of the Lender, in relation to the undertakings, assets, rights and revenues of the Borrower) of its present or future undertaking, assets, rights or revenues (otherwise than by transfers, sales or disposals for full consideration in the ordinary course of trading) whether by one or a series of transactions related or not;

(ii)	transfer, lease or otherwise dispose of any debt payable to it or any other right (present, future or contingent right) to receive a payment, including any right to damages or compensation,

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but paragraphs (i) and (ii) above do not apply to :

(aa) any charter of the Vessel, other than as provided in Clause 8.3 (a) (Chartering); and

(bb) any sale of the Vessel to a bona fide third party on arm’s length terms, other than as provided in Clause 4.3 (b) (Sale or refinancing of the Vessel);

(e)	No other business: undertake any type of business other than the ownership and operation of the Vessel and the chartering of the Vessel to third parties;

(f)	No acquisitions: acquire any further assets other than the Vessel and rights arising under contracts entered into by or on behalf of the Borrower in the ordinary course of its business of owning, operating and chartering the Vessel;

(g)	No other obligations: incur any liability or obligations except liabilities and obligations arising under the Finance Documents or contracts entered into in the ordinary course of its business of owning, operating and chartering the Vessel or any other Permitted Financial Indebtedness, (and for the purposes of this Clause 8.2(g) (No other obligations) fees to be paid pursuant to the Management Agreements in respect of the Vessel shall be considered as permitted obligations under the Finance Documents);

(h)	No repayment of borrowings: following the occurrence of an Event of Default that is continuing, repay the principal of, or pay interest on or any other sum in connection with, any of its Financial Indebtedness except for Financial Indebtedness pursuant to the Finance Documents;

(i)	No Payments: except pursuant to this Agreement and the other Finance Documents (and then only to the extent expressly permitted by the same) not pay out any funds (whether out of the Earnings or out of moneys collected under the General Assignment and/or the other Finance Documents or not) to any company or person except in connection with the administration of the Borrower, the operation, upgrade, maintenance and/or repair of the Vessel;

(j)	No guarantees: issue any guarantees or indemnities or otherwise become directly or contingently liable for the obligations of any person, firm, or corporation except pursuant to the Finance Documents and except for guarantees or indemnities from time to time required in the ordinary course by any protection and indemnity or war risks association with which the Vessel is entered, guarantees required to procure the release of the Vessel from any arrest, detention, attachment or levy or guarantees or undertakings required for the salvage of the Vessel;

(k)	No loans: make any loans or advances to, or any investments in any person, firm, corporation, joint venture or other entity including (without limitation) any loan or advance or grant any credit (save for normal trade credit in the ordinary course of business) to any officer, director, stockholder or employee or any other company managed by the Approved Manager directly or through the managers of the Vessel or agree to do so;

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(l)	No securities: permit any Financial Indebtedness of the Borrower to any person (other than the Lender) to be guaranteed by any person (save, in the case of the Borrower, for guarantees or indemnities from time to time required in the ordinary course by any protection and indemnity or war risks association with which the Vessel is entered, guarantees required to procure the release of the Vessel from any arrest, detention, attachment or levy or guarantees or undertakings required for the salvage of the Vessel);

(m)	No dividends or distribution: on the condition that:

(i)	no Event of Default has occurred and is continuing,

(ii)	no Event of Default will result from the payment of such dividends or the making of any other form of distribution or any redemption, purchase or return of share capital,

(iii)	prior written notice in respect thereto will be given to the Lender, and

(iv)	the Total Liabilities/Total Assets ratio of the Corporate Guarantor does not exceed (or will not exceed, as a result of such payment of dividends or the making of any other form of distribution) 75%, the Borrower may declare or pay any dividends or make any other distribution under any name or description upon any of the issued shares or effect any form of redemption, purchase or return of share capital or otherwise dispose of any of its present or future assets, undertakings, rights or revenues (which are all assigned to the Lender) to any of its shareholders;

AND for the purposes of this sub-Clause 8.2(m):

“Fleet Market Value” means, as of the date of calculation, the aggregate market value of all the vessels (including, but not limited to, the Vessel) from time to time owned by a member of the Group, as determined in accordance with the provisions (mutatis-mutandis) of Clause 8.5(b) (Valuation of Vessel);

“Total Assets” means, in respect of each Financial Year and by reference to the last day thereof, the aggregate on a consolidated basis of the assets of the Corporate Guarantor (including, for the avoidance of doubt, the assets of the other members of the Group and the aggregate of all monies standing to the credit of the Operating Account and any other account whether held in the name of the Corporate Guarantor or any other member of the Group and whether encumbered or otherwise) adjusted to reflect the aggregate Fleet Market Value, as reported in the financial statements to be provided to the Lender according to Clause 8.1(e) (Financial statements); and

“Total Liabilities” means, in respect of each Financial Year and by reference to the last day thereof, the consolidated liabilities of the Group which, in accordance with GAAP or (as the case may be) IFRS, are classified as liabilities less the aggregate of any shareholders’ loans, which are unsecured and fully subordinated to all Financial Indebtedness incurred under the Finance Documents pursuant to a subordination agreement or otherwise, made to any one or more members of the Group, all as shown in the financial statements to be provided to the Lender according to Clause 8.1(e) (Financial statements);

(n)	No subsidiaries: form or acquire any Subsidiaries;

(o)	No change of Business Structure: change the nature, organisation and conduct of the business of the Borrower as owner of the Vessel or the Approved Manager, as manager of Vessel, as the case may be, or carry on any business other than the business carried on at the date of this Agreement;

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(p)	No change of Legal Structure: (such consent not be unreasonably withheld) ensure that none of the documents defining the constitution of the Borrower shall be materially (in the Lender’s opinion) altered in any manner whatsoever;

(q)	No Security Interest on assets: allow any part of its undertaking, property, assets or rights, whether present or future, to be mortgaged, charged, pledged, used as a lien or otherwise encumbered without the prior written consent of the Lender save for any Permitted Security Interests;

(r)	Master Agreement Derivatives: not enter into any transaction in a derivative other than any under a master agreement entered into with the Lender; and

(s)	No change of control: ensure that, throughout the Security Period:

(i)	the Borrower remains, directly or indirectly, a fully (100%) owned Subsidiary of the Corporate Guarantor; and

(ii)	at least 25% of the entire issued common shares/stock of the Corporate Guarantor shall be directly or indirectly held by the Beneficial Shareholders disclosed in writing to the Lender.

8.3	Undertakings concerning the Vessel

The Borrower hereby undertakes with the Lender that, from the Refinancing Date and until the full and complete payment and discharge of the Outstanding Indebtedness, that it will:

(a)	Chartering: not without the prior written consent of the Lender which shall not be unreasonably withheld (and then only subject to such conditions as the Lender may impose) let or agree to let the Vessel:

(i)	on demise charter for any period; or

(ii)	by any Assignable Charterparty; or

(iii)	other than on an arm’s length basis;

(b)	No amendment to Assignable Charterparty: not without the prior written consent of the Lender which shall not be unreasonably withheld waive or fail to enforce, any Assignable Charterparty to which it is a party or any of its provisions, and will promptly notify the Lender of any amendment or supplement to any Assignable Charterparty;

(c)	Approved Manager: not without the prior written consent of the Lender which shall not be unreasonably withheld appoint a manager of the Vessel other than the Approved Manager;

(d)	Ownership/Management/Control: ensure that the Vessel is and remains registered on the Refinancing Date in the ownership of the Borrower under the laws of the Flag State and thereafter ensure that the Vessel will maintain her ownership, management and control;

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(e)	Class: ensure that the Vessel remains in class free of overdue recommendations by the Classification Society and provide the Lender on demand with copies of all class and trading certificates of the Vessel;

(f)	Insurances:

(aa) ensure that all Insurances (as defined in the relevant Mortgage/General Assignment) of the Vessel are maintained and comply with all insurance requirements specified in this Agreement and in the Mortgage and in case of failure to maintain the Vessel so insured, authorise the Lender (and such authorisation is hereby expressly given to the Lender) to have the right but not the obligation to effect such Insurances on behalf of the Borrower (and in case that the Vessel remains in port for an extended period) to effect port risks insurances at the cost of the Borrower which, if paid by the Lender, shall be Expenses; and

(bb) if (i) an Event of Default has occurred and is continuing or (ii) there has been any change in the insurance placement within such year or (iii) there has been a Material Adverse Change of the financial condition of any of the insurers of the Vessel at the Lender’s sole opinion, the Lender shall be entitled to obtain once per year at Borrower’s expense an opinion from insurance consultants (appointed by the Lender at the Borrower’s expense) as to the adequacy of the insurances effected or to be effected in respect of the Vessel;

(g)	Transfer/Security Interests: except as provided in Clause 4.3 (b) (Sale of the Vessel - Refinancing), not without the prior written consent of the Lender sell or otherwise dispose of the Vessel or any share therein or create or agree to create or permit to subsist any Security Interest over the Vessel (or any share or interest therein) other than Permitted Security Interests;

(h)	Not imperil Flag, Ownership, Insurances: ensure that the Vessel following the Refinancing Date is maintained and trades in conformity with the laws of the Flag State, of its owning company or of the nationality of the officers, the requirements of the Insurances and nothing is done or permitted to be done which could endanger the flag of the Vessel or its unencumbered (other than Security Interests in favour of the Lender and Security Interests permitted by this Agreement) ownership or its Insurances;

(i)	Mortgage Covenants: always comply with all the covenants provided for in the Mortgage;

(j)	Assignment of Earnings: not assign or agree to assign otherwise than to the Lender the Earnings or any part thereof.

(k)	Sharing of Earnings: not, without the prior written consent of the Lender which shall not be unreasonably withheld

(i)	enter into any agreement or arrangement for the sharing or pooling of any Earnings;

(ii)	enter into any agreement or arrangement for the postponement of any date on which any Earnings are due; the reduction of the amount of any Earnings or otherwise for the release or adverse alteration of any right of the Borrower to any Earnings; and

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(iii)	enter into any agreement or arrangement for the release of, or adverse alteration to, any guarantee or Security Interest relating to any Earnings.

(l)	Assignable Charterparty: ensure and procure that in the event of the Vessel being employed under an Assignable Charterparty:

(i)	the Borrower shall execute and deliver to the Lender within fifteen (15) days from the Lender’s relevant request a specific assignment of all its rights, title and interest in and to such charter and any charter guarantee (if available) in the form of a Charterparty Assignment and a notice of such assignment addressed to the relevant charterer;

(ii)	the Borrower will ensure (on a reasonable endeavours basis) that the relevant charterer and any charter guarantor agree to acknowledge to the Lender the specific assignment of such charter and charter guarantee by executing an acknowledgement substantially in the form included in the relevant Charterparty Assignment;

(iii)	in the case where such charter is a demise charter, procure that such demise charter includes a provision that (inter alia) the relevant charterer shall undertake to the Lender (aa) to comply with all of the Borrower’s undertakings with regard to the employment, insurances, operation, repairs and maintenance of the Vessel contained in this Agreement, the Mortgage and the General Assignment and (bb) to provide (inter alia) an assignment of its interest in the insurances of the Vessel in the form of a tripartite agreement in form and substance acceptable to the Lender, to be made between the Lender, the Borrower and such charterer;

(m)	No freight derivatives: not enter into or agree to enter into any freight derivatives or any other instruments which have the effect of hedging forward exposures to freight derivatives without the Lender’s consent;

(n)	Compliance with Environmental Laws: comply with, and procure that all its Environmental Affiliates comply with, all Environmental Laws including without limitation, requirements relating to manning and establishment of financial responsibility and to obtain and comply with, and procure that all its Environmental Affiliates comply with, all Environmental Approvals and to notify the Lender forthwith:

(i)	of any Environmental Claim for an amount or amounts in aggregate exceeding Six hundred thousand Dollars ($600,000) made against the Vessel, any Relevant Ship and/or her respective owner; and

(ii)	upon becoming aware of any incident which may give rise to an Environmental Claim and to keep the Lender advised in writing of the Borrower’s response to such Environmental Claim on such regular basis and in such detail as the Lender shall require; and

(o)	War Risk Insurance cover: in the event of hostilities in any part of the world (whether war is declared or not), not cause or permit the Vessel to enter or trade to any zone which is declared a war zone by any government or by the Vessel’s war risks insurers unless first obtaining the consent to such employment or trade of the insurers and complying with such requirements as to extra premium or otherwise as the insurers may prescribe require.

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8.4	Validity of Securities - Earnings - Taxes etc.

The Borrower hereby undertakes with the Lender that, from the date of this Agreement and throughout the Security Period, it will:

(a)	Validity: ensure and procure that all governmental or other consents required by law and/or any other steps required for the validity, enforceability and legality of this Agreement and the other Finance Documents are maintained in full force and effect and/or appropriately taken;

(b)	Earnings: ensure and procure that, unless and until directed by the Lender otherwise (i) all the Earnings of the Vessel shall be paid to the Operating Account and (ii) the persons from whom the Earnings are from time to time due are irrevocably instructed to pay them to the Operating Account or to such account in the name of the Borrower as shall be from time to time determined by the Lender in accordance with the provisions of this Agreement and/or the relevant Security Documents;

(c)	Taxes: pay all Taxes, assessments and other governmental charges when the same fall due, except to the extent that the same are being contested in good faith by appropriate proceedings and adequate reserves have been set aside for their payment if such proceedings fail; and

(d)	Additional Documents: from time to time at the request of the Lender execute and deliver to the Lender or procure the execution and delivery to the Lender of all such documents as shall be deemed necessary at the reasonable discretion of the Lender for giving full effect to this Agreement, and for perfecting, protecting the value of or enforcing any rights or securities granted to the Lender under any one or more of this Agreement, the other Finance Documents and any other documents executed pursuant hereto or thereto and in case that any conditions precedent (with the Lender’s consent) have not been fulfilled prior to the Refinancing Date, such conditions shall be complied with within ten (10) Business Days after the Lender’s written request (unless the Lender agrees otherwise in writing) and failure to comply with this covenant shall be an Event of Default.

8.5	Security cover - Valuation of the Vessel

(a)	Security shortfall - Additional Security: If at any time during the Security Period, the Security Value shall be less than the Security Requirement, the Lender may give notice to the Borrower requiring that such deficiency be remedied and then the Borrower shall (unless the sole cause of such deficiency is the Total Loss of the Vessel and the Borrower is in full compliance with his obligations in relation to such Total Loss) either;

(i)	prepay (in accordance with Clause 4.2 (Voluntary prepayment) (but without regard to the requirement for five (5) days’ prior notice or for minimum amount prepaid) within a period of forty five (45) days of the date of receipt by the Borrower of the Lender’s said notice (the “Prepayment Date”) such sum in Dollars as will result in the Security Requirement after such prepayment (taking into account any other repayment of the Loan made or to be made between the date of the notice and the date of such prepayment) being at least equal to the Security Value; or

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(ii)	on or before the Prepayment Date constitute to the satisfaction of the Lender such additional security for the Loan as shall be acceptable to the Lender having a net realisable value for security purposes (as determined by the Lender in its absolute discretion) at the date upon which such additional security shall be constituted which, when added to the Security Value, shall not be less than the Security Requirement as at such date. Such additional security shall be constituted by:

a)	additional pledged cash deposits in favor of the Lender in an amount equal to such shortfall with the Lender and in an account and manner to be determined by the Lender; and/or

b)	any other security acceptable to the Lender at its absolute discretion to be provided in a manner determined by the Lender.

Any such additional security provided to the Lender shall be promptly released by the Lender once the Lender has been satisfied that i) the Security Requirement Ratio has been and remains restored for ninety (90) days and ii) at the relevant time, no Event of Default has occurred and is continuing or will result from such release. The provisions of Clause 4.4 (Amounts payable on prepayment) shall apply to prepayments under Clause 8.5(a)(i).

(b)	Valuation of Vessel: (except for valuations obtained in accordance with Clause 7.2 (q) (Valuations) for the purpose of determining the Market Value of the Vessel prior to drawdown of the Commitment) the Vessel shall, for the purposes of this Clause 8.5, be valued in Dollars once in each calendar year or, if an Event of Default has occurred and is continuing, at any other time that the Lender shall reasonably require and for as long as such Event of Default is continuing, by two (2) Approved Shipbrokers, one appointed by the Lender and one appointed by the Borrower (such valuations to be addressed to the Lender and to be made without, unless required by the Lender, physical inspection, and on the basis of a sale for prompt delivery for cash at arm’s length on normal commercial terms as between a willing buyer and a willing seller, without taking into account the benefit of any charterparty or other engagement concerning the Vessel). The Lender and the Borrower agree to accept the average of such valuations made by the Approved Shipbrokers appointed as aforesaid as conclusive evidence of the Market Value of the Vessel at the date of such valuations and that the average of such valuations shall constitute the Market Value of the Vessel for the purposes of this Clause 8.5.

Notwithstanding the foregoing, each time that the Market Value of the Vessel needs to be determined under this Agreement, the Borrower may elect to waive its right to appoint, and obtain a valuation from a second Approved Shipbroker, in which case the valuation made by the Approved Shipbroker appointed by the Lender shall constitute the Market Value of the Vessel for the purposes of this Clause 8.5(b). Any waiver made by the Borrower under this Clause will be in writing and shall not prejudice the Borrower’s right to appoint and obtain a valuation from, a second Approved Shipbroker, at any other time that the Market Value of the Vessel needs to be determined under this Agreement, whether before or after such waiver.

The value of the Vessel determined in accordance with the provisions of this Clause 8.5 shall be binding upon the Borrower and the Lender until such time as any further such valuations shall be obtained.

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(c)	Information: The Borrower undertakes to the Lender to supply to the Lender and to any such Approved Shipbrokers such information concerning the Vessel (or any other vessel over which additional security has been created in accordance with Clause 8.5 (a) (ii) (Security shortfall- Additional security)) and its condition as such Approved Shipbrokers may reasonably require for the purpose of making any such valuation.

(d)	Costs: All costs in connection with:

(i)	the Lender obtaining any valuation of the Vessel referred to in Clause 8.5(b) (Valuation of Vessel); and

(ii)	any valuation of any additional security for the purposes of ascertaining the Security Value at any time or necessitated by the Borrower electing to constitute additional security pursuant to Clause 8.5(a)(ii): and

(iii)	all legal and other expenses incurred by the Lender in connection with any matter arising out of this Clause 8.5 shall be borne by the Borrower.

(e)	Valuation of additional security: For the purpose of this Clause 8.5, the market value of any additional security provided or to be provided to the Lender shall be determined by the Lender in its absolute discretion without any necessity for the Lender assigning any reason thereto and if such security consists of a vessel shall be that shown by a valuation complying with the requirements of Clause 8.5(b) (Valuation of Vessel) (whereas the costs shall be borne by the Borrower in accordance with Clause 8.5(d) (Costs)) or if the additional security is in the form of a cash deposit full credit shall be given for such cash deposit on a Dollar for Dollar basis.

(f)	Documents and evidence: In connection with any additional security provided in accordance with this Clause 8.5, the Lender shall be entitled to receive such evidence and documents of the kind referred to in Schedule 2 as may in the Lender’s opinion be appropriate and such favourable legal opinions as the Lender shall in its discretion require.

8.6	Sanctions

(a)	Without Limiting Clause 8.7 (Compliance with laws etc.), the Borrower hereby undertakes with the Lender that, from the date of this Agreement and until the date that the Outstanding Indebtedness is paid in full, shall ensure that:

(i)	the Vessel will not be used by or for the benefit of a Sanctions Restricted Person contrary to Sanctions;

(ii)	the Vessel will not be used in trading in any Sanctions Restricted Jurisdiction or in any manner contrary to Sanctions; and

(iii)	the Vessel will not be traded in any manner which would trigger the operation of any sanctions limitation or exclusion clause (or similar) in the Insurances.

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(b)	The Borrower shall:

(i)	not directly or to its knowledge (after reasonable enquiry) indirectly use or permit to be used all or any part of the proceeds of the Loan, or lend, contribute or otherwise make available such proceeds directly or to its knowledge (after reasonable enquiry) indirectly, to any person or entity (i) to finance or facilitate any activity or transaction of or with any Sanctions Restricted Person contrary to Sanctions or in any Sanctions Restricted Country, or (ii) in any other manner that would result in a violation of any Sanctions by any Party;

(ii)	shall not fund all or part of any payment under the Loan out of proceeds derived directly or to its knowledge (after reasonable enquiry) indirectly from any activity or transaction with a Sanctions Restricted Person contrary to Sanctions or in a Sanctions Restricted Jurisdiction or which would otherwise cause any party to be in breach of any Sanctions; and

(iii)	procure that no proceeds to its knowledge (after reasonable enquiry) from activities or business with a Sanctions Restricted Person contrary to Sanctions or in a Sanctions Restricted Jurisdiction are credited to the Operating Account.

8.7	Compliance with laws etc.

The Borrower shall:

(a)	comply, or procure compliance with all laws or regulations by the relevant Security Party:

(i)	relating to its respective business generally; and

(ii)	relating to the Vessel, its ownership, employment, operation, management and registration including, but not limited to, the ISM Code, the ISPS Code, all Environmental Laws and the laws of the Flag State; and

(iii)	all Sanctions;

(b)	obtain, comply with and do all that is necessary to maintain in full force and effect any Environmental Approvals; and

(c)	without limiting paragraph (a) above, not employ the Vessel nor allow its employment, operation or management in any manner contrary to any law or regulation including, but not limited to, the ISM Code, the ISPS Code and all Environmental Laws which has or is likely to have a Material Adverse Effect on the business, position, profitability, assets or the financial condition of any of the Security Parties and Sanctions.

8.8	Know your customer and money laundering compliance

The Borrower hereby undertakes with the Lender that, from the date of this Agreement and so long as any moneys are owing under the Finance Documents and while all or any part of the Commitment remains outstanding, it will provide the Lender, or procure the provision of, such documentation and other evidence as the Lender shall from time to time require, based on applicable law and regulations from time to time and the Lender’s own internal guidelines from time to time to identify the Borrower and the other Security Parties, including the disclosure in writing of the ultimate legal and beneficial owner or owners of such entities, and any other persons involved or affected by the transaction(s) contemplated by this Agreement in order for the Lender to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

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9.	EVENTS OF DEFAULT

9.1	Events

There shall be an Event of Default if:

(a)	Non-payment: any Security Party fails to pay any sum payable by it under any of the Finance Documents at the time, in the currency and in the manner stipulated in the Finance Documents (and so that, for this purpose, sums payable on demand shall be treated as having been paid at the stipulated time if paid within five (5) Business Days of demand and other sums due shall be treated as having been paid at the stipulated time if paid within three (3) Business Days of its falling due); or

(b)	Breach of Insurance and certain other obligations: the Borrower fails to obtain and/or maintain the Insurances (as defined in, and in accordance with the requirements of, the Finance Documents) or if any insurer in respect of such Insurances cancels the Insurances or disclaims liability by reason, in either case, of mis-statement in any proposal for the Insurances or for any other failure or default on the part of the Borrower or the Borrower commits any breach of or omits to observe any of the obligations or undertakings expressed to be assumed by it under Clause 8 (Covenants); or

(c)	Breach of other obligations: any Security Party commits any breach of or omits to observe any of its obligations or undertakings expressed to be assumed by it under any of the Finance Documents (other than those referred to in Clauses 9.1(a) (Non-payment) and 9.1(b) (Breach of Insurance and certain other obligations)) and, in respect of any such breach or omission which in the opinion of the Lender is capable of remedy, such action as the Lender may require shall not have been taken within fifteen (15) Business Days of the Lender notifying in writing the relevant Security Party of such default and of such required action; or

(d)	Misrepresentation: any representation or warranty made or deemed to be made or repeated by or in respect of any Security Party in or pursuant to any of the Finance Documents or in any notice, certificate or statement referred to in or delivered under any of the Finance Documents is or proves to have been incorrect or misleading in any material respect; or

(e)	Cross-default:

(i)	any Financial Indebtedness of the Borrower relating to an amount exceeding Six hundred thousand Dollars ($600,000) or any Financial Indebtedness of the Corporate Guarantor relating to an amount exceeding One million two hundred thousand Dollars ($1,200,000) is not paid when due (unless contested in good faith), or

(ii)	any Financial Indebtedness of the Borrower relating to an amount exceeding Six hundred thousand Dollars ($600,000) or any Financial Indebtedness of the Corporate Guarantor relating to an amount exceeding One million two hundred thousand Dollars ($1,200,000) (whether by declaration or automatically in accordance with the relevant agreement or instrument constituting the same) becomes due and payable prior to the date when it would otherwise have become due (unless as a result of the exercise by the Borrower or the Corporate Guarantor (as the case may be) of a voluntary right of prepayment), or

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(iii)	any facility or commitment available to the Borrower relating to Financial Indebtedness relating to an amount exceeding Six hundred thousand Dollars ($600,000) or any facility or commitment available to the Corporate Guarantor relating to Financial Indebtedness relating to an amount exceeding One million two hundred thousand Dollars ($1,200,000) is withdrawn, suspended or cancelled by reason of any default (however described) of the person concerned unless the Borrower or the Corporate Guarantor (as the case may be) shall have satisfied the Lender that such withdrawal, suspension or cancellation will not affect or prejudice in any way the Borrower’s or the Corporate Guarantor’s (as the case may be) ability to pay its debts as they fall due, or

(iv)	any guarantee given by the Borrower or the Corporate Guarantor in respect of Financial Indebtedness relating, with respect to the Borrower to an amount exceeding Six hundred thousand Dollars ($600,000) and in respect of the Corporate Guarantor, to an amount exceeding One million two hundred thousand Dollars ($1,200,000) is not honoured when due and called upon; or

(f)	Legal process: any judgment or order made or commenced in good faith by a person against any of the Borrower and the Corporate Guarantor relating with respect to the Borrower to an amount exceeding Six hundred thousand Dollars ($600,000) and in respect of the Corporate Guarantor, to an amount exceeding One million two hundred thousand Dollars ($1,200,000), is not stayed or complied with within thirty (30) Business Days or a good faith creditor attaches or takes possession of, or a distress, execution, sequestration or other bona fide process relating with respect to the Borrower to an amount exceeding Six hundred thousand Dollars ($600,000) and in respect of the Corporate Guarantor, to an amount exceeding One million two hundred thousand Dollars ($1,200,000), is levied or enforced upon or sued out against, any of the undertakings, assets, rights or revenues of any of the Borrower and the Corporate Guarantor and is not discharged within thirty (30) Business Days; or

(g)	Insolvency: any Security Party becomes insolvent or stops or suspends making payments (whether of principal or interest) with respect to all or any class of its debts or announces an intention to do so; or

(h)	Reduction or loss of capital: a meeting is convened by the Borrower for the purpose of passing any resolution to purchase, reduce or redeem any of its share capital; or

(i)	Winding up: any petition is presented or other step is taken for the purpose of winding up any Security Party or an order is made or resolution passed for the winding up of any Security Party or a notice is issued convening a meeting for the purpose of passing any such resolution; or

(j)	Administration: any bona fide petition is presented or other step is taken for the purpose of the appointment of an administrator of any Security Party or an administration order is made in relation to any Security Party; or

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(k)	Appointment of receivers and managers: any administrative or other receiver is appointed of any Security Party or any material (in the Lender’s opinion) part of its assets and/or undertaking or any other steps are taken to enforce any Security Interest over all or any material (in the Lender’s opinion) part of the assets of any Security Party; or

(l)	Compositions: any steps are taken, or negotiations commenced, by any Security Party or by any of its creditors with a view to the general readjustment or rescheduling of all or a material (in the Lender’s opinion) part of its indebtedness or to proposing any kind of composition, compromise or arrangement involving such company and any of its creditors provided, however, that if the Borrower is able to provide such evidence as is satisfactory in all respects to the Lender that such rescheduling will not relate to any payment default or anticipated default the same shall not constitute an Event of Default; or

(m)	Analogous proceedings: there occurs, in relation to any Security Party, in any country or territory in which any of them carries on business or to the jurisdiction of whose courts any part of their assets is subject, any event which in that country or territory corresponds with, or have an effect equivalent or similar to, any of those mentioned in Clause 9.1 paragraphs (f) (Legal process) through (l) (Compositions) (inclusive) or any Security Party otherwise becomes subject, in any such country or territory, to the operation of any law relating to insolvency, bankruptcy or liquidation; or

(n)	Cessation of business: any Security Party suspends or ceases to carry on its business; or

(o)	Seizure: all or a material part of the undertaking, assets, rights or revenues of, or shares or other ownership interests in, any Security Party are seized, nationalised, expropriated or compulsorily acquired by or under the authority of any government; or

(p)	Invalidity: any of the Finance Documents shall at any time and for any reason become invalid or unenforceable or otherwise cease to remain in full force and effect, or if the validity or enforceability of any of the Finance Documents shall at any time and for any reason be contested by any Security Party which is a party thereto, or if any such Security Party shall deny that it has any, or any further, liability thereunder; or

(q)	Unlawfulness: it becomes impossible or unlawful at any time for any Security Party, to fulfil any of the covenants and obligations expressed to be assumed by it in any of the Finance Documents or for the Lender to exercise the rights or any of them vested in it under any of the Finance Documents or otherwise; or

(r)	Repudiation: any Security Party repudiates any of the Finance Documents or does or causes or permits to be done any act or thing evidencing an intention to repudiate any of the Finance Documents; or

(s)	Security Interests enforceable: any Security Interest (other than Permitted Security Interests) in respect of any of the property (or a material (in the Lender’s opinion) part thereof) which is the subject of any of the Finance Documents becomes enforceable; or

(t)	Material Adverse Change: there occurs, in the reasonable opinion of the Lender, a Material Adverse Change in the financial condition of any of the Borrower and the Corporate Guarantor as described by the Borrower or any other Security Party to the Lender in the negotiation of this Agreement, which materially impairs the ability of the above Security Parties (or either of them) to perform their respective obligations under this Agreement and the Finance Documents to which is or is to be a party; or

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(u)	Arrest: the Vessel is arrested, confiscated, seized, taken in execution, impounded, forfeited, detained in exercise or purported exercise of any possessory lien or other claim or otherwise taken from the possession of the Borrower (otherwise than due to an event falling within the definition of Total Loss) and the Borrower shall fail to procure the release of the Vessel within a period of forty (40) Business Days thereafter; or

(v)	Registration: the registration of the Vessel under the laws and flag of the Flag State is cancelled or terminated without the prior written consent of the Lender or, if applicable, the Vessel is only provisionally registered on the Refinancing Date and is not permanently registered under the laws and flag of the Flag State at least thirty (30) days prior to the deadline for completing such permanent registration; or

(w)	Unrest: the Flag State of the Vessel becomes involved in hostilities or civil war or there is a seizure of power in such Flag State by unconstitutional means if, in any such case, (a) such event could in the opinion of the Lender reasonably be expected to have a Material Adverse Effect on the security constituted by any of the Finance Documents and (b) the Borrower has failed within thirty (30) days from receiving notice from the Lender to this effect to (i) delete the Vessel from its Flag State and (ii) re-register the Vessel under another Flag State approved by the Lender in its sole discretion through a relevant Registry, in each case, at the Borrowers’ cost and expense; or

(x)	Approved Manager: there occurs, in relation to an Approved Manager any of the events mentioned in Clause 9.1 paragraphs (e) (Legal process) through (m) (Cessation of business) (inclusive) and the Borrower fails to appoint a new Approved Manager of the Vessel acceptable to the Lender such acceptance not to be unreasonably withheld within ten (10) days of becoming aware of the occurrence of such event.

(x)	Environment: any Relevant Party and/or the Approved Manager fails to comply with any Environmental Law or any Environmental Approval or the Vessel is involved in any incident which gives rise or which may give rise to any Environmental Claim, if in any such case, such non-compliance or incident or the consequences thereof could (in the reasonable opinion of the Lender) be expected to have a Material Adverse Effect on the business assets, operations, property or financial condition of the Borrower or any other Security Party or on the security created by any of the Finance Documents; or

(y)	P&I: the Borrower fails or omits to comply with any requirements of the protection and indemnity association or other insurer with which the Vessel is entered for insurance or insured against protection and indemnity risks (including oil pollution risks) to the effect that any cover in relation to the Vessel (including without limitation, liability for Environmental Claims arising in jurisdictions where the Vessel operates or trades) is or may be liable to cancellation, qualification or exclusion at any time; or

(z)	Shareholding-Change of control: there is a breach of paragraphs (i) or (ii) of sub-Clause 8.2(s) (No change of control) without the prior written consent of the Lender; or

(aa)	Change of Management: the Vessel ceases to be managed by the Approved Manager (for any reason other than the reason of a Total Loss or sale of the Vessel) without the approval of the Lender, which shall not be unreasonably withheld, and the Borrower fails to appoint another Approved Manager prior to the termination of the mandate with the previous relevant Approved Manager; or

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(bb)	Deviation of Earnings: any Earnings of the Vessel are not paid to the Operating Account for any reason whatsoever (other than with the Lender’s prior written consent); or

(cc)	ISM Code and ISPS Code: (without prejudice to the generality of sub-Clause 9.1(c) (Breach of other obligations)) for any reason whatsoever the provisions of Clause 8.1(o) (Compliance with ISM Code) and (p) (Compliance with ISPS Code) are not complied with and the Vessel ceases to comply with the ISM Code or, as the case may be, the ISPS Code; or

(dd)	Sanctions: (without prejudice to the generality of sub-Clause 9.1(c) (Breach of other obligations)) for any reason whatsoever the provisions of Clause 8.6 (Sanctions) and Clause 8.7 (Compliance with laws etc.) are not complied with.

9.2	Consequences of Default – Acceleration

The Lender may without prejudice to any other rights of the Lender (which will continue to be in force concurrently with the following), at any time after the happening of an Event of Default, which is continuing:

(a)	by notice to the Borrower declare that the obligation of the Lender to make the Commitment (or any part thereof) available shall be terminated, whereupon the Commitment shall be reduced to zero forthwith; and/or

(b)	by notice to the Borrower declare that the Loan and all interest accrued and all other sums payable under the Finance Documents have become due and payable, whereupon the same shall, immediately or in accordance with the terms of such notice, become due and payable without any further diligence, presentment, demand of payment, protest or notice or any other procedure from the Lender which are expressly waived by the Borrower; and/or

(c)	put into force and exercise all or any of the rights, powers and remedies possessed by the Lender under this Agreement and/or under any other Finance Document and/or as mortgagee of the Vessel, mortgagee, chargee or assignee or as the beneficiary of any other property right or any other security (as the case may be) of the assets charged or assigned to it under the Finance Documents or otherwise (whether at law, by virtue of any of the Finance Documents or otherwise).

9.3	Multiple notices; action without notice

The Lender may serve notices under paragraphs (a) and (b) of Clause 9.2 (Consequences of Default – Acceleration) simultaneously or on different dates and it may take any action referred to in that Clause if no such notice is served or simultaneously with or at any time after service of both or either of such notices, it being understood and agreed that the non-service of a notice in respect of an Event of Default hereunder, or under any of the Finance Documents (whether known to the Lender or not), shall not be construed to mean that the Event of Default shall cease to exist and bring about its lawful consequences.

9.4	Demand basis

If, pursuant to Clause 9.2(b), the Lender declares the Loan to be due and payable on demand, the Lender may by written notice to the Borrower (a) call for repayment of the Loan on such date as may be specified whereupon the Loan shall become due and payable on the date so specified together with all interest accrued and all other sums payable under this Agreement or (b) withdraw such declaration with effect from the date specified in such notice.

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9.5	Proof of Default

It is agreed that (i) the non-payment of any sum of money in time will be proved conclusively by mere passage of time and (ii) the occurrence of this (non-payment) shall be proved conclusively by a mere written statement of the Lender (save for manifest error).

9.6	Exclusion of Lender ‘s liability

Neither the Lender nor any receiver or manager appointed by the Lender, shall have any liability to the Borrower or a Security Party:

(a)	for any loss caused by an exercise of rights under, or enforcement of a Security Interest created by, a Finance Document or by any failure or delay to exercise such a right or to enforce such a Security Interest; or

(b)	as mortgagee in possession or otherwise, for any income or principal amount which might have been produced by or realised from any asset comprised in such a Security Interest or for any reduction (however caused) in the value of such an asset, except that this does not exempt the Lender or a receiver or manager from liability for losses shown to have been caused by the wilful misconduct of the Lender’s own officers and employees or (as the case may be) such receiver’s or manager’s own partners or employees.

10.	INDEMNITIES - EXPENSES – FEES

10.1	Indemnity

The Borrower shall on demand (and it is hereby expressly undertaken by the Borrower to) indemnify the Lender, without prejudice to any of the other rights of the Lender under any of the Finance Documents, against any loss (including, in the cases referred to in sub clauses (a) and (b) of this Clause, loss of the Applicable Margin and in every case, any Break Costs) or expense which the Lender sustains or incurs as a consequence of:

(a)	any default in payment by any of the Security Parties of any sum under any of the Finance Documents when due;

(b)	the occurrence of any Event of Default which is continuing;

(c)	any prepayment of the Loan or part thereof being made under Clauses 4.2 (Voluntary Prepayment) and 4.3 (Compulsory Prepayment in case of Total Loss or sale or refinancing of the Vessel), 8.5(a) (Security shortfall), 12.1 (Unlawfulness) or 12.4 (Option to prepay) or any other repayment of the Loan or part thereof being made otherwise than on an Interest Payment Date relating to the part of the Loan prepaid or repaid; or

(d)	the Commitment not being advanced for any reason (excluding any default by the Lender and any reason mentioned in Clause 12.1 (Unlawfulness)) after the Drawdown Notice has been given, including, in any such case, but not limited to, any loss or expense sustained or incurred in maintaining or funding the Loan or any part thereof or in liquidating or re-employing deposits from third parties acquired to effect or maintain the Loan or any part thereof.

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10.2	Expenses

The Borrower shall (and it is hereby expressly undertaken by the Borrower to) pay to the Lender on demand:

(a)	Initial and Amendment expenses: all expenses (including reasonable legal, printing and out-of-pocket expenses) reasonably incurred by the Lender in connection with the negotiation, preparation and execution of this Agreement and the other Finance Documents and of any amendment or extension of or the granting of any waiver or consent under this Agreement and/or any of the Finance Documents and/or in connection with any proposal by the Borrower to constitute additional security pursuant to sub-Clause 8.5(a) (Security shortfall), whether any such security shall in fact be constituted or not;

(b)	Enforcement expenses: all expenses (including reasonable legal and out-of-pocket expenses) incurred by the Lender in contemplation of, or otherwise in connection with, the enforcement of, or preservation of any rights under, this Agreement and/or any of the other Finance Documents, or otherwise in respect of the moneys owing under this Agreement and/or any of the other Finance Documents or the contemplation or preparation of the above, whether they have been effected or not;

(c)	Legal costs: the legal costs of the Lender’s appointed lawyers, in respect of the preparation of this Agreement and the other Finance Documents as well as the legal costs of the foreign lawyers (if these are available) in respect of the registration of the Finance Documents or any search or opinion given to the Lender in respect of the Security Parties or the Vessel or the Finance Documents. The said legal costs shall be due and payable on the Drawdown Date; and

(d)	Other expenses: any and all other Expenses.

10.3	Break Costs

If as a consequence of receipt or recovery of all or any part of the Loan (a “Payment”) on a day other than the last day of an Interest Period applicable to the sum received or recovered the Lender has or will, with effect from a specified date, incur Break Costs:

(a)	the Lender shall promptly notify the Borrower;

(b)	the Borrower shall, within five (5) Business Days of the Lender’s demand, pay to the Lender the amount of such Break Costs; and

(c)	the Lender shall, as soon as reasonably practicable, following a request by the Borrower, provide a certificate confirming the amount of the Lender’s Break Costs for the Interest Period in which they accrue, such certificate to be, in the absence of manifest error, conclusive and binding on the Borrower.

In this Clause 10.3, “Break Costs” means, in relation to a Payment the amount (if any) by which:

(i)	the interest (excluding Applicable Margin) which the Lender, should have received in accordance with Clause 3 (Interest) in respect of the sum received or recovered from the date of receipt or recovery of such Payment to the last day of the then current Interest Period applicable to the sum received or recovered had such Payment been made on the last day of such Interest Period;

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exceeds

(ii)	the amount which the Lender, would be able to obtain by placing an amount equal to such Payment on deposit with a leading bank for a period commencing on the Business Day following receipt or recovery of such Payment (as the case may be) and ending on the last day of the then current Interest Period applicable to the sum received or recovered.

10.4	Stamp duty – Value Added Tax

(a)	The Borrower shall pay (if applicable) any and all stamp, registration and similar taxes or charges (including those payable by the Lender) imposed by governmental authorities in relation to this Agreement and any of the other Finance Documents, and shall indemnify the Lender against any and all liabilities with respect to, or resulting from delay or omission on the part of the Borrower to pay such stamp taxes or charges;

(b)	All fees and expenses payable pursuant to this Clause 10 shall be paid together with value added tax (if applicable) or any similar tax (if any) properly chargeable thereon. Any value added tax chargeable in respect of any services supplied by the Lender under this Agreement shall, on delivery of the value added tax invoice, be paid in addition to any sum agreed to be paid hereunder.

10.5	Environmental Indemnity

The Borrower shall indemnify the Lender on demand and hold the Lender harmless from and against all costs, expenses, payments, charges, losses, demands, liabilities, actions, proceedings (whether civil or criminal) penalties, fines, damages, judgements, orders, sanctions or other outgoings of whatever nature which may be suffered, incurred or paid by, or made or asserted against the Lender at any time, whether before or after the repayment in full of principal and interest under this Agreement, relating to, or arising directly or indirectly in any manner or for any cause or reason out of an Environmental Claim made or asserted against the Lender if such Environmental Claim would not have been, or been capable of being, made or asserted against the Lender if it had not entered into any of the Finance Documents and/or exercised any of its rights, powers and discretions thereby conferred and/or performed any of its obligations thereunder and/or been involved in any of the transactions contemplated by the Finance Documents.

10.6	Currency indemnity

If any sum due from the Borrower under any of the Finance Documents or any order or judgement given or made in relation hereto has to be converted from the currency (the “first currency”) in which the same is payable under the relevant Finance Document or under such order or judgement into another currency (the “second currency”) for the purpose of (i) making or filing a claim or proof against the Borrower or any other Security Party, as the case may be or (ii) obtaining an order or judgement in any court or other tribunal or (iii) enforcing any order or judgement given or made in relation to any of the Finance Documents, the Borrower shall (and it is hereby expressly undertaken by the Borrower to) indemnify and hold harmless the Lender from and against any loss suffered as a result of any difference between (a) the rate of exchange used for such purpose to convert the sum in question from the first currency into the second currency and (b) the rate or rates of exchange at which the Lender may in the ordinary course of business purchase the first currency with the second currency upon receipt of a sum paid to it in satisfaction, in whole or in part, of any such order, judgement, claim or proof. The term “rate of exchange” includes any premium and costs of exchange payable in connection with the purchase of the first currency with the second currency.

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10.7	Maintenance of the Indemnities

The indemnities contained in this Clause 10 shall apply irrespective of any indulgence granted to the Borrower or any other party from time to time and shall continue to be in full force and effect notwithstanding any payment in favour of the Lender and any sum due from the Borrower under this Clause 10 will be due as a separate debt and shall not be affected by judgement being obtained for any other sums due under any one or more of this Agreement, the other Finance Documents and any other documents executed pursuant hereto or thereto.

10.8	MII costs

The Borrower shall reimburse the Lender on demand for any and all costs incurred by the Lender (as conclusively certified by the Lender) in effecting and keeping effected a Mortgagee’s Interest Insurance (herein, “MII”), which the Lender may at any time effect on such terms, for an amount of 120% of the Loan and with such insurers as shall from time to time be determined by the Lender, provided, however, that the Lender shall in its absolute discretion appoint and instruct in respect of such MII policy the insurance brokers in respect of such Insurance and provided, further, that in the event that the Lender effects any such Insurance on the basis of any mortgagee’s open cover, the Borrower shall pay on demand to the Lender its proportion of premium due in respect of the Vessel(s) for which such insurance cover has been effected by the Lender, provided always that the Lender has provided the Borrower with copies of the corresponding invoice from the MII insurers/their brokers and any certificate of the Lender in respect of any such premium due by the Borrower shall (save for manifest error) be conclusive and binding upon the Borrower.

10.9	Central Bank or European Central Bank reserve requirements indemnity

The Borrower shall on demand promptly indemnify the Lender against any documented cost incurred or loss suffered by the Lender as a result of its complying with the minimum reserve requirements of the European Central Bank and/or with respect to maintaining required reserves with the relevant national Central Bank to the extent that such compliance relates to the Commitment or deposits obtained by it to fund the whole or part of the Loan and to the extent such cost or loss is not recoverable by the Lender under Clause 12.2 (Increased cost).

10.10	Communications Indemnity

It is hereby agreed in connection with communications that:

(a)	Express authority is hereby given by the Borrower to the Lender to accept all tested or untested communications given by facsimile, electronic mail or otherwise, regarding any or all of the notices (as defined in Clause 16.4 (Meaning of “notice”) under this Agreement, subject to any restrictions imposed by the Lender relating to such notices including, without limitation (if so required by the Lender), the obligation to confirm such notices by letter.

(b)	The Borrower shall recognise any and all of the said notices as legal, valid and binding, when these notices come from the fax number or electronic mail address mentioned in Clause 16.1 (Notices) or any other fax or electronic mail address usually used by it or the Approved Manager and are duly signed or in case of emails are duly sent by the person appearing to be sending such notice.

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(c)	The Borrower hereby assumes full responsibility for the execution of the said notices, and promises and recognises that the Lender shall not be held responsible for any loss, liability or expense that may result from such notices, save in case of Lender’s wilful misconduct. It is hereby undertaken by the Borrower to indemnify in full the Lender from and against all actions, proceedings, damages, costs, claims, demands, expenses and any and all direct and/or indirect losses which the Lender may suffer, incur or sustain by reason of the Lender following such notices.

(d)	With regard to notices (as defined in Clause 16.4 (Meaning of “notice”) issued by electronic and/or mechanical processes (e.g. by facsimile or electronic mail) the following are applicable:

(i)	The Borrower hereby acknowledges and accepts the risks associated with the use of unsecured electronic mail communication including, without limitation, risk of delay, loss of data, confidentiality breach, forgery, falsification and malicious software. The Lender shall not be liable in any way for any loss or damage or any other disadvantage suffered by the Borrower resulting from such unsecured electronic mail communication.

(ii)	If the Borrower or any other Security Party wishes to cease all electronic communication, it shall give written notice to the Lender accordingly after receipt of which notice the Parties shall cease all electronic communication.

(iii)	For as long as electronic communication is an accepted form of communication, the Parties shall:

a)	notify each other in writing of their electronic mail address and/or any other information required to enable the sending and receipt of information by that means; and

b)	notify each other of any change to their respective addresses or any other such information supplied to them; and

(e)	in case electronic communication is sent to recipients with the domain <pyxistankers.com>, the parties shall without undue delay inform each other if there are changes to the said domain or if electronic communication shall thereafter be sent to individual electronic mail addresses.

(f)	The risks of misunderstandings and errors resulting from notices (as defined in Clause 16.4 (Meaning of “notice”) being given as mentioned above, are for the Borrower and the Lender will be indemnified in full pursuant to this Clause save in case of Lender’s wilful misconduct.

(g)	The Lender shall have the right to ask the Borrower to furnish any information the Lender may require to establish the authority of any person purporting to act on behalf of the Borrower for these notices, but it is expressly agreed that there is no obligation for the Lender to do so. The Lender shall be fully protected in, and the Lender shall incur no liability to the Borrower for acting upon the said notices, which were believed by the Lender in good faith to have been given by the Borrower or by any of its authorised representative(s).

(h)	It is undertaken by the Borrower to use its best endeavours to safeguard the function and the security of the electronic and mechanical appliance(s) such as fax(es), electronic mail(s) etc. The Borrower shall hold the Lender harmless and indemnified from all claims, losses, damages and expenses which the Lender may incur by reason of the failure of the Borrower to comply with the obligations under this Clause.

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10.11	Fees

(a)	Arrangement fee: The Borrower shall pay to the Lender an arrangement fee (the “Arrangement Fee”) in the amount of Dollars Fifty thousand ($50,000) payable on the Drawdown Date.

(b)	Non-refundable: The Arrangement Fee shall be non-refundable.

10.12	FATCA Deduction

(a)	Each party to a Finance Document may make any FATCA Deduction it is required to make by FATCA, and any payment required in connection with that FATCA Deduction, and shall not be required to increase any payment in respect of which it makes such a FATCA Deduction or otherwise compensate the recipient of the payment for that FATCA Deduction.

(b)	Each party to a Finance Document shall promptly, upon becoming aware that it must make a FATCA Deduction (or that there is any change in the rate or the basis of such FATCA Deduction), notify the party to a Finance Document to whom it is making the payment.

10.13	FATCA status

(a)	Subject to Clause 10.12(c) below, each party shall, within ten (10) Business Days of a reasonable request by another party:

(i)	confirm to that other party whether it is:

(aa)	a FATCA Exempt Party; or

(bb)	not a FATCA Exempt Party; and

(ii)	supply to that other party such forms, documentation and other information relating to its status under FATCA (including its applicable passthru percentage or other information required under the Treasury Regulations or other official guidance including intergovernmental agreements) as that other party reasonably requests for the purposes of that other party’s compliance with FATCA.

(b)	If a party confirms to another party pursuant to Clause 10.12(a)(i) above that it is a FATCA Exempt Party and it subsequently becomes aware that it is not, or has ceased to be a FATCA Exempt Party, that party shall notify that other party reasonably promptly.

(c)	Clause 10.12(a)(i) above shall not oblige the Lender to do anything which would or might in its reasonable opinion constitute a breach of:

(i)	any law or regulation;

(ii)	any fiduciary duty; or

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(iii)	any duty of confidentiality.

(d)	If a party fails to confirm its status or to supply forms, documentation or other information requested in accordance with Clause 10.12(a) above (including, for the avoidance of doubt, where Clause 10.12(c) above applies), then:

(i)	if that party failed to confirm whether it is (and/or remains) a FATCA Exempt Party then such party shall be treated for the purposes of the Finance Documents as if it is not a FATCA Exempt Party; and

(ii)	if that party failed to confirm its applicable passthru percentage then such party shall be treated for the purposes of the Finance Documents (and payments made thereunder) as if its applicable passthru percentage is 100%, until (in each case) such time as the party in question provides the requested confirmation, forms, documentation or other information.

11.	SECURITY, APPLICATION, AND SET-OFF

11.1	Securities

As security for the due and punctual repayment of the Loan and payment of interest thereon as provided in this Agreement and of all other Outstanding Indebtedness, the Borrower shall ensure and procure that the following Finance Documents are duly executed and, where required, registered in favour of the Lender in form and substance satisfactory to the Lender at the time specified herein or otherwise as required by the Lender and ensure that such security consists, on the Drawdown Date in respect of the Loan, of the Finance Documents.

11.2	Maintenance of Securities

It is hereby undertaken by the Borrower that the Finance Documents shall both at the date of execution and delivery thereof and so long as any moneys are owing and/or due under this Agreement or under the other Finance Documents be valid and binding obligations of the respective Security Parties thereto and rights of the Lender enforceable in accordance with their respective terms and that they will, at the expense of the Borrower, execute, sign, perfect and do any and every such further assurance, document, act, omission or thing as in the opinion of the Lender may be necessary for perfecting the security contemplated or constituted by the Finance Documents.

11.3	Application of funds

(a)	Order of application: Except as any Finance Document may otherwise provide, any sums which are received or recovered by the Lender under or pursuant to or by virtue of any of the Finance Documents and expressed to be applicable in accordance with this Clause 11.3 shall be applied by the Lender in the following manner:

(i)	FIRST: in or towards satisfaction of any amounts then due and payable under the Finance Documents in the following order and proportions:

a)	Firstly, in or towards satisfaction of all amounts then due and payable to the Lender under the Finance Documents other than those amounts referred to at paragraphs b) and c) below (including, but without limitation, all amounts payable by the Borrower under Clauses 10 (Indemnities- Expenses-Fees), 5.1 (Payments – No set-off or counterclaims) or 5.3 (Gross-Up) of this Agreement or by the Borrower or any Security Party under any corresponding or similar provision in any other Finance Document);

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b)	Secondly, in or towards payment of any default interest;

c)	Thirdly, in or towards payment of any arrears of interest (other than default interest) due in respect of the Loan or any part thereof; and

d)	Fourthly, in or towards repayment of the Loan (whether the same is due and payable or not);

(ii)	SECOND: the surplus (if any) after the full and complete payment of the Outstanding Indebtedness shall be paid to the Borrower or to any other person entitled to it.

(b)	Notice of variation of order of application: The Lender may, by notice to the Borrower and the Security Parties, provide, at its sole discretion, for a different order of application from that set out in Clause 11.3(a) (Order of application) either as regards a specified sum or sums or as regards sums in a specified category or categories, without affecting the obligations of the Borrower to the Lender.

(c)	Effect of variation notice: The Lender may give notices under Clause 11.3(b) (Notice of variation of order of application) from time to time; and such a notice may be stated to apply not only to sums which may be received or recovered in the future, but also to any sum which has been received or recovered on or after the third Business Day before the date on which the notice is served.

(d)	Insufficient balance: For the avoidance of doubt, in the event that such balance is insufficient to pay in full the whole of the Outstanding Indebtedness, the Lender shall be entitled to collect the shortfall from the Borrower or any other person liable therefor.

(e)	Appropriation rights overridden: This Clause 11.3 and any notice which the Lender gives under Clause 11.3(b) (Notice of variation of order of application) shall override any right of appropriation possessed, and any appropriation made, by the Borrower or any other Security Party.

11.4	Set off

(a)	Application of credit balances: Express authority is hereby given by the Borrower to the Lender without prejudice to any of the rights of the Lender at law, contractually or otherwise, at any time after an Event of Default has occurred and is continuing, and without prior notice to the Borrower:

(i)	to apply any credit balance standing upon any account of the Borrower with any branch of the Lender (including, without limitation, the Operating Account and in whatever currency in or towards satisfaction of any sum due to the Lender from the Borrower under this Agreement, the General Assignment and/or any of the other Finance Documents;

(ii)	in the name of the Borrower and/or the Lender to do all such acts and execute all such documents as may be necessary or expedient to effect such application; and

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(iii)	to combine and/or consolidate all or any accounts in the name of the Borrower with the Lender; and

for that purpose:

a)	to break, or alter the maturity of, all or any part of a deposit of the Borrower;

b)	to convert or translate all or any part of a deposit or other credit balance into Dollars; and

c)	to enter into any other transaction or make any entry with regard to the credit balance which the Lender considers appropriate.

(b)	Existing rights unaffected: The Lender shall not be obliged to exercise any right given by this Clause; and those rights shall be without prejudice and in addition to any right of set-off, combination of accounts, charge, lien or other right or remedy to which the Lender is entitled (whether under the general law or any document). For all or any of the above purposes authority is hereby given to the Lender to purchase with the moneys standing to the credit of any such account or accounts such other currencies as may be necessary to effect such application. The Lender shall notify the Borrower forthwith upon the exercise of any right of set-off giving full details in relation thereto.

12.	UNLAWFULNESS, INCREASED COSTS AND BAIL-IN

12.1	Unlawfulness

If any change in, or introduction of, any law, regulation or regulatory requirement or any request of any central bank, monetary, regulatory or other authority or any order of any court renders it unlawful or contrary to any such regulation, requirement, request or order for the Lender to advance the Commitment or the relevant part thereof (as the case may be) or to maintain or fund the Loan, notice shall be given promptly by the Lender to the Borrower whereupon the Commitment shall be reduced to zero and the Borrower shall be obliged to prepay the Loan either (i) forthwith or (ii) on a future specified date not being earlier than the latest date permitted by the relevant law or regulation, together with accrued interest thereon to the date of prepayment and all other sums payable by the Borrower under this Agreement.

12.2	Increased Cost

If the result of any change in, or in the interpretation, implementation or application of, or the introduction of, any law or any regulation (whether or not having the force of law, but, if not having the force of law, with which the Lender or, as the case may be, its holding company habitually complies), including (without limitation) those relating to Taxation, capital adequacy, liquidity, reserve assets, cash ratio deposits and special deposits or other banking or monetary controls or requirements which affect the manner in which the Lender allocates capital resources to its obligations hereunder (including, without limitation, those resulting from the implementation or application of or compliance with the Basel II Accord or the Basel III Accord or any Basel II Regulation or the Basel III Accord or any Basel III Regulation or any subsequent accord, approach or regulation thereto) (collectively, “Capital Adequacy Law”) or compliance by the Lender with any such Capital Adequacy Law, is to:

(a)	increase the cost to, or impose an additional cost on, the Lender or its holding company in making or keeping the Commitment available or maintaining or funding all or part of the Loan; and/or

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(b)	subject the Lender to Taxes or change the basis of Taxation of the Lender with respect to any payment under any of the Finance Documents (other than Taxes or Taxation on the overall net income, profits or gains of the Lender imposed in the jurisdiction in which its principal or lending office under this Agreement is located); and/or

(c)	reduce the amount payable or the effective return to the Lender under any of the Finance Documents; and/or

(d)	reduce the Lender’s or its holding company rate of return on its overall capital by reason of a change in the manner in which it is required to allocate capital resources to the Lender’s obligations under any of the Finance Document; and/or

(e)	require the Lender or its holding company to make a payment or forgo a return on or calculated by references to any amount received or receivable by it under any of the Finance Documents is required; and/or

(f)	require the Lender or its holding company to incur or sustain a loss (including a loss of future potential profits) by reason of being obliged to deduct all or part of the Commitment or the Loan from its capital for regulatory purposes, then and in each case (subject to Clause 12.5 (Exception)):

(i)	the Lender shall notify the Borrower in writing of such event promptly upon its becoming aware of the same; and

(ii)	the Borrower shall on demand pay to the Lender the amount which the Lender specifies (in a certificate and supporting documents setting forth and evidencing the basis of the computation of such amount but not including any matters which the Lender or its holding company regards as confidential) is required to compensate the Lender and/or (as the case may be) its holding company for such liability to Taxes, cost, reduction, payment, foregone return or loss whatsoever.

For the purposes of this Clause 12 “holding company” means the company or entity (if any) within the consolidated supervision of which the Lender is included.

12.3	Claim for increased cost

The Lender will promptly notify in writing the Borrower of any intention to claim indemnification pursuant to Clause 12.2 (Increased Cost) and such notification will be a conclusive and full evidence binding on the Borrower as to the amount of any increased cost or reduction and the method of calculating the same and the Borrower shall be allowed to rebut such evidence by any means of evidence save for witness. A claim under Clause 12.2 (Increased Cost) may be made at any time and must be discharged by the Borrower within (10) days of demand. It shall not be a defence to a claim by the Lender under this Clause 12.3 that any increased cost or reduction could have been avoided by the Lender. Any amount due from the Borrower under Clause 12.2 (Increased Cost) shall be due as a separate debt and shall not be affected by judgement being obtained for any other sums due under or in respect of this Agreement.

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12.4	Option to prepay

If any additional amounts are required to be paid by the Borrower to the Lender by virtue of Clause 12.2 (Increased Cost), the Borrower shall be entitled, on giving the Lender not less than five (5) days prior notice in writing, to prepay (without premium or penalty) the Loan and accrued interest thereon, together with all other Outstanding Indebtedness, on the next Repayment Date. Any such notice, once given, shall be irrevocable.

12.5	Exception

Nothing in Clause 12.2 (Increased Cost) shall entitle the Lender to receive any amount in respect of compensation for any such liability to Taxes, increased or additional cost, reduction, payment, foregone return or loss to the extent that the same is subject of an additional payment under Clause 5.3 (Gross-up).

12.9	Contractual recognition of bail-in

Notwithstanding any other term of any Finance Document or any other agreement, arrangement or understanding between the Parties, each Party acknowledges and accepts that any liability of any Party to any other Party under or in connection with the Finance Documents may be subject to Bail-In Action by the relevant Resolution Authority and acknowledges and accepts to be bound by the effect of:

(a)	any Bail-In Action in relation to any such liability, including (without limitation):

(i)	a reduction, in full or in part, in the principal amount, or outstanding amount due (including any accrued but unpaid interest) in respect of any such liability;

(ii)	a conversion of all, or part of, any such liability into shares or other instruments of ownership that may be issued to, or conferred on, it; and

(iii)	a cancellation of any such liability; and

(b)	a variation of any term of any Finance Document to the extent necessary to give effect to any Bail-In Action in relation to any such liability.

13.	OPERATING ACCOUNT

13.1	General

The Borrower undertakes with the Lender that it will:

(a)	on or before the Drawdown Date open the Operating Account; and

(b)	procure that all moneys payable to the Borrower in respect of the Earnings of the Vessel shall, unless and until the Lender directs to the contrary pursuant to the General Assignment, be paid to the Operating Account, free from Security Interests and rights of set off other than those created by or under the Finance Documents and, shall be held there on trust for the Lender and shall be applied as provided in Clause 13.2 (Application of Earnings), provided always that any moneys received in a currency other than Dollars, may be converted in Dollars by the Lender at the Lender’s spot rate of exchange on the day of conversion.

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13.2	Application of Earnings

Subject to the terms and conditions of the Accounts Pledge Agreement no monies shall be withdrawn from the Operating Account save as hereinafter provided. Subject to no Event of Default having occurred and being continuing, all monies paid to the Operating Account (whether being Earnings or not) after discharging the costs (if any) incurred by the Lender, in collecting such monies, shall be applied as follows:

(a)	firstly: in payment of any arrears of interest and principal of the Loan due and payable hereunder and any and all other sums whatsoever which at each relevant time are due and payable to the Lender hereunder (such sums to be paid in such order as the Lender may in its sole discretion elect);

(b)	secondly: in payment of the Operating Expenses of the Vessel; and

(c)	thirdly: any credit balance shall be, subject to the provisions of this Agreement (including dividends restriction, as provided in Clause 8.2 (m) (No dividends or distribution)) and the Account Pledge Agreement, available to the Borrower to be used for any purpose not inconsistent with the Borrower’s other obligations under this Agreement.

13.3	Interest

Any amounts for the time being standing to the credit of the Operating Account shall bear interest at the rate from time to time offered by the Lender to its customers for Dollar deposits of similar amounts and for periods similar to those for which such amounts are likely to remain standing to the credit of the Operating Account. Such interest shall, provided that (a) the foregoing provisions of this Clause 13 shall have been complied with and (b) no Event of Default shall have occurred and is continuing, be released to the Borrower.

13.4	Drawings from Operating Account

After the occurrence of an Event of Default which is continuing the Lender shall not permit the Borrower to make any drawings from the Operating Account.

13.5	Sufficient monies

The Borrower hereby warrants that sufficient monies to meet the next Repayment Instalment plus interest thereon will be accumulated each and every month in the Operating Account.

13.6	Obligations unaffected

The provisions of this Clause 13 do not affect:

(a)	the liability and absolute obligation of the Borrower to repay the Loan and pay interest thereon on the due dates as provided in Clause 3 (Interest) and Clause 4 (Repayment-Prepayment) nor shall they constitute or be construed as constituting a manner of postponement thereof; or

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(b)	any other liability or obligation of the Borrower or any other Security Party under any Finance Document.

13.7	Relocation of Accounts

The Borrower, at its own costs and expenses, undertakes with the Lender to comply with or cause to be complied with any written requirement of the Lender from time to time as to the location or re-location of the Accounts (or any of them) and will from time to time enter into such documentation as the Lender may require in order to create or maintain a Security Interest in any of the Accounts.

13.8	Authorisation

The Lender shall be entitled (but not obliged) at any time, and to this respect the Lender is hereby authorised by the Borrower from time to time to debit the Operating Account, with notice to the Borrower, in order to discharge any amount due and payable to the Lender under the terms of this Agreement and the Security Documents or otherwise howsoever in connection with the Loan, including, without limitation, any payment of which the Lender has become entitled to demand under Clause 10 (Indemnities - Expenses – Fees). The Lender shall notify the Borrower following any such discharge of any amount due and payable to the Lender giving the necessary details in relation thereto.

13.9	Set-off

Upon the occurrence of an Event of Default that is continuing or at any time thereafter (whether or not notice of default has been given to the Borrower) when an Event of Default continues the Lender shall be entitled, but not bound, to set off and apply all sums standing to the credit of the Operating Account and accrued interest (if any) without notice to the Borrower in the manner specified in Clause 11.3 (Application of funds) (and express and irrevocable authority is hereby given by the Borrower to the Lender so to debit the Operating Account accordingly by the same and the Borrower shall be released to the extent of such set off and application).

13.10	No Security Interests

The Borrower hereby covenants with the Lender that the Operating Account and any moneys therein shall not be charged, assigned, transferred or pledged nor shall there be granted by the Borrower or suffered to arise any third party rights over or against the whole or any part of the Operating Account other than in favour of the Lender as promised herein and in the General Assignment.

13.11	Operation of Accounts

Each of the Accounts shall be operated by the Borrower or the relevant Cash Collateral Account Holder (as the case may be) to the degree permitted by this Agreement and the General Assignment and the Accounts Pledge Agreement or the Cash Collateral Account Pledge Agreement (as the case may be) in accordance with the Lender’s usual terms and conditions (full knowledge of which the Borrower hereby acknowledges) and subject to the Lender’s usual charges levied on such accounts and/or transactions conducted on such accounts (as from time to time notified by the Lender to the Borrower).

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13.12	Application after occurrence of Event of Default

After the occurrence of an Event of Default the Lender shall be entitled, but not bound, to set off and apply all sums standing to the credit of the Operating Account and accrued interest (if any) in accordance with the provisions of Clause 11.3 (Application of funds).

13.13	Release

Upon payment in full of all principal, interest and all other amounts due to the Lender under the terms of this Agreement and the other Finance Documents, any balance then standing to the credit of the Accounts (or any of them) shall be released and paid to the Borrower or to whomsoever else may be entitled to receive such balance.

14.	ASSIGNMENT, TRANSFER, PARTICIPATION, LENDING OFFICE

14.1	Binding Effect

This Agreement shall be binding upon and inure to the benefit of the Lender and the Borrower and their respective successors and permitted assigns.

14.2	No Assignment by the Borrower and other Security Parties

Neither the Borrower nor any other Security Parties may assign or transfer any of its rights and/or obligations under this Agreement or any of the other Finance Documents or any documents executed pursuant to this Agreement and/or the other Finance Documents.

14.3	Assignment by the Lender

The Lender may at any time, (without the consent of, or consultation with, the Borrower and the other Security Parties but with 30-days prior notice to the Borrower) cause all or any part of its rights, benefits and/or obligations under this Agreement and the other Finance Documents to be assigned or transferred to:

(a)	another branch, Subsidiary or Affiliate of, or company controlled by, the Lender;

(b)	another first class international bank or financial institution, insurer, social security fund, pension fund, capital investment company, financial intermediary or special purpose vehicle associated to any of them or any other person; and

(c)	a trust corporation, fund or other person which regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities or other financial assets of which are managed or serviced by the Lender

(in each case an “Assignee” or a “Transferee”),

provided that the Assignee or Transferee, shall deliver to the Lender such undertaking as the Lender may approve, whereby it becomes bound by the terms of this Agreement and agrees to perform all or, as the case may be, part of the Lender’s obligations under this Agreement; and

provided further that the liabilities of the Borrower under this Agreement and any other Finance Document shall not be increased as a result of any such assignment or transfer and that in the event that the Borrower’ liabilities (actual or contingent) are increased, the Borrower shall not be liable for any such excess.

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14.4	Participation

The Lender may at any time sub-participate all or any part of its rights, benefits and/or obligations under this Agreement and the other Finance Documents without the consent of, or consultation with or notice to the Borrower and the other Security Parties.

14.5	Cost

Any cost of such assignment or transfer or granting sub-participation shall be for the account of the Lender and/or the Assignee, Transferee or sub-participant unless any such assignment, transfer or sub-participation is undertaken at the request of the Borrower in which case any cost arising therefrom shall be for the account of the Borrower.

14.6	Documenting assignments and transfers

If the Lender assigns, transfers or in any other manner grants participation in respect of all or any part of its rights or benefits or transfers all or any of its obligations as provided in this Clause 14.6 the Borrower undertakes, immediately on being requested to do so by the Lender, to enter at the expense of the Lender into and procure that each Security Party enters into such documents as may be necessary to transfer to the Assignee, Transferee or participant all or the relevant part of the interest of the Lender in the Finance Documents and all relevant references in this Agreement to the Lender shall thereafter be construed as a reference to the Lender and/or Assignee, Transferee or participant of the Lender to the extent of their respective interests and, in the case of a transfer of all or part of the obligations of the Lender, the Borrower shall thereafter look only to the Assignee, Transferee or participant in respect of that proportion of the obligations of the Lender under this Agreement assumed by such Assignee, Transferee or participant. Subject to the provisions of Clause 14.3 (Assignment by the Lender), the Borrower hereby expressly consents to any subsequent transfer of the rights and obligations of the Lender and undertakes that it shall join in and execute such supplemental or substitute agreements as may be necessary to enable the Lender to assign and/or transfer and/or grant participation in respect of its rights and obligations to another branch or to one or more banks or financial institutions in a syndicate or otherwise. The cost of any such assignment shall be borne by the Lender and/or the relevant Assignee or Transferee.

14.7	Disclosure of information

The Lender may without the consent of, or consultation with or notice to the Borrower and the other Security Parties, disclose to a prospective assignee, substitute or transferee in relation to this Agreement such information about the Borrower as the Lender shall consider appropriate if the Lender first procures that the relevant prospective assignee, substitute or transferee (such person together with any prospective assignee, substitute or transferee being hereinafter described as the “Prospective Assignee”) shall undertake in to the Lender to keep secret and confidential and, without the consent of the Borrower, not disclose to any third party any of the information, reports or documents supplied by the Lender provided, however, that the Prospective Assignee shall be entitled to disclose such information, reports or documents in the following situations:

(a)	in relation to any proceedings arising out of this Agreement or the other Finance Documents to the extent considered necessary by the Prospective Assignee to protect its interest; or

(b)	pursuant to a court order relating to discovery or otherwise; or

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(c)	pursuant to any law or regulation or to any fiscal, monetary, tax, governmental or other competent authority; or

(d)	to its auditors, legal or other professional advisers.

In addition the Prospective Assignee shall be entitled to disclose or use any such information, reports or documents if the information contained therein shall have emanated in conditions free from confidentiality, bona fide from some person other than the Lender or the Borrower.

14.8	Changes in constitution or reorganisation of the Lender

For the avoidance of doubt and without prejudice to the provisions of Clause 14.1 (Binding Effect), this Agreement shall remain binding on the Borrower and the other Security Parties notwithstanding any change in the constitution of the Lender or its absorption in, or amalgamation with, or the acquisition of all or part of its undertaking or assets by, any other person, or any reconstruction or reorganisation of any kind, to the intent that this Agreement shall remain valid and effective in all respects in favour of any Assignee, Transferee or other successor in title of the Lender in the same manner as if such Assignee, Transferee or other successor in title had been named in this Agreement as a party instead of, or in addition to, the Lender.

14.9	Securitisation

The Lender may include all or any part of the Loan in a securitisation (or similar transaction) without the consent of, or consultation with, but with notice to the Borrower. The Borrower will assist the Lender as necessary to achieve a successful securitisation (or similar transaction) provided that the Borrower shall not be required to bear any third party costs related to any such securitisation (or similar transaction) and that such securitisation (or similar transaction) shall not result in an increase of the obligations of the Borrower and/or any other Security Parties under this Agreement and the other Security Documents and need only provide any such information which any third parties may reasonably require.

14.10	Lending Office

The Lender shall lend through its office at the address specified in the preamble of this Agreement or through any other office of the Lender selected from time to time by it through which the Lender wishes to lend for the purposes of this Agreement. If the office through which the Lender is lending is changed pursuant to this Clause 14.10, the Lender shall notify the Borrower promptly of such change and upon notification of any such transfer, the word “Lender” in this Agreement and in the other Finance Documents shall mean the Lender, acting through such branch or branches and the terms and provisions of this Agreement and of the other Finance Documents shall be construed accordingly.

15.	MISCELLANEOUS

15.1	Time of essence

Time shall be of the essence of this Agreement.

15.2	Cumulative Remedies

The rights and remedies of the Lender contained in this Agreement and the other Finance Documents are cumulative and not neither exclusive of each other nor of any other rights or remedies conferred by law.

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15.3	No implied waivers

No failure, delay or omission by the Lender to exercise any right, remedy or power vested in the Lender under this Agreement and/or the other Finance Documents or by law shall impair such right or power, or be construed as a waiver of, or as an acquiescence in any default by the Borrower, nor shall any single or partial exercise by the Lender of any power, right or remedy preclude any other or further exercise thereof or the exercise of any other power, right or remedy. In the event of the Lender on any occasion agreeing to waive any such right, remedy or power, or consenting to any departure from the strict application of the provisions of this Agreement or of any other Finance Document, such waiver shall not in any way prejudice or affect the powers conferred upon the Lender under this Agreement and the other Finance Documents or the right of the Lender thereafter to act strictly in accordance with the terms of this Agreement and the other Finance Documents. No modification or waiver by the Lender of any provision of this Agreement or of any of the other Finance Documents nor any consent by the Lender to any departure therefrom by any Security Party shall be effective unless the same shall be in writing and then shall only be effective in the specific case and for the specific purpose for which given. No notice to or demand on any such party in any such case shall entitle such party to any other or further notice or demand in similar or other circumstances.

15.4	Integration of Terms

This Agreement contains the entire agreement of the parties and its provisions supersede the provisions of the Commitment Letter (save for the provisions thereof which relate to fees) any and all other prior correspondence and oral negotiation by the parties in respect of the matters regulated by this Agreement.

15.5	No modification, waiver etc. unless in writing

No modification or waiver by the Lender of any provision of this Agreement or of any of the other Finance Documents nor any consent by the Lender to any departure therefrom by any Security Party shall be effective unless the same shall be in writing and then shall only be effective in the specific case and for the specific purpose for which given. No notice to or demand on any such party in any such case shall entitle such party to any other or further notice or demand in similar or other circumstances.

15.6	Invalidity of Terms

In the event of any provision contained in one or more of this Agreement, the other Finance Documents and any other documents executed pursuant hereto or thereto being invalid, illegal or unenforceable in any respect under any applicable law in any jurisdiction whatsoever, such provision shall be ineffective as to that jurisdiction only without affecting the remaining provisions hereof or thereof. If, however, this event becomes known to the Lender prior to the drawdown of the Commitment or of any part thereof the Lender shall be entitled to refuse drawdown until this discrepancy is remedied. In case that the invalidity of a part results in the invalidity of the whole Agreement, it is hereby agreed that there will exist a separate obligation of the Borrower for the prompt payment to the Lender of all the Outstanding Indebtedness. Where, however, the provisions of any such applicable law may be waived, they are hereby waived by the parties hereto to the full extent permitted by the law to the intent that this Agreement, the other Finance Documents and any other documents executed pursuant hereto or thereto shall be deemed to be valid binding and enforceable in accordance with their respective terms.

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15.7	Language and genuineness of documents

(a)	Language: All certificates, instruments and other documents to be delivered under or supplied in connection with this Agreement or any of the other Finance Documents shall be in the Greek or the English language (or such other language as the Lender shall agree) or shall be accompanied by a certified Greek translation upon which the Lender shall be entitled to rely.

(b)	Certification of documents: Any copies of documents delivered to the Lender shall be duly certified as true, complete and accurate copies by appropriate authorities or legal counsel practicing in Greece or otherwise as will be acceptable to the Lender at the sole discretion of the Lender.

(c)	Certification of signature: Signatures on Board or shareholder resolutions, Secretary’s certificates and any other documents are, at the discretion of the Lender, to be verified for their genuineness by appropriate Consul or other competent authority.

15.8	Recourse to other security

The Lender shall not be obliged to make any claim or demand or to resort to any Finance Document or other means of payment now or hereafter held by or available to it for enforcing this Agreement or any of the Finance Documents against the Security Parties (or any of them) or any other person liable and no action taken or omitted by the Lender in connection with any such Finance Document or other means of payment will discharge, reduce, prejudice or affect the liability of any Security Party under this Agreement and the other Finance Documents to which it is, or is to be, a party.

15.9	Further assurances

The Borrower undertakes that the Finance Documents shall both at the date of execution and delivery thereof and so long as any moneys are owing under any of the Finance Documents be valid and binding obligations of the respective parties thereto and enforceable in accordance with their respective terms and that it will, at its expense, execute, sign, perfect and do and (if required) register, and will procure the execution, signing, perfecting, doing and (if required) registering by each of the other Security Parties of, any and every such further assurance, document, act or thing as in the reasonable opinion of the Lender may be necessary or desirable for perfecting the security contemplated or constituted by the Finance Documents.

15.10	Confidentiality

(a)	Each of the parties hereto agrees and undertakes to keep confidential any documentation and any confidential information concerning the business, affairs, directors or employees of the other which comes into its possession in connection with this Agreement and not to use any such documentation, information for any purpose other than for which it was provided.

Notwithstanding the foregoing, compliance of the Borrower and/or of the Corporate Guarantor with their reporting and filing requirements, relating to the transactions and matters contemplated by this Agreement and the other Finance Documents, to governmental or regulatory agencies and authorities, including, but not limited to, the Securities and Exchange Commission of the United States of America, shall not constitute a breach of confidentiality.

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(b)	The Borrower acknowledges and accepts that the Lender may be required by law, regulation or regulatory requirement or any request of any central bank or any court order, to disclose information and deliver documentation relating to the Borrower and the transactions and matters in relation to this Agreement and/or the other Finance Documents to governmental or regulatory agencies and authorities.

(c)	The Borrower acknowledges and accepts that in case of occurrence of any of the Events of Default the Lender may disclose information and deliver documentation relating to the Borrower and the transactions and matters in relation to this Agreement and/or the other Finance Documents to third parties to the extent that this is necessary for the enforcement or the contemplation of enforcement of the Lender’s rights or for any other purpose for which in the opinion of the Lender, such disclosure would be useful or appropriate for the interests of the Lender or otherwise and the Borrower expressly authorises any such disclosure and delivery.

(d)	The Borrower acknowledges and accepts that the Lender may be prohibited from disclosing information to the Borrower by reason of law or duties of confidentiality owed or to be owed to other persons.

15.11	Process of personal data

(a)	Process of personal data: The Borrower hereby confirms that it has been informed that its personal data and/or the personal data of its director(s), officer(s) and legal representative(s) (together the “personal data”) contained in this Agreement or the personal data that have been or will be lawfully received by the Lender in relation to this Agreement and the Security Documents will be included at the personal data database maintained by the Lender as processing agent (Υπεύθυνη Επεξεργασίας) and will be processed by the Lender for the purpose of properly serving, supporting and monitoring their current business relationship.

(b)	Process of personal data to Teiresias: The Borrower hereby expressly gives its consent to the communication for process in the meaning of law 2472/97 by the Lender of its personal data contained in this Agreement, the Security Documents, in the Operating Account for onwards communication thereof to an inter-banking database record called “Teiresias” kept and solely used by banks and financial institutions. The Borrower is entitled at any relevant time throughout the Security Period to revoke its consent given hereunder by written notice addressed to the Lender and the Registrar of “Teiresias A.E.” at 2, Alamanas street, 15125 Maroussi, Athens, Greece.

(c)	Duration of the process: The personal data process shall survive the termination of this Agreement for such period as it is required by the applicable law.

15.12	Process Agent for Greek Proceedings

Mrs. Alexandra Tatagia, an Attorney-at-Law, presently of 61-65 Filonos Street, Piraeus, Greece (hereinafter called the “Process Agent for Greek Proceedings”) is hereby appointed by the Borrower as agent to accept service, upon whom any judicial process in respect of proceedings in Greece may be served and any process notice, judicial or extra-judicial request, demand for payment, payment order, foreclosure proceedings, notarial announcement of claim, notice, request, demand or other communication under this Agreement or any of the Finance Documents. In the event that the Process Agent for Greek Proceedings (or any substitute process agent notified to the Lender in accordance with the foregoing) cannot be found at the address specified above (or, as the case may be, notified to the Lender), which will be conclusively proved by a deed of a process server to the effect that the Process Agent for Greek Proceedings was not found at such address, any process notice, judicial or extra-judicial request, demand for payment, payment order, foreclosure proceedings, notarial announcement of claim or other communication to be sent to any Security Party may be validly served/notified in accordance with the relevant provisions of the Hellenic Code on Civil Procedure.

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16.	NOTICES AND COMMUNICATIONS

16.1	Notices

Every notice under or in connection with this Agreement or any other Finance Document shall be given by letter, electronic mail or fax; and references in the Finance Documents to written notices, notices in writing and notices signed by particular persons shall be construed accordingly.

(a)	every such notice in the case of a letter shall be in writing delivered personally or be first-class prepaid letter, or shall be served through a process server or subject to Clause 10.9 (Communications Indemnity) by fax or electronic mail;

(b)	be deemed to have been received, subject as otherwise provided in this Agreement or the relevant Finance Document, in the case of a letter, when delivered personally or five (5) days after it has been put in to the post and, in the case of a facsimile transmission or electronic mail or other means of telecommunication in permanent written form, at the time of despatch (provided that if the date of despatch is not a business day in the country of the addressee or if the time of despatch is after the close of business in the country of the addressee it shall be deemed to have been received at the opening of business on the next such business day); and

(c)	be sent by letter, electronic mail or fax:

(i)	if to be sent to any Security Party, to:

c/o PYXIS MARITIME CORP. ,

59 K. Karamanli Street,

Maroussi 15125, Greece

Fax: +30 210 6545467

Attention: Mr. Konstantinos Lytras

E-mail: ‘klytras@pyxistankers.com’ and ‘fin@pyxis.gr’ and

“hwilliams@pyxistankers.com

and

(ii)	in the case of the Lender at:

ALPHA BANK S.A.,

93 Akti Miaouli, Piraeus, Greece,

Fax No. +30 210 42 90 268

Attention: The Manager

E-mail: shippingdivision@alpha.gr

or to such other person, address or fax number or electronic mail address as is notified by the relevant Security Party or the Lender (as the case may be) to the other parties to this Agreement and, in the case of any such change of address or fax number or electronic mail address notified to the Lender, the same shall not become effective until notice of such change is actually received by the Lender and a copy of the notice of such change is signed by the Lender.

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16.2	Illegible notices

Clause 16.1 (Notices) does not apply if the recipient of a notice notifies the sender within one hour after the time at which the notice would otherwise be deemed to be served that the notice has been received in a form which is illegible in a material respect.

16.3	Valid notices

A notice under or in connection with a Finance Document shall not be invalid by reason that its contents or the manner of serving it do not comply with the requirements of this Agreement or, where appropriate, any other Finance Document under which it is served if:

(a)	the failure to serve it in accordance with the requirements of this Agreement or other Finance Document, as the case may be, has not caused any party to suffer any significant loss or prejudice; or

(b)	in the case of incorrect and/or incomplete contents, it should have been reasonably clear to the party on which the notice was served what the correct or missing particulars should have been.

16.4	Meaning of “notice”

In this Clause 16, “notice” includes any demand, consent, authorisation, approval, instruction, waiver or other communication.

17.	LAW AND JURISDICTION

17.1	Governing Law

This Agreement and any non-contractual obligations connected with it shall be governed by and construed in accordance with English Law.

17.2	Jurisdiction

(a)	The courts of England have exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement or any non-contractual obligations connected with it (including a dispute regarding the existence, validity or termination of this Agreement and including claims arising out of tort or delict) (a “Dispute”). The Borrower irrevocably and unconditionally submits to the jurisdiction of such courts.

(b)	The Parties agree that the courts of England are the most appropriate and convenient courts to settle Disputes and accordingly no Party will argue to the contrary and waives any objections to the inconvenience of England as a forum.

(c)	This Clause 17.2 is for the benefit of the Lender only. As a result, the Lender shall not be prevented from taking proceedings relating to a Dispute in any other courts with jurisdiction. To the extent allowed by law, the Lender may take concurrent proceedings in any number of jurisdictions.

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17.3	Process Agent for English Proceedings

Without prejudice to any other mode of service allowed under any relevant law the Borrower irrevocably designates, appoints Messrs. Atlas Maritime Services Limited, at its registered office for the time being at Enterprise House, 113-115 George Lane, E18 1AB, London, England (hereinafter called the “Process Agent for English Proceedings”), to receive for it and on its behalf, service of process issued out of the English courts in relation to any proceedings before the English courts in connection with any Finance Document, provided, however, that:

(a)	the Borrower hereby agrees and undertakes to maintain a Process Agent for English Proceedings throughout the Security Period and hereby agrees that in the event that if any Process Agent for English Proceedings is unable for any reason to act as agent for service of process, the Borrower must immediately (and in any event within fifteen (15) days of such event taking place) appoint another agent on terms acceptable to the Lender. Failing this, the Lender may appoint for this purpose a substitute Process Agent for English Proceedings and the Lender is hereby irrevocably authorised to effect such appointment on Borrower’s behalf. The appointment of such Process Agent for English Proceedings shall be valid and binding from the date notice of such appointment is given by the Lender to the Borrower in accordance with Clause 16.1 (Notices); and

(b)	the Borrower hereby agrees that failure by a Process Agent for English Proceedings to notify the Borrower of the process will not invalidate the proceedings concerned.

17.4	Proceedings in any other country

If it is decided by the Lender that any such proceedings should be commenced in any other country, then any objections as to the jurisdiction or any claim as to the inconvenience of the forum is hereby waived by the Borrower and it is agreed and undertaken by the Borrower to instruct lawyers in that country to accept service of legal process and not to contest the validity of such proceedings as far as the jurisdiction of the court or courts involved is concerned and the Borrower agrees that any judgment or order obtained in an English court shall be conclusive and binding on the Borrower and shall be enforceable without review in the courts of any other jurisdiction.

17.5	Third Party Rights

A person who is not a party to this Agreement has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce or to enjoy the benefit of any term of this Agreement.

17.6	Meaning of “proceedings”

In this Clause 17 “proceedings” means proceedings of any kind, including an application for a provisional or protective measure.

[Intentionally left blank]

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EXECUTION PAGE

IN WITNESS WHEREOF the parties hereto have caused this Agreement to be duly executed on the date stated at the beginning of this Agreement.

SIGNED by	)
Mr. Ioannis Chalkias	)
for and on behalf of	)
SEVENTHONE CORP.,	)
of the Marshall Islands,	)	Attorney-in-fact
in the presence of:	)

Witness:
Name:	Eleni Fanouria Zempilla
Address:	13 Defteras Merarchias
Piraeus, Greece
Occupation: Attorney-at-Law

SIGNED by	)
Mr. Konstantinos Flokos and	)
Mrs. Evangelia Makri	)	Attorney-in-fact
for and on behalf of	)
ALPHA BANK S.A.,	)
in the presence of:	)	Attorney-in-fact

Witness:
Name:	Eleni Fanouria Zempilla
Address:	13 Defteras Merarchias
Piraeus, Greece
Occupation: Attorney-at-Law

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SCHEDULE 1

FORM OF DRAWDOWN NOTICE

(referred to in Clause 2.2)

To:	ALPHA BANK S.A.
93 Akti Miaouli,
Piraeus, Greece
(the “Lender”)

[●] December, 2025

Re: US$14,750,000 Loan Agreement dated [●] December, 2025 made between (A) SEVENTHONE CORP.(the “Borrower”) and (B) the Lender (the “Loan Agreement”).

1.	We refer to the Loan Agreement and hereby give you notice that we wish to draw the Commitment as follows:

(a)	Loan: the full amount of the Commitment in the amount of Dollars Fourteen million seven hundred fifty thousand ($14,750,000);

(b)	Drawdown Date: [●] December, 2025;

(c)	Duration of first Interest Period: duration of the first Interest Period in respect of the Loan shall be [●] months; and

(d)	Payment instructions: [The funds to be credited into the Operating Account for application for the purposes set out in Clause 1.1 (Amount and purpose) of the Loan Agreement].

2.	We confirm, represent and warrant that:

(a)	no event or circumstance has occurred and is continuing which constitutes a Default;

(b)	the representations and warranties contained in Clause 6 (Representations and warranties) of the Loan Agreement and the representations and warranties contained in each of the other Finance Documents would remain true and not misleading if repeated on the date of this Drawdown Notice with reference to the circumstances now existing;

(c)	the borrowing to be effected by the drawing down of the Commitment will be within our corporate powers, has been validly authorised by appropriate corporate action and will not cause any limit on our borrowings (whether imposed by statute, regulation, agreement or otherwise) to be exceeded; and

(d)	to the best of our knowledge and belief there has been no Material Adverse Change in our financial position or in the consolidated financial position of ourselves and the other Security Parties from that described by us to the Lender in the negotiation of the Loan Agreement.

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3.	This Drawdown Notice cannot be revoked without the prior consent of the Lender.

Words and expressions defined in the Loan Agreement shall have the same meanings when used herein.

SIGNED by	)
Mr. [….]	)
for and on behalf of	)
the Borrower	)
SEVENTHONE CORP.,	)
of the Marshall Islands,	)	Attorney-in-fact
in the presence of:	)

Witness:
Name:
Address:	13 Defteras Merarchias
Piraeus, Greece
Occupation: Attorney-at-Law

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Schedule 2

Form of Insurance Letter

To:	[P&I Club]
[●]
[●]

From:	SEVENTHONE CORP.
Trust Company Complex,
Ajeltake Road, Ajeltake Island,
Majuro, Marshall Islands MH 96960

[●] 20[●]

Dear Sirs

m.v. “PYXIS THETA” (the “Vessel”)

We are obtaining loan finance from ALPHA BANK S.A. (the “Lender”) secured (inter alia) by a first ship mortgage over the Vessel. The Vessel’s insurances will also be assigned to the Lender.

You are hereby authorised to send a copy of the Certificate of Entry for the Vessel to the Lender, c/o their lawyers, namely, Theo V. Sioufas & Co. Law Offices, of 13 Defteras Merarchias Street, 185 35 Piraeus, Greece. Further, you are also irrevocably authorised to provide the Lender from time to time with any other information whatsoever which they may require relating to the entry of the Vessel in the association.

This letter is governed by, and shall be construed in accordance with, English law.

For and on behalf of
SEVENTHONE CORP.

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